Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

by and among

AHP-ANLG IV, LLC,

ANLG INTERMEDIATE COMPANY, LLC,

LEIDOS, INC.,

and,

solely for purposes of Section 6.10(e), LEIDOS HOLDINGS, INC.

Dated as of April 14, 2026

i

(Continued)

4.6	Real Property	69
4.7	Title to and Sufficiency of Assets	70
4.8	Compliance with Laws; Permits	70
4.9	Legal Proceedings; Anti-Corruption	71
4.10	Financial Statements; Absence of Certain Developments	71
4.11	Intellectual Property; Cybersecurity and Data Privacy	73
4.12	Contracts	76
4.13	Government Contracts	79
4.14	Taxes	82
4.15	Environmental Compliance	84
4.16	Labor and Employment Matters	85
4.17	Benefit Plans	87
4.18	Insurance Coverage	89
4.19	Top Customers and Suppliers	89
4.20	Affiliate Arrangements	89
4.21	Finders or Brokers	90
4.22	Product Warranties	90
4.23	Warranties	90
4.24	Financing	91

ARTICLE 5 PRE-CLOSING COVENANTS		93

5.1	Approvals; Consents	93
5.2	Commercially Reasonable Efforts	95
5.3	Access to Premises and Information; Customers	97
5.4	Analogic Conduct of Business	98
5.5	SES/IA Conduct of Business	100
5.6	Restructuring	104
5.7	Local Transfer Documents	106
5.8	Intercompany Accounts; Elimination of Affiliate Arrangements	106
5.9	Insurance Coverage	107
5.10	Facility Clearances and Regulatory Authorizations, Notices and Consents	108
5.11	No Shop	108
5.12	Debt Financing	108
5.13	Financing Cooperation	110
5.14	Payoff Letter and Lien Releases	112
5.15	Credit and Support Obligations; Business Guarantees	113
5.16	JV Replacement Contracts	115
5.17	Transition Planning; Access to Management	116
5.18	Section 280G Matters	118
5.19	TSSA Schedules; Transitional Shared Space Agreements	118
5.20	Certain Additional Covenants	118
5.21	Monthly Informational Updates	119
5.22	Alternative Governing Document of JV HoldCo Entity	119
5.23	New SES/IA Subcontracts	119

ARTICLE 6 ADDITIONAL COVENANTS		120

6.1	Public Announcements	120

(Continued)

6.2	Indemnification of Directors and Officers	120
6.3	Tax Matters	122
6.4	Employees and Employee Benefits	124
6.5	Representation and Warranty Insurance	129
6.6	[Reserved]	129
6.7	Wrong Pockets	129
6.8	Use of Leidos Trademarks	130
6.9	Entity Name Changes	131
6.10	Restrictive Covenants	131

ARTICLE 7 CONDITIONS TO OBLIGATIONS TO CLOSE		135

7.1	Conditions to Obligation of Each Party to Close	135
7.2	Conditions to the AHP Entities’ Obligation to Close	136
7.3	Conditions to Leidos’ Obligation to Close	136

ARTICLE 8 TERMINATION		137

8.1	Termination	137
8.2	Obligations Upon Termination	138

ARTICLE 9 NO SURVIVAL; INDEMNIFICATION		139

9.1	No Survival	139
9.2	Leidos Indemnification Obligations	139
9.3	JV HoldCo Indemnification Obligations	139
9.4	Indemnification Procedures	139
9.5	Exclusive Remedy	141
9.6	Additional Indemnification Provisions	142
9.7	Limitation of Liability	142

ARTICLE 10 MISCELLANEOUS		142

10.1	Expenses	142
10.2	Amendments and Waivers	142
10.3	Notices	143
10.4	Disclosure Schedules	144
10.5	Successors and Assigns; Assignment	145
10.6	Third Party Beneficiaries	145
10.7	No Recourse	145
10.8	Entire Understanding	146
10.9	Applicable Law	146
10.10	Jurisdiction of Disputes	146
10.11	Waiver of Jury Trial	147
10.12	Specific Performance	147
10.13	Severability	148
10.14	Construction	148
10.15	Counterparts	148
10.16	Relationship of the Parties	148

(Continued)

10.17	AHP Legal Representation	149
10.18	Leidos Legal Representation	151
10.19	Releases	154
10.20	Debt Financing Provisions	155

EXHIBITS

Exhibit A	– Restructuring
Exhibit B	– Accounting Principles
Exhibit C	– Form of IP License Agreement
Exhibit D	– Form of Governance Agreement
Exhibit E	– Form of MSA
Exhibit F	– Form of TSSA

SCHEDULES

Schedule 1	– Restructured Leidos Entities
Schedule 2	– SES/IA Entities
Schedule 3	– SES/IA Intercompany Balances
Schedule 4	– Adjustment Amount Illustrative Calculation
Schedule 5	– New SES/IA Subcontracts as of Signing
Schedule 6	– Indebtedness

CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

This CONTRIBUTION AND EQUITY PURCHASE AGREEMENT (as amended, restated, or modified from time to time, this “Agreement”) is made as of April 14, 2026, by and among (i) AHP-ANLG IV, LLC, a Delaware limited liability company (the “Contributing AHP Entity”), (ii) ANLG Intermediate Company, LLC, a Delaware limited liability company (the “Selling AHP Entity” and, together with the Contributing AHP Entity, the “AHP Entities”), (iii) Leidos, Inc., a Delaware corporation (“Leidos”) and (iv) solely for purposes of Section 6.10(e), Leidos Holdings, Inc., a Delaware corporation (“Leidos Parent”). The AHP Entities and Leidos are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, (a) the Selling AHP Entity owns 100% of the issued and outstanding Equity Securities of ANLG Holding Company, Inc., a Delaware corporation (“Analogic Holding”), and (b) Analogic Holding owns 100% of the issued and outstanding Equity Securities of Analogic Corporation, a New Hampshire corporation (“Analogic Corporation”);

WHEREAS, as of the date hereof, Leidos owns and operates the SES/IA Business directly and indirectly through Leidos’ ownership and operations of the SES/IA Business Assets, the SES/IA Entities and the Restructured Leidos Entities;

WHEREAS, prior to the consummation of the Contemplated Transactions, Leidos will, or will cause its Affiliates to, consummate the transactions described on Exhibit A-1 (such transactions, collectively, the “Restructuring”) such that, after giving effect to the Restructuring, (a) Leidos Security Detection & Automation, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Leidos (“LSD&A” and the Equity Securities of LSD&A, the “LSD&A Securities”), will (i) own, directly or indirectly, all of the SES/IA Business Assets, including all of the issued and outstanding Equity Securities of each other Contributed SES/IA Entity, and (ii) retain or assume, directly or indirectly, all of the SES/IA Business Liabilities; and (b) Leidos and its Subsidiaries (other than the Contributed SES/IA Entities) will (i) own, directly or indirectly, all of the Excluded Assets and (ii) retain or assume, directly or indirectly, all of the Excluded Liabilities;

WHEREAS, prior to the consummation of the Contemplated Transactions, the Selling AHP Entity will, or will cause its Affiliates or members to, distribute certain of the interests in Analogic Holding to the Contributing AHP Entity or one or more Affiliates thereof, which then contribute such interests to the Contributing AHP Entity (such transactions, the “AHP Pre-Closing Reorganization”) such that, after giving effect to the AHP Pre-Closing Reorganization, (i) the Contributing AHP Entity will own certain of the issued and outstanding Equity Securities of Analogic Holding, and (ii) the Selling AHP Entity will own the remaining issued and outstanding Equity Securities of Analogic Holding (the Equity Securities referred to in the foregoing clauses (i) and (ii), together, the “Analogic Holding Securities”); and

WHEREAS, in accordance with the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall effect the Initial AHP Contribution, the Initial Leidos Contribution, the InterCo I Contribution, the InterCo II Contribution, the LendCo Contribution and the Analogic Holding Contribution, in each case, as set forth in Section 2.2, and the purchase of the remaining interests in Analogic Holding from the Selling AHP Entity in exchange for the AHP Cash Payment followed by the contribution of (x) the AHP Shares to JV HoldCo in exchange for JV HoldCo’s issuance of the AHP JV Units and (y) the Leidos Shares to JV HoldCo in exchange for JV HoldCo’s issuance of the Leidos JV Units.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Principles” means, collectively, (a) the accounting principles, policies and methods set forth on Exhibit B, (b) to the extent consistent with the foregoing clause (a), the accounting principles, policies and methods, with consistent classification and estimation methodology, actually applied (i) in the case of the Analogic Group Companies, in the Analogic Financial Statements, and (ii) in the case of the SES/IA Business, in the SES/IA Financial Statements, in each case to the extent that such principles, policies and methods (and the amounts resulting from their application) are in accordance with GAAP, and (c) to the extent consistent with the foregoing clauses (i) and (ii), GAAP.

“Acquisition Proposal” means any proposal or offer made by any Person (other than a Party to this Agreement) regarding (a) any merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the SES/IA Business or the Analogic Group Companies (excluding any transaction among a Party and its wholly-owned Subsidiaries), under which such Person would acquire, directly or indirectly, (i) in excess of five percent (5.0%) of the consolidated assets (including stock of a Subsidiary) of either the Analogic Group Companies or the SES/IA Business, as applicable, in each case, taken as a whole, or (ii) beneficial ownership of securities of either the Analogic Group Companies or the SES/IA Entities, as applicable, (b) any acquisition or sale of in excess of five percent (5.0%) of the consolidated assets (including stock of a Subsidiary) or businesses of either the Analogic Group Companies or the SES/IA Business, as applicable, in each case, taken as a whole, or (c) any acquisition or sale of, or tender or exchange offer for, the voting securities (or beneficial ownership thereof) of the Analogic Group Companies or the SES/IA Entities, as applicable; provided, that, no proposal or offer in respect of the direct or indirect acquisition of beneficial ownership of Equity Securities of Leidos Parent or fifty percent or more of the consolidated assets of Leidos Parent shall be deemed to constitute an Acquisition Proposal hereunder.

“Action” means any action, claim, complaint, litigation, suit, arbitration, audit, indictment, charge, investigation (including subpoenas and other requests for documents and information from any Governmental Authority) or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any court or other Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with or is controlled by, such specified Person, whether now or in the future. The term “control” (including the terms “controlling,” “under common control with” and “controlled by”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of the outstanding voting securities, by contract or otherwise. For the avoidance of doubt, with respect to the AHP Entities, JV TopCo, JV HoldCo, and their respective Subsidiaries, the term “Affiliate” shall not include any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund or investment vehicle sponsored or advised by Altaris, LLC.

“AHP Capitalization Representations” means the representations and warranties of the AHP Entities set forth in Section 4.5(a) (other than the last sentence thereof) and Section 4.5(b) (other than the last sentence thereof).

“AHP Cash Payment” means cash in an aggregate amount calculated in accordance with Schedule 1.1 of the AHP Disclosure Schedules.

“AHP Contribution” means the Initial AHP Contribution and the Subsequent AHP Contribution.

“AHP Data Room” means the online data room maintained by the AHP Entities or their Affiliates or Representatives through Datasite for purposes of the Contemplated Transactions.

“AHP Disclosure Schedules” means the disclosure schedules delivered by the AHP Entities to Leidos on the date hereof.

“AHP Fundamental Representations” means the representations and warranties of the AHP Entities set forth in Section 4.1(a), Section 4.1(b), Section 4.2, Section 4.3(a)(i) and Section 4.21.

“AI Technology” means any and all machine learning, deep learning, generative and other artificial intelligence technologies, including algorithms, software or machine-based systems that (a) parse data contextually to provide or analyze information, (b) imitate cognitive human intelligence, or (c) use neural networks, statistical learning algorithms or reinforcement learning.

“Analogic Assumed Plan” means, collectively, the Analogic Benefit Plans (a) that are maintained or sponsored by an Analogic Group Company, (b) that will be transferred to JV HoldCo or any of its Subsidiaries by operation of Law, or (c) to which JV HoldCo or any of its Subsidiaries will have any current or contingent Liability following the Closing.

“Analogic Benefit Plan” means any Benefit Plan that is (a) sponsored, contributed or maintained by any Analogic Group Company, or with respect to which any Analogic Group Company has any current or contingent Liability, or (b) that is sponsored, contributed or maintained by any AHP Entity or any of its Subsidiaries on behalf of, or for the benefit of, one or more current or former employees of, or other individual service providers to, (or the dependents or beneficiaries thereof) any of the Analogic Group Companies, or (c) to which any Analogic Group Company or any AHP Entity or any of their respective Subsidiaries has any current or contingent Liability.

“Analogic Retained Plan” means any Analogic Benefit Plan that is not an Analogic Assumed Plan.

“Analogic Business” means the business conducted by the Analogic Group Companies.

“Analogic Business Intellectual Property” means the Analogic Owned Intellectual Property and the Analogic Licensed Intellectual Property.

“Analogic Business IP Agreements” means all (a) licenses of Analogic Owned Intellectual Property by any Analogic Group Company to any Person, (b) licenses of Intellectual Property Rights by any Person to any Analogic Group Company for use in the operation of the Analogic Business, and (c) co-existence agreements or Contracts containing a covenant not to sue or covenant not to assert with respect to Intellectual Property Rights used in the operation of the Analogic Business.

“Analogic Business IT Assets” means all IT Assets used or held by the Analogic Group Companies in the operation of the Analogic Business, including pursuant to outsourced or cloud computing arrangements, excluding any IT Assets for which access or use will be provided under the TSSA.

“Analogic Contribution Value” means (a) the Closing Analogic Cash, plus (b) the amount by which the Closing Analogic Net Working Capital is greater than the Target Analogic Net Working Capital Upper Bound (if any), minus (c) the amount by which the Closing Analogic Net Working Capital is less than the Target Analogic Net Working Capital Lower Bound (if any), minus (d) the Closing Analogic Indebtedness, minus (e) solely for purposes of Section 2.4(a), the Unpaid Closing Analogic Transaction Expenses (if any).

“Analogic Credit Agreement” means that certain Credit Agreement, by and among Analogic Holding, Analogic, and the other credit parties thereto, the lenders party thereto and Truist Bank, as administrative agent (as amended by the First Amendment to Credit Agreement, dated as of October 25, 2024, and as amended, restated, amended and restated, supplemented, or otherwise modified from time to time).

“Analogic Group Companies” means, collectively, Analogic Holding and each of its Subsidiaries.

“Analogic Licensed Intellectual Property” means all Intellectual Property Rights that any of the Analogic Group Companies is licensed or otherwise permitted by other Persons to use pursuant to the Analogic Business IP Agreements.

“Analogic Material Customer” means, with respect to the Analogic Business, the top ten (10) customers based on revenue from each such customer in the twelve (12) calendar months ended December 31, 2025.

“Analogic Material Supplier” means, with respect to the Analogic Business, the top ten (10) suppliers or vendors based on expenditures from the Analogic Group Companies in the twelve (12) calendar months ended December 31, 2025.

“Analogic Transaction Payment” means the amounts listed on Schedule 4.17(g)(ii) of the AHP Disclosure Schedules.

“Analogic Post-Closing Transaction Payment” means the portion of the amounts payable in respect of the Analogic Transaction Payment to certain recipients in accordance with Schedule 4.17(g)(ii) of the AHP Disclosure Schedules.

“Analogic Other Country Employee” means any individual designated as an “Other Country Employee” on the list identified on Schedule 4.16(a) of the AHP Disclosure Schedules.

“Analogic Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by any of the Analogic Group Companies.

“Analogic Proprietary Software” means Software that constitutes Analogic Owned Intellectual Property.

“Analogic Source Code” has the meaning set forth in Section 4.11(g).

“Analogic U.S. Employee” means any individual designated as a “U.S. Employee” on the list identified on Schedule 4.16(a) of the AHP Disclosure Schedules.

“Ancillary Agreements” means, collectively, the Governance Agreement, the Initial Equity Assignments, the Subsequent Equity Assignments, the TSSA, the IP License Agreement and the MSA.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977; the U.K. Bribery Act 2010; or any other applicable Laws of any foreign or domestic jurisdiction relating to bribery or corruption.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other U.S. or non-U.S. Law designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and Section 857 of the National Defense Authorization Act for Fiscal Year 2024.

“Assumed Liabilities” means (a) all Liabilities and obligations to the extent arising out of, relating to or resulting from (i) the ownership of the Analogic Holding Securities or the LSD&A Securities, or (ii) the ownership or operation of the SES/IA Business, the Analogic Business, the SES/IA Business Assets (including, for the avoidance of doubt, the Other Contributed Assets) or the SES/IA Business Liabilities (including, for the avoidance of doubt, the Other Contributed Liabilities), in each case, whether arising prior to, on or after the Closing Date, including Losses attributable to periods on or after the Closing Date arising out of, relating to or resulting from any SES/IA Business Guarantee, but excluding, in all cases, the Excluded Liabilities (including any Non-SES/IA Business Liabilities), and (b) all Liabilities assumed by, retained by or agreed to be performed by JV HoldCo or any Contributed SES/IA Entity or Analogic Group Company pursuant to the terms of this Agreement or any of the Ancillary Agreements.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other compensation or benefit arrangement or obligation, including any compensation, employment, consulting, severance, termination, redundancy, salary continuation, bonus or other cash-based incentive, equity or equity-based incentive, leave, vacation, paid time-off, health, welfare, retirement, pension, deferred compensation, fringe benefit, or other similar plan program, policy, practice, agreement or arrangement; provided, however, that, any governmental plan or program to which a Person is required by Law to contribute or requiring the mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund (or Taxing Authority) with respect to the wages of an employee shall not be considered a Benefit Plan.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by Law or other action of a Governmental Authority to close.

“Cash” means, with respect to any Person, the aggregate cash and cash equivalents of any such Person, determined in accordance with the Accounting Principles.

“Closing Analogic Cash” means, as of the Measurement Time, the aggregate amount of all Cash of the Analogic Group Companies on a consolidated basis, excluding any and all Restricted Cash of the Analogic Group Companies. For the avoidance of doubt, the calculation of Closing Analogic Cash shall exclude all items taken into account in the calculation of Closing Analogic Net Working Capital.

“Closing Analogic Indebtedness” means the aggregate amount of Indebtedness of the Analogic Group Companies on a consolidated basis outstanding as of immediately prior to the Closing. For the avoidance of doubt, the calculation of Closing Analogic Indebtedness shall exclude (a) all items taken into account in the calculation of Closing Analogic Net Working Capital or Closing Analogic Transaction Expenses and (b) to the extent actually repaid on the Closing Date, the Payoff Indebtedness.

“Closing Analogic Net Working Capital” means, as of the Measurement Time, (a) the sum of all current assets of the Analogic Group Companies on a consolidated basis, minus (b) the sum of all current liabilities of the Analogic Group Companies on a consolidated basis, in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, the calculation of Closing Analogic Net Working Capital shall exclude all items taken into account in the calculation of Closing Analogic Cash, Closing Analogic Transaction Expenses and Closing Analogic Indebtedness.

“Closing Analogic Transaction Expenses” means the aggregate amount of all Transaction Expenses of the Analogic Group Companies on a consolidated basis as of immediately prior to the Closing, including (a) the amounts payable in respect of the Analogic Transaction Payment and (b) all accrued and unpaid amounts (whether or not invoiced) owed by any Analogic Group Company to Altaris, LLC or any of its Affiliates under the management services agreement between any Analogic Group Company and Altaris, LLC or any of its Affiliates, as in effect immediately prior to the Closing (including any transaction fee payable in connection with the Contemplated Transactions, management fees, expense reimbursements and other amounts payable thereunder, but excluding, for the avoidance of doubt, any amounts to be paid by JV HoldCo or its subsidiaries pursuant to Section 10.1 hereof, which shall not constitute Closing Analogic Transaction Expenses and instead shall be borne by JV HoldCo).

“Closing SES/IA Cash” means, as of the Measurement Time, the aggregate amount of all Cash of the Contributed SES/IA Entities on a consolidated basis, excluding any and all Restricted Cash of the Contributed SES/IA Entities. For the avoidance of doubt, the calculation of Closing SES/IA Cash shall exclude all items taken into account in the calculation of Closing SES/IA Net Working Capital.

“Closing SES/IA Indebtedness” means the aggregate amount of Indebtedness of the Contributed SES/IA Entities on a consolidated basis outstanding immediately prior to the Closing. For the avoidance of doubt, the calculation of Closing SES/IA Indebtedness shall exclude all items taken into account in the calculation of Closing SES/IA Net Working Capital or Closing SES/IA Transaction Expenses.

“Closing SES/IA Net Working Capital” means, as of the Measurement Time, (a) the sum of all current assets of the Contributed SES/IA Entities on a consolidated basis, minus (b) the sum of all current liabilities of the Contributed SES/IA Entities on a consolidated basis, in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, the calculation of Closing SES/IA Net Working Capital shall exclude all items taken into account in the calculation of Closing SES/IA Cash, Closing SES/IA Transaction Expenses and Closing SES/IA Indebtedness.

“Closing SES/IA Transaction Expenses” means the aggregate amount of all Transaction Expenses of the Contributed SES/IA Entities on a consolidated basis as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986.

“Compliant” means, with respect to any Required Financial Information, that the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading in light of the circumstances in which made.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 28, 2025, by and between Leidos and Altaris, LLC, as amended by that certain First Amendment to Confidentiality Agreement, dated April 1, 2026.

“Contemplated Transactions” means the Contributions, the Subsequent Contributions, the Equity Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Continuing Obligations” means expense and other reimbursement obligations, indemnity obligations and other obligations, in each case, which by the express terms of the Analogic Credit Agreement or other documents executed in connection therewith shall survive the repayment of the indebtedness incurred thereunder and the termination thereof.

“Contract” means any contract, note, bond, mortgage, indenture or other agreement, including any amendments or supplements thereto that, in each case, is legally binding.

“Contributed Restructured Leidos Entities” means the Restructured Leidos Entities set forth on Part A of Schedule 1.

“Contributed SES/IA Entities” means, collectively, the SES/IA Entities, the Contributed Restructured Leidos Entities and the New SES/IA Entities.

“Copyrights” means all registered and unregistered works of authorship protectable under copyright Law, copyright registrations, renewals thereof, and applications to register the same.

“Corporate Functions” means (a) general corporate functions provided by Leidos or its Affiliates either directly or indirectly that constitute an Excluded Service (as defined in the TSSA) pursuant to clauses (x) or (z) of the definition thereof, and (b) any finance, accounting, tax, human resources, insurance and risk management, treasury, environmental health and safety, legal, information technology, and supply chain management corporate shared services provided by Leidos and its Affiliates or other corporate centralized functional organizations within or controlled by Leidos or its Affiliates (in each case of clauses (a) and (b), other than in respect of services performed by the Continuing Employees directly for the benefit of the SES/IA Business).

“Current Government Contract” means a Government Contract, the period of performance of which has not yet expired or been terminated and that has not been closed out.

“Data Breach” means any loss, damage, misuse, or unauthorized acquisition, unauthorized use or access, unauthorized modification, destruction, or disclosure, or other breach of security of information and data, including Personal Data and Government Data maintained by or on behalf of any of the Analogic Group Companies or the SES/IA Business, as applicable.

“Debt Financing Sources” means the Persons that have directly or indirectly committed to provide or have otherwise entered into agreements to provide, arrange, place or otherwise have entered into agreements in connection with all or any part of the Debt Financing (including any Alternate Debt Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, any New Debt Commitment Letter or any other commitment letters, joinder agreements, indentures or credit agreements (including any definitive agreements) entered into pursuant thereto or relating thereto, and any arrangers, placement agents or administrative agents in connection with the Debt Financing, together with their current and future Affiliates and their and such Affiliates’ officers, directors, employees, attorneys, partners (general or limited) controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns.

“Delayed Transfer Employee” means each SES/IA Employee whose employment transfers to JV HoldCo or any of its Affiliates following the Closing Date, if any, because Leidos and the AHP Entities reasonably believe that it is necessary to delay the transfer of employment for such individual; provided, that, an SES/IA Employee will only be a Delayed Transfer Employee to the extent that applicable Law permits a delay in the transfer of such SES/IA Employee in such circumstance.

“Disability Employees” shall mean, as of immediately prior to the Closing, the SES/IA Employees who are absent from work because of a short- or long-term disability and who have become eligible for short- or long-term disability benefits under an SES/IA Retained Plan.

“Disclosure Schedules” means, collectively, the AHP Disclosure Schedules and the Leidos Disclosure Schedules.

“Disputed Items” has the meaning set forth in Section 2.4(c).

“Domain Names” means all registered Internet domain names.

“Environmental Law” means any Law pertaining to pollution, the protection of the environment or natural resources, human health and safety (as related to exposure to Hazardous Substances) or the use, handling, labeling, generation, transport, treatment, storage, Release or threatened Release of, or exposure to, any Hazardous Substance, and any Orders or Permits under such Laws.

“Environmental Permit” means any Permit required by applicable Environmental Law in order to operate the SES/IA Business or the Analogic Business, as applicable, including any such Permit required to be obtained by the SES/IA Business or the Analogic Business, as applicable to occupy or operate any of the facilities or properties of the SES/IA Business or Analogic Group Companies, including the SES/IA Real Property or the Analogic Real Property, as applicable.

“Equity Securities” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock or registered capital or in the capital of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any rights of first refusal, preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person that would at a relevant time be treated as a single employer with another Person pursuant to Section 414 of the Code.

“Excluded Assets” means (a) all assets, properties and rights of every kind, nature, character and description, tangible, real or personal, wherever located, of Leidos and its Subsidiaries other than the SES/IA Business Assets, (b) the Non-SES/IA Business Assets, and (c) the assets set forth on Schedule 1.1 of the Leidos Disclosure Schedules.

“Excluded Liabilities” means all Liabilities of Leidos and its Subsidiaries other than the SES/IA Business Liabilities, including (a) the Non-SES/IA Business Liabilities, (b) Liabilities in respect of the matters set forth on Schedule 1.1 of the Leidos Disclosure Schedules, and (c) any Leidos Group Taxes.

“Excluded SES/IA Intercompany Balances” means the SES/IA Intercompany Balances owed by an SES/IA Entity to an SES/IA Entity as of the date hereof.

“Foreign Direct Investment Laws” means any applicable Law intended to screen, prohibit, or regulate foreign investments on public interest or national security grounds.

“Foreign Cash Cap” shall mean an amount equal to $20,000,000; provided, that, such amount may be increased on a dollar-for-dollar basis for (i) any cash actually received by a Contributed SES/IA Entity within the ten (10) Business Days preceding the Closing Date pursuant to a bona fide third-party transaction entered into in the ordinary course of business between a third-party customer and a Contributed SES/IA Entity that is not domiciled in the United States and (ii) any cash temporarily unavailable to be swept at the Closing due to force majeure-like events; provided, further, that, the transactions in clause (i) of the preceding proviso shall exclude, for the avoidance of doubt, any intercompany transfers or reclassifications, dividends, capital contributions, or shareholder loans, in each case, that are received during the ten (10) Business Days preceding the Closing Date.

“Fraud” means, with respect to any Party, actual and intentional common law fraud under Delaware law with respect to the making of the representations and warranties expressly and specifically set forth in Article 3 or Article 4, as may be qualified by the AHP Disclosure Schedules or the Leidos Disclosure Schedules, as applicable, and shall require actual knowledge that such representation and warranty is false and the specific intent to deceive another Party and induce such other Party to enter into this Agreement. For the avoidance of doubt, (a) Fraud does not include any claim for equitable fraud, unjust enrichment, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence and recklessness, and (b) no Person shall be liable for the fraud of another Person.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement, and the “Governing Documents” of a limited liability company are its certificate of formation and limited liability company agreement or operating agreement.

“Government Bid” means any currently outstanding bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by either the Analogic Group Companies or the SES/IA Business, as applicable, and any amendment, modification or supplement thereto that is outstanding and in effect, which is intended by either the Analogic Group Companies or the SES/IA Business, as applicable, to result in a Government Contract.

“Government Contract” means any Contract between the Analogic Group Companies or the SES/IA Business, as applicable, on the one hand, and (a) a branch, department, agency, or independent establishment of the United States Government (the “U.S. Government”); (b) any prime contractor of the U.S. Government in its capacity as a prime contractor to the U.S. Government; or (c) any higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this sentence, in each case, on the other hand.

“Governmental Authority” means any U.S. or foreign federal, supra-national, national, state, provincial, multi-state, municipal or other local government, any subdivision, agency, commission or authority thereof, any arbitrator or arbitral body (public or private) court or tribunal or any quasi-governmental or private body exercising any regulatory, legislative, judicial, or taxing authority thereunder (including the U.S. Internal Revenue Service).

“Governance Agreement” means, subject to Section 5.22, the form of agreement providing for the governance of JV HoldCo following the Closing in the form attached hereto as Exhibit D.

“Hazardous Substance” means petroleum, any petroleum-based product, radioactive material or waste, asbestos in any form, polychlorinated biphenyl, per- and polyfluoroalkyl substance, toxic mold, or any other substance, waste or material as defined, listed, regulated, or for which liability or standards of conduct may be imposed, under any Environmental Law based on their hazardous or toxic (or words of similar import) properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and as of any time of determination and without duplication, all liabilities and obligations (a) for borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments, (c) under letters of credit, banker’s acceptances, surety bonds, performance bonds or similar credit transactions (in each case, only to the extent then called, drawn or funded), (d) secured by a Lien on the assets of such Person, (e) created or arising under any conditional sale, earn out or other arrangement for the deferral of purchase price of any property or business (in each case, calculated at the maximum amount payable), (f) under any derivative instruments including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, (g) in respect of unpaid severance, retention, or bonus obligations owed to employees and deferred compensation liabilities, including the employer portion of any payroll and employment Taxes on such amounts (for the avoidance of doubt, severance treated as Indebtedness includes amounts arising from terminations of employment that were committed to or actioned prior to the Measurement Time, and excludes any accruals required by applicable Law, including statutory end-of-service payments, that have not been triggered as of the Measurement Time), (h) in respect of declared but unpaid dividends or distribution, (i) in respect of any unfunded or underfunded liabilities in connection with any defined benefit pension, group post-employment welfare benefits or gratuity, jubilee, or termination indemnity obligations, (j) as set forth on Schedule 6 hereto, (k) Pre-Closing Income Taxes, (l) in respect of guarantees of obligations of another Person of the type referred to in clauses (a) through (k), and (m) in respect of accrued and unpaid fees, interest, premiums, penalties, prepayment, early termination or breakage fees and other obligations in respect of the foregoing. Notwithstanding anything to the contrary set forth in the foregoing, in no event will “Indebtedness” include: (i) any indebtedness incurred by any Contributed SES/IA Entity or Analogic Group Company (as applicable), on the one hand, that is owed to any other Contributed SES/IA Entity or Analogic Group Company (as applicable), on the other hand, (ii) any amount that is included as a Transaction Expense or as a current liability in the calculation of Closing SES/IA Net Working Capital or Closing Analogic Net Working Capital or (iii) the Debt Financing.

“Industrial Automation Business” means the business of supplying turnkey manufacturing automation solutions, control, and system integration to a range of commercial industries, which was operated by Leidos and its Subsidiaries within the industrial automation business of the industrial transformation solutions division of the energy, infrastructure and automation business area within the Commercial & International segment of Leidos Parent as of the year ended January 2, 2026, as such business is conducted as of immediately prior to the Closing.

“Initial Equity Assignments” means the equity assignments or purchase agreements entered into (a) by and between the JV TopCo and the Contributing AHP Entity, (b) by and between the JV TopCo and Leidos and (c) by and between LendCo and the Selling AHP Entity, in each case, in a form mutually agreed by the Parties prior to the Closing, each acting reasonably and in good faith.

“Intellectual Property Rights” means, collectively, Software, Copyrights, Trade Secrets, Patents, Trademarks, Domain Names, and any and all other proprietary rights, whether registered or not, and in each case regardless of jurisdiction.

“Investor Group” means Leidos, the AHP Entities, and each of their respective Affiliates (other than any Contributed SES/IA Entity or Analogic Group Company, as applicable).

“Investor Indemnified Parties” means, collectively, each member of the Investor Group, and each of their respective managers, directors, employees, Affiliates, members, partners, stockholders and agents, and the successors and permitted assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents and successors and permitted assigns).

“IP License Agreement” means that certain Intellectual Property License Agreement in the form attached hereto as Exhibit C.

“IT Assets” means all Software, systems, servers, websites, computers, hardware, firmware, middleware, networks, peripherals, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“JV HoldCo Indemnified Parties” means JV HoldCo, its Subsidiaries, and their respective managers, officers, directors, employees, successors and assigns.

“Knowledge of Leidos” means the actual knowledge of Michael Van Gelder, Adam Sheipe, Michelle Crawford and Jill Strubhart.

“Knowledge of the AHP Entities” means the actual knowledge of Tom Ripp, Will Rousmaniere and Andrew Prete.

“Labor Contract” means each letter of assent, memorandum of agreement, collective bargaining agreement, or other labor Contract entered into with a union, labor organization, works council, or other employee representative body governing the terms and conditions of employment of any employee.

“Law” means any laws (including common law), acts, statutes, codes, rules, regulations, ordinances and legally binding requirements of Governmental Authorities, and Orders.

“Leidos Capitalization Representations” means the representations and warranties of Leidos set forth in (a) Section 3.5(a) (other than the last sentence thereof), (b) Section 3.5(b) (other than the last sentence thereof), and (c) Section 3.5(c).

“Leidos Credit Agreement” means that certain Credit Agreement, dated March 10, 2023, among Leidos Parent, Leidos, the guarantors party thereto, the lenders party thereto and Citibank, N.A., as administrative agent.

“Leidos Data Room” means the online data room maintained by Leidos or its Affiliates or Representatives through Intralinks for purposes of the Contemplated Transactions.

“Leidos Disclosure Schedules” means the disclosure schedules delivered by Leidos to the AHP Entities on the date hereof.

“Leidos Fundamental Representations” means the representations and warranties of Leidos set forth in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.3(a)(i) and Section 3.21.

“Leidos Group Taxes” means, without duplication, (a) all Taxes of any consolidated, combined or unitary Tax group that includes Leidos or any of its Affiliates (other than any such Tax group the sole members of which are SES/IA Entities), (b) all Taxes of a Person, other than the SES/IA Entities, the Analogic Group Companies or any of the JV Entities, that are imposed on or incurred by the SES/IA Entities or any of the JV Entities (as a result of ownership of the SES/IA Entities) pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), (c) any Taxes imposed on or incurred by any member of the SES/IA Entities or any of the JV Entities as a result of the Restructuring and (d) any Taxes incurred by JV HoldCo or its Subsidiaries in connection with the settlement or resolution of any SES/IA Intercompany Balance (excluding, for these purposes, settlement or resolution of any Excluded SES/IA Intercompany Balance) in accordance with Section 5.8.

“Leidos Parent” means Leidos Holdings, Inc., a Delaware corporation.

“Leidos RWI Policy” means that certain representation and warranty insurance policy issued by AIG Specialty Insurance Company, Policy #17065892, naming Leidos as a named insured.

“Leidos Shared Corporate Contract” means any Contract that is not primarily related to the SES/IA Business (a) to which (i) Leidos or any of its Subsidiaries (other than the SES/IA Entities) is a party, (ii) an SES/IA Entity is a party, and (iii) a third party that is not Affiliated with Leidos is a party, (b) which benefits both the SES/IA Business and one or more Non-SES/IA Businesses, and (c) pursuant to which the SES/IA Business purchased goods, property or services from such non-Affiliated third party in excess of an aggregate of $5,000,000 since January 1, 2025; provided, that, Leidos Shared Corporate Contract shall not include (i) SES/IA Business Insurance Policies, (ii) SES/IA Benefit Plans or Labor Contracts, (iii) Contracts with respect to Indebtedness for borrowed money, (iv) Permits, (v) SES/IA Business Guarantees, (vi) Contracts for Corporate Functions, or (vii) any service addressed in the TSSA.

“Leidos Trademarks” means those Trademarks owned by Leidos and its Affiliates as of the immediately following the Restructuring, including “LEIDOS,” “LSD&A,” and any derivatives or variations thereof (but, for the avoidance of doubt, excluding any Trademarks owned by the SES/IA Entities following the Restructuring).

“Liabilities” means, with respect to any Person, any and all liabilities and obligations of every kind, character and description, whenever arising and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, encumbrance, mortgage, charge, claim, restriction, pledge, security interest, title defect, easement, right of way, covenant or encroachment.

“Loss” or “Losses” means all Liabilities, charges, expenses (including reasonable attorneys’ fees, including those incurred in connection with the investigation and pursuit of rights in respect of a Loss), obligations, settlement payments, awards, judgments, Taxes, assessments or deficiencies; provided, that, solely for purposes of the indemnification obligations under Article 9, “Losses” shall not include any consequential (unless reasonably foreseeable), special, exemplary, incidental, indirect or punitive damages, except to the extent such damages are awarded to a third party (excluding an Affiliate of an indemnified Person hereunder).

“Malicious Code” means (a) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware, or adware, and (b) any similar program, routine, instruction, device, code, contaminant, logic, or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT system (or portion thereof).

“Material Adverse Effect” means any event, change, development, circumstance or effect (an “Effect”) that, individually or in the aggregate with one or more other Effects, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial or otherwise) of the SES/IA Business or the Analogic Group Companies, as applicable, taken as a whole, or (b) the ability of Leidos or the AHP Entities, as applicable, to consummate the Contemplated Transactions; provided, however, that, in no event shall any Effect resulting from, relating to or arising out of any of the foregoing, individually or in the aggregate with one or more other Effects, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” under the foregoing clause (a): (i) national, international or any foreign or domestic regional economic, financial, regulatory, social or political conditions or events in general (including changes therein), including (A) hostilities, acts of war, protests, riots, unrest, sabotage, terrorism, cyberterrorism or cybercrime or military actions or any escalation or worsening of any of the same, (B) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruptions thereof), (C) changes in interest, currency or exchange rates or tariffs or any trade wars, or (D) the failure of the U.S. federal government or federal agency to adopt a budget or the reduction of such budget for a fiscal year, the extension of any effective continuing resolution under which the U.S. federal government or federal agencies are operating or the shutdown of the U.S. federal government or federal agencies upon expiration of any continuing resolutions, (ii) any earthquakes, floods, hurricanes, tornadoes, tropical storms, cyclonic storms or fires or other natural disasters of any kind or any national, international or regional calamity, terrorist acts, declared or undeclared war or other hostilities or conflicts that commence after the date of this Agreement or, if commenced prior to the date of this Agreement, the continuation, worsening or escalations thereof, (iii) any Effect that affects the industries, businesses or markets in which the SES/IA Business or the Analogic Group Companies, as applicable, operate, (iv) any failure by the SES/IA Business or the Analogic Group Companies, as applicable, to meet any financial projections or forecasts or other financial metrics for any period (it being understood that the underlying cause of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring, subject to the other limitations contained in this definition, as applicable), (v) any Effect resulting from the announcement of this Agreement or the Contemplated Transactions, including losses or threatened losses of employees, partners, customers, suppliers, distributors or others having relationships with the SES/IA Business or the Analogic Group Companies, as applicable; provided, that, this clause (v) shall not apply to any representation or warranty set forth in Section 4.3 or Section 4.4 (or the condition set forth in Section 7.3(a) to the extent relating to any such representation or warranty or any other representation or warranty that speaks to the effects of the consummation of the Contemplated Transactions), or Section 3.3 or Section 3.4 (or the condition set forth in Section 7.2(a) to the extent relating to any such representation or warranty), as applicable; (vi) any Effect resulting from compliance by Leidos and its Subsidiaries or the AHP Entities and the Analogic Group Companies, as applicable, with the terms of this Agreement, including the failure to take any action expressly restricted by the terms of this Agreement or any actions taken, or not taken, with the express written consent, waiver or at the express written request of Leidos or the AHP Entities, as applicable; (vii) any change (or proposed change) following the date hereof in Law, GAAP or other applicable accounting rules or interpretations thereof; (viii) any Effect to the extent relating to the Non-SES/IA Business Liabilities and the Non-SES/IA Businesses; and (ix) any change in (A) the price or trading volume of Equity Securities of Leidos Parent, the price or trading volume for debt securities or instruments of Leidos Parent and its Subsidiaries, or the credit rating of Leidos Parent or any of its Subsidiaries, or (B) the price or trading volume for debt securities or instruments of any Analogic Group Company or the credit rating of any Analogic Group Company

(it being understood that the underlying cause of any such change may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring, subject to the other limitations contained in this definition, as applicable); provided, however, that, notwithstanding the foregoing, any Effect referred to in the foregoing clauses (i), (ii), (iii) and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring to the extent any such Effect disproportionately and adversely impacts the SES/IA Business or the Analogic Group Companies, as applicable, in each case taken as a whole, as compared to other participants in the industries in which the SES/IA Business or the Analogic Group Companies, as applicable, operate (in which case only the incremental disproportionate impact may be taken into account and only to the extent of such incremental disproportionate impact).

“MSA” means that certain Management Services Agreement in the form attached hereto as Exhibit E.

“New Credit Facility” means the definitive credit agreement, together with all ancillary documents related thereto, contemplated by the Debt Financing.

“New SES/IA Entities” means the entities newly formed by Leidos in connection with the Restructuring and that, following the consummation of the Restructuring, will hold a portion of the SES/IA Business.

“New SES/IA Subcontract” means each subcontract under which Leidos or any of its Subsidiaries (other than a Contributed SES/IA Entity) is the prime contractor and a Contributed SES/IA Entity is the subcontractor that (i) is set forth on Schedule 5 hereto or (ii) is entered into between the date hereof and the Closing Date (for the avoidance of doubt, with respect to the foregoing clause (ii), excluding subcontracts in furtherance of the Novation Submissions that are the subject of Section 5.2(b) and Restructuring Documents that are in furtherance of the transfer of SES/IA Business Assets and/or Non-SES/IA Business Assets in accordance with Section 5.6).

“Non-SES/IA Business Assets” means the assets, properties and rights of the Restructured Leidos Entities described on Schedule 1.2 of the Leidos Disclosure Schedules.

“Non-SES/IA Business Liabilities” means the Liabilities of the Restructured Leidos Entities described on Schedule 1.2 of the Leidos Disclosure Schedules, including the Closing SES/IA Transaction Expenses.

“Non-SES/IA Businesses” means the businesses of Leidos and its Affiliates other than the SES/IA Business.

“Offer Employees” means the SES/IA Employees described on Schedule 1.4 of the Leidos Disclosure Schedules.

“Order” means any order, writ, injunction, ruling, decree, judgment, award, determination, directive or demand entered or issued by or with any Governmental Authority or any settlement agreement.

“Other Contributed Assets” means those SES/IA Business Assets that are held directly by Leidos or its Subsidiaries (and not by any Contributed SES/IA Entity) and to be contributed or transferred by Leidos or its Subsidiaries to LSD&A prior to the Closing pursuant to the Restructuring.

“Other Contributed Liabilities” means those SES/IA Business Liabilities that are held directly by Leidos or its Subsidiaries (and not by any Contributed SES/IA Entity) and to be contributed, assigned or otherwise transferred by Leidos or its Subsidiaries to LSD&A prior to the Closing pursuant to the Restructuring.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Patents” means all utility and design patents, utility models, industrial designs and patentable inventions, and all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of or for any of the foregoing in any jurisdiction.

“Permit” means any permit, clearance, license, order, approval, franchise, registration, certificate or other authorization of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the Analogic Financial Statements or the SES/IA Financial Statements, as applicable, in accordance with GAAP; (b) Liens imposed by Law, including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations; provided, that, no such Liens resulted from a failure to comply with applicable Laws; (d) Liens securing rental payments under capital lease arrangements for personal property; (e) Liens which shall be released, discharged or removed at or prior to or at the Closing (including Liens arising under the Analogic Credit Agreement); (f) Liens of lessors arising under lease agreements that do not materially interfere with or impair the intended use or occupancy of the applicable Analogic Real Property or SES/IA Real Property; (g) non-exclusive licenses of Intellectual Property Rights granted by the Analogic Group Companies or the SES/IA Business, as applicable, in the ordinary course of business; and (h) Liens that affect the underlying fee interest of any Analogic Real Property or SES/IA Real Property, as applicable, that do not materially interfere with or impair the current or intended use or occupancy of the applicable Analogic Real Property or SES/IA Real Property.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other entity of any kind.

“Personal Data and Government Data” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, payment card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” or any similar term under applicable Law or in the privacy policies, notices, or the contracts to which the Analogic Group Companies or the SES/IA Business are subject, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Pre-Closing Income Taxes” means all Liabilities for unpaid income Taxes of (a) the SES/IA Entities or (b) the Analogic Group Companies, respectively. For the purposes of computing the amount of such unpaid income Taxes, (i) any such income Tax Liabilities will be (A) measured as of the close of the Closing Date and in accordance with the principles set forth in Section 6.3(c), (B) computed in accordance with the past custom and practice of the SES/IA Entities or the Analogic Group Companies, as applicable (except to the extent such past custom or practice is not at least “more likely than not” consistent with applicable Tax Law), and (C) computed by including in taxable income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local, or non-U.S. law), prepaid amount, or deferred revenue or similar item that, in each case, was not previously included in taxable income, (ii) the computation of income Tax or similar Liabilities will exclude any income Tax Liabilities arising on the Closing Date after Closing to the extent attributable to actions taken on the Closing Date after Closing by the SES/IA Entities or the Analogic Group Companies, as applicable, outside of the ordinary course of business and shall exclude all Leidos Group Taxes, and (iii) the amount of Pre-Closing Income Taxes will not be less than zero in any jurisdiction or with respect to any Tax applicable to the SES/IA Entities or the Analogic Group Companies, as applicable, and any deductions or offsets shall only apply against a particular income Tax of a particular jurisdiction with respect to a particular entity if such deduction or offset is actually available in a Pre-Closing Tax Period to reduce or offset such income Tax under applicable Law.

“Pre-Closing Tax Period” means any taxable period, or portion thereof (calculated on a “closing of the books” basis), ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy and Security Laws” means all applicable Laws, Orders, and guidance issued by any Governmental Authority relating to privacy, data security, data protection, and Processing of Personal Data and Government Data (including Laws of jurisdictions where Personal Data and Government Data was collected), including, as applicable, data breach notification Laws; consumer protection Laws; Laws concerning requirements for website and mobile application privacy policies and practices; Social Security number protection Laws; data security Laws; and Laws concerning email, text message, telephone communications, the Personal Information Protection and Electronic Documents Act (Canada) and its provincial equivalents, General Data Protection Regulation (EU) 2016/679, Federal Acquisition Regulation (“FAR”) 52.204-21, Defense Federal Acquisition Regulation Supplement (“DFARS”) 252.204-7008, DFARS 252.204-7012, DFARS 252.204-7019, DFARS 252.204-7020, DFARS 252.239-2010, Homeland Security Acquisition Regulation (“HSAR”) 3052.204-71, HSAR 3052.204-72, HSAR 3052.204-73, Intelligence Community Directive No. 503, the National Institute of Standards and Technology Special Publications 800-53 and 800-171, and any other applicable requirements of a Governmental Authority for the security or protection of U.S. defense covered information, federal government data, federal government classified, controlled unclassified, and sensitive security information, and cyber incident reporting.

“Processing” means any operation or set of operations performed on Personal Data and Government Data, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Data and Government Data.

“Public Software” means Software and other technology (including data) that is distributed as freeware, shareware or open source Software, or under similar licensing or distribution models that (a) require the licensing, disclosure or distribution of source code or other Intellectual Property Rights to any other Person; (b) prohibit or limit the receipt of consideration in connection with licensing or distributing any Software; (c) allow any Person to decompile, disassemble or reverse engineer any Software; (d) require the licensing or distribution of any Software to any other Person for the purpose of making derivative works; or (e) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org or the Free Software Foundation at www.fsf.org, or any similar license.

“Related Person” means, with respect to an entity, (a) any of its Affiliates, (b) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such entity (or in a similar capacity), or (c) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity).

“Release” means any releasing, spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, depositing, discharging, migrating or leaching into or through the indoor or outdoor environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants and other advisors.

“Required Financial Information” means the SES/IA Financial Statements.

“Restricted Cash” means, with respect to any Person, all cash and cash equivalents of such Person that are not freely usable or accessible by such Person within ninety (90) days because such cash is subject to legal, contractual, or similar restrictions, including, without limitation, cash (a) pledged or otherwise restricted as security for any obligation, (b) subject to restrictions on withdrawal or use imposed by any agreement or Governmental Authority, (c) reflected in the balance sheet of the Analogic Group Companies or the Contributed SES/IA Entities, as applicable, as restricted cash or (d) that is domiciled outside of the United States that, in the aggregate, is in excess of the Foreign Cash Cap.

“Restructured Leidos Entities” means the direct or indirect Subsidiaries of Leidos set forth on Schedule 1 that conduct both (a) the SES/IA Business, and (b) one or more Non-SES/IA Businesses.

“Restructuring Document” means any agreement, deed, bill of sale, endorsement, assignment, certificate or other instrument, including instruments of conveyance or assignment, to be entered into, executed or delivered by Leidos or any of its Subsidiaries after the date hereof in connection with the Restructuring.

“Retained Restructured Leidos Entities” means the Restructured Leidos Entities set forth on Part B of Schedule 1.

“Security Enterprise Solutions Business” means the business of supplying security and inspection and screening systems for people, vehicles, baggage, cargo or other items for airports, border crossings, seaports and other ports of entry, freight, mail or critical infrastructure, inclusive of such inspection and screening systems for commercial customer facilities, together with the installation, maintenance, servicing, and support of such systems conducted by such business, which was operated by Leidos and its Subsidiaries as the business area named “Security Enterprise Solutions” within the Commercial & International segment of Leidos Parent as of the year ended January 2, 2026, as such business is conducted as of immediately prior to the Closing.

“SES/IA Assumed Plan” means, collectively, the SES/IA Benefit Plans (a) that are sponsored or maintained by an SES/IA Entity, (b) that will be transferred to JV HoldCo or any of its Subsidiaries by operation of Law, or (c) to which JV HoldCo or any of its Subsidiaries will have any current or contingent Liability following the Closing.

“SES/IA Benefit Plan” means any Benefit Plan (a) that is sponsored, contributed to or maintained by any SES/IA Entity, or with respect to which any SES/IA Entity has any current or contingent Liability or (b) that is sponsored, contributed to or maintained by Leidos or any of its Subsidiaries on behalf of, or for the benefit of, one or more current or former employees of, or other individual service providers to (or the dependents or beneficiaries thereof), any SES/IA Entity or the SES/IA Business, or (c) to which any SES/IA Entity or Leidos or any of its Subsidiaries has any current or contingent Liability.

“SES/IA Books and Records” means all books, records, files and filings, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials primarily arising out of or related to the SES/IA Business, including (a) all lists and personnel records of SES/IA U.S. Employees and SES/IA Other Country Employees, (b) all lists of customers and suppliers, (c) all product, business and marketing plans, and (d) operating records.

“SES/IA Business” means, collectively, the Security Enterprise Solutions Business and the Industrial Automation Business (which, for the avoidance of doubt, includes the Other Contributed Assets and Other Contributed Liabilities); provided, that the SES/IA Business shall exclude Corporate Functions.

“SES/IA Business Assets” means all assets, properties and rights of every kind, nature, character and description, tangible, real or personal, wherever located, of Leidos and its Subsidiaries that primarily arise out of or relate to the SES/IA Business, including the following: (a) all Equity Securities of the Contributed SES/IA Entities, (b) all Contracts to which Leidos or any of its Subsidiaries is a party primarily arising out of or related to the SES/IA Business, (c) all machinery, fixtures, furniture, supplies, accessories, materials, equipment, office equipment, computers, telephones and all other items of tangible personal property that is primarily arising out of or related to the conduct of the SES/IA Business, (d) all SES/IA Books and Records, (e) all SES/IA U.S. Employees and SES/IA Other Country Employees, (f) all SES/IA Business Intellectual Property, (g) all SES/IA Business IP Agreements, (h) all SES/IA Business IT Assets, (i) all SES/IA Data, (j) all Permits primarily arising out of or related to the SES/IA Business, (k) all SES/IA Inventory, (l) all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables primarily arising out of or related to the SES/IA Business, (m) all of the current assets of the Contributed SES/IA Entities, and (n) all claims, warranties, guarantees, refunds, causes of action, defenses, rights of recovery, rights of set-off or counterclaim and rights of recoupment of every kind and nature, in each case to the extent primarily arising out of or relating to the SES/IA Business. For the avoidance of doubt, the exclusion of any SES/IA Business Asset from “current assets” for purposes of calculating Closing SES/IA Net Working Capital shall not result in such SES/IA Business Asset being an Excluded Asset.

“SES/IA Business Guarantee” means any guarantees (including bank guarantees), corporate or parent company guarantees, letters of credit, letters of comfort, escrows, bonds (including both bid and performance bonds), sureties, security agreements and other credit support or assurances, certificates of insurance and insurance endorsements however styled that provide third parties access to insurance as an “additional insured” or “named insured,” provided by Leidos Parent or any of its Subsidiaries (other than the Contributed SES/IA Entities) in support of any obligation of, or related to, the SES/IA Business, including those set forth on Schedule 1.3 of the Leidos Disclosure Schedules and any SES/IA Business Guarantees entered into between the date hereof and Closing subject to Section 5.5(r).

“SES/IA Business Intellectual Property” means the SES/IA Owned Intellectual Property and the SES/IA Licensed Intellectual Property.

“SES/IA Business Liabilities” means all Liabilities of Leidos and its Subsidiaries (including, after the Restructuring, any Contributed SES/IA Entity) to the extent primarily arising out of, relating to or resulting from the ownership or operation of the SES/IA Business or the ownership or possession of the SES/IA Business Assets.

“SES/IA Business IP Agreements” means all (a) licenses of SES/IA Owned Intellectual Property by any SES/IA Entity to any Person, (b) licenses of Intellectual Property Rights by any Person to any SES/IA Entity for use in the operation of the SES/IA Business, and (c) co-existence agreements or Contracts containing a covenant not to sue or covenant not to assert with respect to Intellectual Property Rights used in the operation of the SES/IA Business.

“SES/IA Business IT Assets” means all IT Assets (a) owned by the SES/IA Entities, or (b) owned or held for use by Leidos and its Subsidiaries (other than the SES/IA Entities) that are primarily used in the operation of the SES/IA Business, including in each case with respect to the foregoing, pursuant to outsourced or cloud computing arrangements, excluding any IT Assets for which access or use will be provided under the TSSA (or used exclusively in connection with the Excluded Services (as defined therein)).

“SES/IA Contribution Value” means (a) the Closing SES/IA Cash, plus (b) the amount by which the Closing SES/IA Net Working Capital exceeds the Target SES/IA Net Working Capital Upper Bound (if any), minus (c) the amount by which the Closing SES/IA Net Working Capital is less than the Target SES/IA Net Working Capital Lower Bound (if any), minus (d) the Closing SES/IA Indebtedness.

“SES/IA Data” means all data to the extent primarily relating to or arising out of the SES/IA Business that is stored, processed, generated, or maintained in connection with the operation of the SES/IA Business or any system used to support the SES/IA Business.

“SES/IA Entities” means the Subsidiaries of Leidos set forth on Schedule 2.

“SES/IA Intercompany Balances” means the intercompany balances and Liabilities of, or owed by or to, the SES/IA Entities (a) that are described on Schedule 3, or (b) that arise or that become effective following the date hereof.

“SES/IA Inventory” means any and all raw materials, works-in-process, supplies, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are primarily related to, primarily used in or primarily held for use in the conduct of the SES/IA Business.

“SES/IA Licensed Intellectual Property” means all Intellectual Property Rights that any of the SES/IA Entities is licensed or otherwise permitted by other Persons to use pursuant to the SES/IA Business IP Agreements.

“SES/IA Material Customer” means, with respect to the SES/IA Business, the top ten (10) customers based on revenue from each such customer in the twelve (12) calendar months ended December 31, 2025.

“SES/IA Material Supplier” means, with respect to the SES/IA Business, the top ten (10) suppliers or vendors based on expenditures from the SES/IA Entities and Leidos (with respect to the SES/IA Business) in the twelve (12) calendar months ended December 31, 2025.

“SES/IA Other Country Employee” means any individual designated as an “Other Country Employee” on the list identified on Schedule 3.16(a) of the Leidos Disclosure Schedules.

“SES/IA Owned Intellectual Property” means all Intellectual Property Rights that primarily relate to the SES/IA Business owned or purported to be owned by any of the SES/IA Entities (including the Intellectual Property Rights that will be owned by the SES/IA Entities after giving effect to the Restructuring).

“SES/IA Proprietary Software” means Software that constitutes SES/IA Owned Intellectual Property.

“SES/IA Retained Plan” means any SES/IA Benefit Plan that is not an SES/IA Assumed Plan.

“SES/IA Source Code” has the meaning set forth in Section 3.11(g).

“SES/IA U.S. Employee” means any individual designated as a “U.S. Employee” on the list identified on Schedule 3.16(a) of the Leidos Disclosure Schedules.

“Shares” means shares of common stock, par value $0.01, of JV TopCo.

“Software” means (a) computer programs, applications, application programming interfaces, systems and code, mobile apps, software provided for access or use on a “hosted” or “SaaS” basis, including source code and object code; (b) data and databases, whether machine-readable or otherwise; and (c) development and design tools, library functions and compilers, and graphical user interfaces, together (in each case of clauses (a) through (c) with all (i) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and derivative works of, to or based on any of the foregoing; (ii) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing are recorded; and (iii) copies and tangible embodiments of any of the foregoing in any form or media).

“Subsequent Equity Assignments” means the equity assignments entered into (a) by and between JV HoldCo and the Contributing AHP Entity and (b) by and between JV HoldCo and Leidos, in each case, in a form mutually agreed by the Parties prior to the Closing, each acting reasonably and in good faith.

“Subsidiaries” means, with respect to any Person that is a legal entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, a majority of the outstanding equity or ownership interests or an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body.

“Target Analogic Net Working Capital Lower Bound” means $220,700,000.

“Target Analogic Net Working Capital Upper Bound” means $232,000,000.

“Target SES/IA Net Working Capital Lower Bound” means $253,700,000.

“Target SES/IA Net Working Capital Upper Bound” means $266,700,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any U.S. federal, state or local or non-U.S. net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital stock, withholding, payroll, estimated, employment, disability, excise, goods and services, severance, stamp, occupation, premium, property (real or personal), social security, environmental, alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, imposts, levies, tariffs or other assessments of any kind whatsoever imposed by any Governmental Authority, including any interest, penalties or additions to tax incurred under Law with respect to taxes, whether disputed or not.

“Tax Return” means any report, declaration, elections, claim for refund, return (including any information return or statement), estimated Tax filing or other filing filed or required to be filed (or permitted to be supplied) to any Governmental Authority or jurisdiction with respect to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), including any amendments, attachments, exhibits or schedules thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that has the power to impose, assess, determine or administer such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Third Party Approval” means any consent, approval, Order, authorization or waiver of, or notification to, any Person (including consents or approvals of any Governmental Authority).

“Third Party Approval Expense” means any payment or fee payable to a third party in connection with the receipt of a Third Party Approval arising or resulting from, or necessary to effectuate, the consummation (or attempted consummation) of the Contemplated Transactions (other than filing fees under the HSR Act or under any other applicable Antitrust Laws or any Foreign Direct Investment Laws), including, without limitation, any subsequent transfer made pursuant to Section 5.6(d).

“Trade Secrets” means all trade secrets, and other confidential and non-public information, including know-how, inventions, discoveries, formulas, compilations, programs, devices, methods, techniques, processes, algorithms, databases, systems, and technology (whether patentable or not).

“Trademarks” means all registered and unregistered trademarks and service marks, all trademark and service mark registrations and applications and all renewals thereof and all trade names, and the goodwill associated with and symbolized by any of the foregoing.

“Transaction Expenses” means, subject to Section 10.1, without duplication and to the extent not paid prior to the Closing, with respect to either the Contributed SES/IA Entities or the Analogic Group Companies (prior to the Closing), as applicable, (a) all costs, fees, and expenses incurred or otherwise payable by or subject to reimbursement by either the Contributed SES/IA Entities or the Analogic Group Companies or any of their Subsidiaries, to the extent incurred in connection with the drafting, negotiation, execution of this Agreement and the Ancillary

Agreements and the consummation of the Contemplated Transactions, including the costs, fees and expenses of investment bankers, legal counsel, accountants and other advisors, consultants and other professional service providers, (b) any closing or other transaction or “success” fees, brokerage fees, commissions or finder’s fees payable by the Contributed SES/IA Entities or the Analogic Group Companies, as applicable, as a result of or in connection with the consummation of the Contemplated Transactions, (c) all transaction-related, change in control, retention or stay bonuses (but, for the avoidance of doubt, not regular performance bonuses), severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations that are or that become payable under any Analogic Assumed Plan or any SES/IA Assumed Plan to any current or former employees, officers, directors or other individual service providers of or to any of the Analogic Group Companies or the Contributed SES/IA Entities in connection with the consummation of the Contemplated Transactions, together with the employer’s share of any employment, payroll or other similar Taxes attributable to such amounts, and calculated as if all such amounts were paid on the Closing Date, (d) the cost of obtaining the Leidos RWI Policy, including the premiums and all other reasonable, documented, out-of-pocket costs, fees and expenses in connection therewith, including any underwriting, diligence or similar fees, and (e) the cost of obtaining the Analogic D&O Tail Policy or the SES/IA D&O Tail Policy, as applicable.

“Transfer Taxes” means any U.S. federal, state or local or non-U.S. transfer, documentary, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties, interests, and additions to Tax) applicable to, imposed upon or arising out of the Contemplated Transactions.

“Transitional Shared Space Agreements” means arrangements pursuant to which either (i) the JV HoldCo and its Subsidiaries will provide Leidos and its Subsidiaries with access to portions of the locations described on Schedule 5.19 of the Leidos Disclosure Schedules or (ii) Leidos and its Subsidiaries will provide JV HoldCo and its Subsidiaries with access to portions of the locations described on Schedule 5.19 of the AHP Disclosure Schedules, in each case, on terms mutually agreed between Leidos and the AHP Entities prior to the Closing.

“TSSA” means that certain Temporary Support Services Agreement in the form attached hereto as Exhibit F.

“Unpaid Closing Analogic Transaction Expenses” means the aggregate amount of all Transaction Expenses of the Analogic Group Companies on a consolidated basis as of immediately prior to the Closing that are not fully paid out of the proceeds of the AHP Cash Payment, it being acknowledged and agreed that the portion of the AHP Cash Payment paid to an Analogic Group Company but which have not been paid via payroll pursuant to Section 2.3(f) shall not be considered “Unpaid Closing Analogic Transaction Expenses”.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accounting Arbitrator	2.4(c)
Act	2.1
Adjustment Firm	2.4(a)
Agreement	PREAMBLE
AHP Contribution	1.1
AHP Deal Communications	10.17(b)
AHP Entities	PREAMBLE
AHP Future Clients	10.17(a)
AHP JV Units	2.2(h)
AHP Permitted Removal	10.17(d)
AHP Pre-Closing Reorganization	RECITALS
AHP Privileged Deal Communications	10.17(b)
AHP Released Claims	10.19(a)
AHP Released Parties	10.19(a)
AHP Releasing Parties	10.19(a)
AHP Residual Communication	10.17(d)
AHP Shares	2.2(a)
AHP Subrogation Waiver	6.5
AHP Transaction Counsel Firm	10.17(a)
Alternate Debt Financing	5.12(d)
Analogic	RECITALS
Analogic Affiliate Arrangements	4.20
Analogic Balance Sheet Date	4.10(a)
Analogic Business Insurance Policies	4.18
Analogic Closing Statement	2.3(b)
Analogic D&O Tail Policy	6.2(b)
Analogic Employees	4.16(a)
Analogic Financial Statements	4.10(a)
Analogic Group Company Equity Securities	4.5(b)
Analogic Group Tax Contest	6.3(d)(ii)
Analogic Holding	RECITALS
Analogic Listed Intellectual Property	4.11(a)
Analogic Material Contract	4.12
Analogic Material Government Bids	4.13(a)(ii)
Analogic Material Government Contracts	4.13(a)(i)
Analogic Payoff Letter	5.14(a)
Analogic Real Property	4.6(a)
Analogic Real Property Leases	4.6(a)
Antitrust Division	5.1(a)
Applicable Group Parent	6.3(e)
Behavioral Action	5.1(b)
Claims	10.19(a)
Closing	2.3(a)
Closing Date	2.3(a)
Competing Products	6.10(a)(iii)(A)
Continuing Employee	6.4(b)(i)

Contributing AHP Entity	PREAMBLE
Contributions	2.2(a)
Core Systems	5.17(e)
D&O Indemnitees	6.2(a)
Data Privacy/Security Requirements	3.11(k)
DCSA	3.4
Debt Commitment Letter	4.24(a)
Debt Financing	4.24(a)
DFARS	1.1 (“Privacy and Security Laws”)
Direct Claim	9.4(b)
Dispute Notice	2.4(b)
Disputed Items	2.4(c)
DRULPA	2.1
Equity Purchase	2.2(a)
Equityholder Indemnitors	6.2(c)
Estimated Analogic Contribution Value	2.3(b)
Estimated SES/IA Contribution Value	2.3(b)
Ethics Reform Act	3.13(b)(iv)
Excluded Benefits	6.4(b)(i)
FAR	1.1 (“Privacy and Security Laws”)
FCA	3.13(c)
FCPA	3.13(b)(iv)
Fee Letter	4.24(a)
Final Analogic Contribution Value	2.4(f)
Final Capitalization Schedule	3.5(c)
Final Post-Closing Statement	2.4(f)
Final SES/IA Contribution Value	2.4(f)
FTC	5.1(a)
Group Policy	5.9(a)
HSAR	1.1 (“Privacy and Security Laws”)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Initial AHP Contribution	2.2(a)
Initial Contributions	2.2(b)
Initial Leidos Contribution	2.2(b)
Insolvency and Equity Exceptions	3.2
Insurance Claim	5.9(b)
Intended Tax Treatment	6.3(a)
InterCo	2.1
InterCo Contribution	2.2(c)
JV Entities	2.1
JV HoldCo	2.1
JV Replacement Contracts	5.16(a)
JV TopCo	2.1
Leidos	PREAMBLE

Leidos Contribution	2.2(b)
Leidos Contribution Shortfall	2.4(g)
Leidos Deal Communications	10.18(b)
Leidos Excluded Employees	3.16(a)
Leidos Future Clients	10.18(a)
Leidos Group Tax Contest	6.3(d)(i)
Leidos JV Units	2.2(h)
Leidos Permitted Removal	10.18(d)
Leidos Privileged Deal Communications	10.18(b)
Leidos Release Letter	5.14(b)
Leidos Released Claims	10.19(b)
Leidos Released Parties	10.19(b)
Leidos Releasing Parties	10.19(b)
Leidos Residual Communication	10.18(d)
Leidos Shares	2.2(b)
Leidos Transaction Counsel Firm	10.18(a)
LendCo	2.1
LendCo Contribution	2.2(c)
Local Transfer Document	5.7
LSD&A	RECITALS
LSD&A Securities	RECITALS
Measurement Time	2.3(a)
Negotiation Period	2.4(b)
New Debt Commitment Letters	5.12(d)
NISPOM	3.13(j)
Non-U.S. Analogic Assumed Plan	4.17(b)
Non-U.S. SES/IA Assumed Plan	3.17(b)
Nonparty Persons	10.7(b)
Novation Submission	5.2(b)
Occurrence Based Policies	5.9(b)
OCI	3.13(h)
Parachute Payment Waiver	5.18
Party	PREAMBLE
Payoff Amount	5.14
Payoff Indebtedness	5.14
Post-Closing Statement	2.4(a)
Procurement Integrity Act	3.13(b)(iv)
R&D Sponsor	3.11(f)
Relevant Obligations	6.10(e)
Required Amount	4.24(c)
Restricted Business	6.10(a)(iii)(B)
Restricted Territory	6.10(a)(i)
Restrictive Covenants	6.10(d)(i)
Restructuring	RECITALS
Retained Leidos Employees	6.4(a)(i)

Retained Restructured SES/IA Business Assets	5.6(b)
Retained Restructured SES/IA Business Liabilities	5.6(b)
Review Period	2.4(b)
Sanctions	3.8(b)
Security Plan	3.11(m)
Selling AHP Entity	PREAMBLE
SES/IA Affiliate Arrangements	3.20
SES/IA Business	RECITALS
SES/IA Business Employees	3.16(a)
SES/IA Business Insurance Policies	3.18
SES/IA Closing Statement	2.3(b)
SES/IA D&O Tail Policy	6.2(b)
SES/IA Employees	3.16(a)
SES/IA Entity Employees	3.16(a)
SES/IA Financial Statements	3.10(a)
SES/IA Financial Statements Date	3.10(a)
SES/IA Listed Intellectual Property	3.11(a)
SES/IA Material Contract	3.12
SES/IA Material Government Bids	3.13(a)(ii)
SES/IA Material Government Contracts	3.13(a)(i)
SES/IA Real Property	3.6(a)
SES/IA Real Property Leases	3.6(a)
SES/IA Tax Contest	6.3(d)(ii)
SES/Leidos Entity Equity Securities	3.5(b)
Specified Assets/Liabilities	5.6(d)
Specified Courts	10.10
Straddle Period	6.3(c)
Termination Date	8.1(b)
Third-Party Claim	9.4(a)(i)
Trade Controls	3.8(a)
Transition & Integration Workshop	5.17(c)
Transition Steering Committee	5.17(d)
Waived Benefits	5.18
WARN Act	3.16(e)
280G Approval	5.18
401(k) Plan	6.4(b)(v)

1.3 Interpretation.

(a) The table of contents and the headings of the Articles, Sections and subsections included in this Agreement and the various headings of the Disclosure Schedules are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedules or be given any effect in interpreting this Agreement, the Disclosure Schedules or any Exhibits hereto. Unless the context otherwise requires, references in this Agreement to: (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section or Subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions, and in the case of any Contract, so long as the AHP Entities or Leidos, as applicable, has received a true and correct copy of any such amendments, supplements, or modifications thereto); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any statute or other Law of the U.S. or other jurisdiction (whether federal, state or local) shall be deemed references to all rules and regulations promulgated thereunder. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement.

(b) The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The words “ordinary course” and “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. The word “or” shall be deemed to mean “and/or” (whether or not specified). The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “dollar” and the symbol “$” refer to the lawful currency of the United States of America.

(c) Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement.

(d) Except with respect to Section 3.1 and Section 3.2, the representations and warranties set forth in Article 3 that are made with respect to any assets or liabilities are made only to the extent to which such representations and warranties relate to the assets and liabilities of (i) the SES/IA Entities (other than with respect to the Non-SES/IA Businesses), or (ii) Leidos relating to the SES/IA Business, and none of such representations or warranties are being made with respect to the Non-SES/IA Businesses or any Non-SES/IA Business Asset or Non-SES/IA Business Liability.

(e) Any Contract, document, list or other item shall be deemed to have been “provided” or “made available” to the AHP Entities or Leidos, as applicable, for all purposes of this Agreement if such Contract, document, list or other item was posted in the AHP Data Room or the Leidos Data Room, as applicable, by 5:00 p.m. EST on the date immediately prior to the date hereof.

(f) The Parties acknowledge and agree that, to the extent the terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

(g) When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(h) Except as otherwise provided in this Agreement, any amounts denominated in currency other than the lawful money of the United States of America on any date of determination shall be deemed to be the equivalent in dollars of such currency determined by using the prevailing foreign exchange rate provided by the Wall Street Journal at 9:00 am New York time on the third (3rd) Business Day prior to such date.

ARTICLE 2

Transactions and Related Matters

2.1 Formation and Operation of the JV Entities. Prior to the Closing Date, the Selling AHP Entity shall file or cause to be filed a certificate of incorporation or formation, as applicable, with the Office of the Secretary of State of the State of Delaware under and pursuant to the General Corporation Law of the State of Delaware or Delaware Limited Liability Company Act, as applicable, to form (a) a Delaware corporation (“JV TopCo”), (b) a Delaware limited liability company and wholly-owned subsidiary of JV TopCo (“InterCo I”), (c) Nickel IntermediateCo II, LLC, a Delaware limited liability company and wholly-owned subsidiary of InterCo I (“InterCo II”), and (d) Nickel HoldCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of InterCo II (“LendCo”). Immediately after the AHP Contribution, the AHP Cash Payment and the Leidos Contribution, the Selling AHP Entity shall file or cause to be filed a certificate of formation with the Office of the Secretary of State of the State of Delaware under and pursuant to the Delaware Limited Liability Company Act to form a Delaware limited liability company (“JV HoldCo” and together with JV TopCo, InterCo I, InterCo II and LendCo, the “JV Entities”) and an election on IRS Form 8832 to have JV HoldCo be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date of its formation. While the Parties agree that the transactions set forth herein shall occur substantially simultaneously to one another, the timing of each transaction will be deemed for legal purposes to have occurred as outlined herein. The AHP Entities shall cause each JV Entity to refrain from (i) engaging in any business activities prior to the Closing, other than (A) obtaining an employer tax identification number, (B) opening one or more bank accounts at certain financial institutions, as mutually determined by the Parties, and (C) engaging in any other activities that, as mutually determined by the Parties, are reasonably necessary to consummate the Contemplated Transactions (including the Debt Financing), (ii) incurring any Liabilities other than those that are incidental to the matters described in the foregoing clause (i), and (iii) issuing any Equity Interests to any Person except as expressly contemplated by the terms of this Agreement. The AHP Entities shall take all actions necessary to cause the JV Entities, which are not a party to this Agreement, to comply with the terms and conditions of, and perform the obligations and restrictions applicable to the JV Entities under, this Agreement as if they were a party hereto (including, without limitation, JV HoldCo’s obligations under Section 2.4, Section 5.15 and Article 9). Furthermore, the AHP Entities shall not take any action, or permit any action to be taken, that would result in the JV Entities acting in a manner that would cause a breach of this Agreement if the JV Entities were bound hereby.

2.2 Transactions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) the Contributing AHP Entity shall contribute the Analogic Holding Securities it holds to JV TopCo (the “Initial AHP Contribution”), and JV TopCo shall accept the Initial AHP Contribution, and in exchange for the Initial AHP Contribution, JV TopCo shall issue to the Contributing AHP Entity, and the Contributing AHP Entity shall accept, 58.5% of the issued and outstanding Shares of JV TopCo (the “AHP Shares”);

(b) Leidos shall contribute, or shall cause to be contributed, 100% of the LSD&A Securities to JV TopCo (the “Initial Leidos Contribution”, and together with the Initial AHP Contribution, the “Initial Contributions”), and JV TopCo shall accept the Initial Leidos Contribution, and in exchange for the Initial Leidos Contribution, JV TopCo shall issue to Leidos, and Leidos shall accept, 41.5% of the issued and outstanding Shares of JV TopCo (the “Leidos Shares”);

(c) immediately following the Initial Contributions, JV TopCo shall contribute all of the Analogic Holding Securities and all of the LSD&A Securities, in each case, received pursuant to the Initial Contributions to InterCo I (the “InterCo I Contribution”), and InterCo I shall accept the InterCo I Contribution;

(d) immediately following the InterCo I Contribution, InterCo I shall contribute all of the Analogic Holding Securities and all of the LSD&A Securities, in each case, received pursuant to the InterCo I Contribution to InterCo II (the “InterCo II Contribution”); and

(e) immediately following the InterCo II Contribution, InterCo II shall contribute all of the Analogic Holding Securities and all of the LSD&A Securities, in each case, received pursuant to the InterCo II Contribution to LendCo (the “LendCo Contribution”), and LendCo shall accept the LendCo Contribution;

(f) immediately following the LendCo Contribution, LendCo shall contribute all of the LSD&A Securities received pursuant to the InterCo II Contribution to Analogic Holding (the “Analogic Holding Contribution”), and Analogic Holding shall accept the Analogic Holding Contribution and, in exchange for the Analogic Holding Contribution, Analogic Holding shall issue to LendCo, and LendCo shall accept, shares of common stock, par value $0.01, of Analogic Holding;

(g) immediately following the Analogic Holding Contribution, Analogic Holding shall contribute all of the LSD&A Securities received pursuant to the Analogic Holding Contribution to Analogic Corporation (the “Analogic Corporation Contribution” and together with the Initial Contributions, the InterCo I Contribution, the InterCo II Contribution, the LendCo Contribution, and the Analogic Holding Contribution, the “Contributions”), and Analogic Corporation shall accept the Analogic Holding Contribution, and, in exchange for the Analogic Corporation Contribution, Analogic Corporation shall issue to Analogic Holding, and Analogic Holding shall accept, shares of common stock, par value $0.01 of Analogic Corporation;

(h) immediately following the Contributions and upon receipt of the proceeds from the New Credit Facility, (i) JV TopCo shall cause LendCo to purchase the remaining Analogic Holding Securities from the Selling AHP Entity in exchange for the AHP Cash Payment (the “Equity Purchase”), (ii) JV TopCo shall use a portion of the AHP Cash Payment to repay, or cause to be repaid, the Payoff Indebtedness and (iii) the Selling AHP Entity shall use a portion of the AHP Cash Payment to pay, or cause to be paid (including pursuant to Section 2.3(f)), the Closing Analogic Transaction Expenses; and

(i) immediately following the Equity Purchase, the payoff of the Payoff Indebtedness, and the payment of any Closing Analogic Transaction Expenses paid at the Closing, (i) (A) Leidos shall contribute to JV HoldCo all of the Leidos Shares, (B) the Contributing AHP Entity shall contribute to JV HoldCo all of the AHP Shares (clauses (A) and (B), collectively, the “Subsequent Contributions”), and (C) JV HoldCo shall accept the Leidos Shares and the AHP Shares, and (ii) (A) in exchange for the Leidos Shares, JV HoldCo shall issue to Leidos 41.5% of all of the Equity Securities of JV HoldCo that are issued and outstanding as of immediately following the Closing (the “Leidos JV Units”) and, (B) in exchange for the AHP Shares, JV HoldCo shall issue to the Contributing AHP Entity 58.5% of all of the Equity Securities of JV HoldCo that are issued and outstanding as of immediately following the Closing (the “AHP JV Units”).

Notwithstanding anything in this Agreement to the contrary, (w) neither JV Topco nor any of its Affiliates is purchasing, acquiring or receiving, pursuant to this Agreement or otherwise, Leidos’ (or any of its Subsidiaries’) right, title or interest in any Excluded Assets; (x) neither JV Topco nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, pursuant to this Agreement or otherwise any Excluded Liability; (y) all Liabilities of every form and nature of Leidos and its Subsidiaries, other than the SES/IA Business Liabilities, shall be retained by and remain liabilities, obligations, and commitments of Leidos and its Subsidiaries; and (z) Leidos and its Subsidiaries shall be responsible for and pay, perform, or otherwise satisfy and discharge when due the Excluded Liabilities.

2.3 Closing.

(a) The closing of the Contributions and the other Contemplated Transactions (the “Closing”) shall take place remotely via electronic exchange of .PDF signature pages by email, at 10:00 a.m. Eastern Time, on (i) the later of (A) the fifth Business Day after all of the conditions set forth in Article 7 (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law) and (B) the date that is forty-five (45) days after the date of this Agreement or at such other place, time or date as may be mutually agreed upon in writing by the Parties (the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date (the “Measurement Time”).

(b) At least five (5) Business Days prior to the Closing Date, (i) the AHP Entities shall deliver to Leidos a statement (the “Analogic Closing Statement”) setting forth, in reasonable detail, the AHP Entities’ good faith estimate of (A) the Closing Analogic Cash, (B) the Closing Analogic Net Working Capital, (C) the Closing Analogic Indebtedness, and (D) the AHP Entities’ determination of the Analogic Contribution Value based on the foregoing (the “Estimated Analogic Contribution Value”), and (ii) Leidos shall deliver to the AHP Entities a statement (the “SES/IA Closing Statement”) setting forth in reasonable detail Leidos’ good faith estimate of (A) the Closing SES/IA Cash, (B) the Closing SES/IA Net Working Capital, (C) the Closing SES/IA Indebtedness and (D) Leidos’ determination of the SES/IA Contribution Value based on the foregoing (the “Estimated SES/IA Contribution Value”), in each case, in accordance with the Accounting Principles. Each Party shall have the opportunity to review and provide reasonable comments to any other Party regarding the Analogic Closing Statement or the SES/IA Closing Statement, as applicable, and such other Party shall consider in good faith any reasonable comments provided by such Party. Each Party shall provide the other Parties and their Representatives with reasonable access to the books and records of the Analogic Group Companies or the SES/IA Business, as applicable, and such supporting documentation as may be reasonably necessary to verify the calculations set forth in the Analogic Closing Statement or the SES/IA Closing Statement, as applicable. The Parties shall cooperate in good faith to resolve any disputes regarding the Analogic Closing Statement or the SES/IA Closing Statement prior to the Closing; provided, that in case of any disagreement between the Parties, in no case shall such disagreement delay the Closing and each Party’s estimates and calculations set forth in the Analogic Closing Statement and SES/IA Closing Statement, respectively, shall control. A Party’s acceptance or rejection of any other Party’s suggested changes, if any, shall be without prejudice to the right of such other Party to raise any disputed matter in respect of the calculation of the Final Analogic Contribution Value and the Final SES/IA Contribution Value, as applicable.

(c) At the Closing, the AHP Entities shall deliver, or cause to be delivered, the following to Leidos:

(i) a certificate, dated as of the Closing Date and signed on behalf of the AHP Entities by an executive officer of each AHP Entity, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii) a counterpart to the Governance Agreement, duly executed by the Contributing AHP Entity;

(iii) a counterpart to the IP License Agreement, duly executed by JV HoldCo;

(iv) a counterpart to the Initial Equity Assignment, duly executed by each AHP Entity;

(v) a counterpart to the Subsequent Equity Assignment, duly executed by the Contributing AHP Entity;

(vi) a counterpart to the TSSA, duly executed by JV HoldCo;

(vii) counterparts to the MSA, duly executed by Altaris, LLC and JV HoldCo; and

(viii) the Analogic Payoff Letter, in customary form and substance.

(d) At the Closing, Leidos shall deliver, or caused to be delivered, the following to the AHP Entities:

(i) a certificate, dated as of the Closing Date and signed on behalf of Leidos by an executive officer of Leidos, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) a counterpart to the Governance Agreement, duly executed by Leidos;

(iii) a counterpart to the IP License Agreement, duly executed by Leidos;

(iv) a counterpart to the Subsequent Equity Assignment, duly executed by Leidos;

(v) a counterpart to the TSSA, duly executed by Leidos; and

(vi) the Leidos Release Letter, in customary form and substance.

(e) At the Closing, (i) the Contributing AHP Entity shall provide to JV HoldCo a properly completed IRS Form W-9, duly executed by the Contributing AHP Entity, (ii) the Selling AHP Entity shall provide to LendCo a properly completed IRS Form W-9, duly executed by the Selling AHP Entity and (iii) Leidos shall provide to JV HoldCo a properly completed IRS Form W-9, duly executed by Leidos.

(f) The Selling AHP Entity shall direct a portion of the AHP Cash Payment to an Analogic Group Company in an amount equal to the Closing Analogic Transaction Expenses that are treated as compensatory payments to employees or other service providers of the Analogic Group Companies and such Analogic Group Company shall cause to be paid through the payroll processing system of the applicable Analogic Group Company to such employees and other service providers (after deducting any applicable portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts); provided, that the Analogic Post-Closing Transaction Payment shall be paid in accordance with Schedule 4.17(g)(ii) of the AHP Disclosure Schedules and to the extent that any amounts of the Analogic Post-Closing Transaction Payment are forfeited or otherwise remain unpaid, such amounts shall be paid to the Selling AHP Entity.

2.4 Post-Closing Adjustment.

(a) Promptly following the Closing Date, JV HoldCo shall engage a nationally recognized independent accounting firm selected by mutual agreement of the Parties (the “Adjustment Firm”) (provided, that in no event shall the Adjustment Firm have served as auditor for the Analogic Group Companies, on the one hand, or Leidos Parent, on the other hand in the past three (3) years) and instruct the Adjustment Firm to, as promptly as practicable, but in any event within ninety (90) days after the Closing Date, prepare and deliver to the Parties a statement (the “Post-Closing Statement”) setting forth, in reasonable detail, the Adjustment Firm’s good faith calculation and determination of (i) the Closing SES/IA Cash, the Closing SES/IA Net Working Capital, the Closing SES/IA Indebtedness and the SES/IA Contribution Value based on the foregoing, and (ii) the Closing Analogic Cash, the Closing Analogic Net Working Capital, the Closing Analogic Indebtedness, the Unpaid Closing Analogic Transaction Expenses, and the Analogic Contribution Value based on the foregoing, in each case, in accordance with the Accounting Principles; provided, that, any delay on the part of the Adjustment Firm in preparing such Post-Closing Statement shall not affect its validity. The fees, costs, and expenses of the Adjustment Firm shall be borne by JV HoldCo.

(b) Within thirty (30) days after the date of the Adjustment Firm’s delivery of the Post-Closing Statement to the Parties (the “Review Period”), any Party may deliver, to the Adjustment Firm, JV HoldCo and the other Parties, a written notice of dispute regarding any amount reflected in the Post-Closing Statement (including, for the avoidance of doubt, a dispute regarding the calculation of one or both of the SES/IA Contribution Value (and the components thereof) and the Analogic Contribution Value (and the components thereof)) (each, a “Dispute Notice”). The Dispute Notice shall specify, in reasonable detail, the basis for the dispute along with supporting calculations, as well as the reasons for any difference in the Post-Closing Statement and disputed components thereof; provided, that such disputed items contained in the Dispute Notice shall be based only on (A) mathematical or clerical errors, or (B) the fact that the calculations of the amounts included in the Post-Closing Statement were not determined in accordance with the Accounting Principles. During the Review Period, each Party shall have access to such documents and information of JV HoldCo and its Subsidiaries to the extent relating to the calculations included in the Post-Closing Statement. If no Party delivers a Dispute Notice within such thirty (30) day period, the Post-Closing Statement shall be deemed to have been accepted and agreed to by the Parties in the form in which it was delivered and shall be final and binding on the Parties in all respects. Any Dispute Notice shall set forth in reasonable detail the items and amounts with which the applicable Party disagrees, including the amounts of any adjustments that are necessary in the reasonable judgment of such Party for the computations contained in the Post-Closing Statement to conform to the requirements of this Agreement and the detailed reason(s) for such Party’s suggested adjustments. During the twenty (20) Business Day period following the Review Period if any Party delivers a Dispute Notice (or for such longer period as the Parties may agree in writing (the “Negotiation Period”)), the Parties shall make reasonable good faith efforts to attempt to resolve such disputed items and agree in writing upon the final amounts of the items contained in the Dispute Notice. Any communications between the Adjustment Firm, the Parties and/or JV HoldCo (or their respective Representatives) relating to any Dispute Notice during the Negotiation Period shall be treated as settlement discussion materials pursuant to Federal Rule of Evidence 408 and similar state rules, and shall not be disclosed to, or considered by, the Accounting Arbitrator.

(c) If all disputed items relating to the Post-Closing Statement are not resolved within the Negotiation Period, the matters with respect to which no resolution has been reached (the “Disputed Items”) shall be submitted to and resolved by a nationally recognized independent accounting firm selected by mutual agreement of the Parties (acting as an expert, not an arbitrator, the “Accounting Arbitrator”); provided, that, the Accounting Arbitrator shall not be the same accounting firm as the Adjustment Firm. If the Parties are unable to agree upon the Accounting Arbitrator within ten (10) Business Days of the expiration of the Negotiation Period (or for such longer period as the Parties may mutually agree in writing), then any Party may request that the American Arbitration Association in New York, New York designate an accounting firm of national standing to serve as the Accounting Arbitrator. In no event shall the Accounting Arbitrator have served as auditor for the Analogic Group Companies, on the one hand, or Leidos Parent, on the other hand, in the past three (3) years.

(d) JV HoldCo and the Parties (i) shall promptly enter into a customary engagement letter with the Accounting Arbitrator in which the scope of the Accounting Arbitrator’s engagement is specified in reasonable detail in a manner that is consistent with this Agreement, and (ii) shall instruct the Accounting Arbitrator to prepare a written determination (which shall contain the underlying reasoning) of the Accounting Arbitrator with respect to the Disputed Items within thirty (30) days after the engagement of the Accounting Arbitrator; provided, that, any delay on the part of the Accounting Arbitrator in rendering such written decision shall not affect its validity. The Accounting Arbitrator shall only resolve each Disputed Item by making an adjustment to the Post-Closing Statement that is within the range identified in the Post-Closing Statement and any Dispute Notice. The resolution and determination of the Disputed Items by the Accounting Arbitrator shall be based solely on the provisions of this Agreement and on written submissions by the Parties (or their respective Representatives), and not on independent review by the Accounting Arbitrator.

(e) The fees, costs, and expenses of the Accounting Arbitrator shall be borne proportionately by Leidos or the AHP Entities, as applicable, based on the percentage that the portion of the aggregate amounts contested by but not awarded to such Party, as applicable, bears to the aggregate amounts contested by the Parties pursuant to this Section 2.4, as finally determined by the Accounting Arbitrator; provided, that, (i) the AHP Entities, on the one hand, and Leidos, on the other, shall each be responsible for fifty percent (50%) of any retainers or other upfront costs or expenses of the Accounting Arbitrator, subject to re-allocation as set forth above, and (ii) each Party shall be solely responsible for the fees, costs and expenses of its own Representatives in connection with the adjustment provisions of this Section 2.4.

(f) The term “Final Post-Closing Statement” means, as applicable, (i) the Post-Closing Statement (in each case, including the final amounts contained therein) if the Parties do not dispute such statement within the thirty (30) day period provided for in Section 2.4(b), (ii) the final Post-Closing Statement (including the final amounts contained therein after disputed items are resolved) mutually agreed to by the Parties in accordance with Section 2.4(b), or (iii) if there are Disputed Items, the final Post-Closing Statement (including the final amounts contained therein) determined by the Accounting Arbitrator after their resolution and determination of the Disputed Items in accordance with Section 2.4(c) and Section 2.4(d). The Final Post-Closing Statement, however determined in accordance with this Agreement, shall be conclusive, final, and binding on the Parties in all respects (absent fraud or manifest error by the Accounting Arbitrator, in which case the Accounting Arbitrator shall correct such manifest error) and shall constitute an arbitral award upon which a judgment may be rendered by a Governmental Authority having proper jurisdiction thereover. The SES/IA Contribution Value included in the Final Post-Closing Statement calculated based on the foregoing shall be the “Final SES/IA Contribution Value” for all purposes hereunder. The Analogic Contribution Value included in the Final Post-Closing Statement calculated based on the foregoing shall be the “Final Analogic Contribution Value” for all purposes hereunder.

(g) Once the Final SES/IA Contribution Value and Final Analogic Contribution Value are determined in accordance with this Section 2.4, then Leidos or JV HoldCo, as applicable, shall, within ten (10) Business Days following such determination, pay or cause to be paid, by wire transfer of immediately available funds, an amount equal to (i) the Final SES/IA Contribution Value minus (ii) the Final Analogic Contribution Value multiplied by 41.50% which product is divided by 58.50% (the “Adjustment Amount”). If the Adjustment Amount is a positive number, JV HoldCo shall pay to Leidos the value of such amount. If the Adjustment Amount is a negative number, Leidos shall pay to JV HoldCo the absolute value of such amount. An illustrative calculation of the Adjustment Amount in accordance with the foregoing is set forth on Schedule 4 hereto. Notwithstanding anything set forth in this Agreement to the contrary, no adjustment shall be made pursuant to this Section 2.4(g) unless the absolute value of the Adjustment Amount is in excess of $3,000,000.

2.5 Withholding. Notwithstanding anything to the contrary contained in this Agreement, JV HoldCo, JV TopCo, LendCo, any of their respective Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable or issuable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment or issuance under the Code, or any applicable Tax Law. Other than any withholding arising from a failure to comply with Section 2.3(e) of this Agreement, if any withholding agent reasonably believes that any withholding is required with respect to any payment made by it, such withholding agent shall use reasonable best efforts to (i) give written notice thereof to the payee in reasonable detail as soon as reasonably practicable and no later than ten (10) days prior to such amount being withheld, and (ii) to provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate such withholding to the extent permitted by applicable Law. To the extent any amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

2.6 Joinder of JV HoldCo. Promptly following the formation of JV HoldCo (subject to Section 5.22), the parties shall cause JV HoldCo to become party to this Agreement through the execution of a joinder agreement in a form mutually agreed by the Parties prior to the Closing, each acting reasonably and in good faith and adopt resolutions approving the execution, delivery and performance by JV HoldCo of this Agreement, the Joinder Agreement and the consummation of the Contemplated Transactions. Following the execution and delivery of the Joinder Agreement, JV HoldCo shall be a “Party” for all purposes hereunder.

ARTICLE 3

Representations and Warranties of Leidos

Leidos hereby represents and warrants to the AHP Entities as follows:

3.1 Organization; Authority.

(a) Leidos is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and, (i) except for those jurisdictions where the failure to be qualified to do business, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, Leidos is duly qualified to do business in each jurisdiction where the conduct of its business makes such qualification necessary, and (ii) except for those jurisdictions where the failure to be in good standing (with respect to jurisdictions that recognize such concept), individually or in the aggregate, would not be material to the SES/IA Business, taken as a whole, Leidos is in good standing (with respect to jurisdictions that recognize such concept). Leidos has, or after giving effect to the Restructuring will have, all necessary corporate power and authority to: (A) own the LSD&A Securities and to operate the SES/IA Business as presently operated; (B) consummate the Leidos Contribution as contemplated by this Agreement; and (C) execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b) Each of the SES/IA Entities is a corporation or other legal entity validly existing under the Laws of the jurisdiction in which it is organized or incorporated and, (i) except for those jurisdictions where the failure to be qualified to do business, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, each such SES/IA Entity is duly qualified to do business in each jurisdiction where the conduct of its business makes such qualification necessary, and (ii) except for those jurisdictions where the failure to be in good standing (with respect to jurisdictions that recognize such concept), individually or in the aggregate, would not be material to the SES/IA Business, taken as a whole, each such SES/IA Entity is in good standing (with respect to jurisdictions that recognize such concept). Each of the SES/IA Entities has, or after giving effect to the Restructuring will have, all necessary corporate or other applicable entity power, as the case may be, to own, lease and operate its assets and properties and carry on its business as conducted as of the date hereof, and each of the SES/IA Entities has, or after giving effect to the Restructuring will have, all necessary corporate or other applicable entity power, as the case may be, and authority to execute and deliver each Ancillary Agreement to which it is or will be a party and to perform its obligations thereunder.

(c) Leidos has made available to the AHP Entities true and correct copies of the Governing Documents of Leidos and each of the SES/IA Entities that is in existence on the date hereof, as such Governing Documents are in effect on the date hereof, and neither Leidos nor any of the SES/IA Entities is in violation of any of the provisions of its Governing Documents in any material respect. No SES/IA Entity has any branch or agency outside of its jurisdiction of incorporation.

3.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Leidos is a party, and the consummation of the Contemplated Transactions, has been duly and validly authorized by all necessary action by Leidos in accordance with applicable Law, and no other action or proceeding on the part of Leidos is necessary to authorize the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Leidos is a party or the consummation of the Contemplated Transactions. Leidos has duly and validly executed and delivered this Agreement and, as of the Closing, will have duly and validly executed and delivered the Ancillary Agreements to which it is a party. Assuming the due authorization, execution and delivery of this Agreement by the AHP Entities and the applicable Ancillary Agreements to which an AHP Entity is or will be a party, this Agreement constitutes the valid and binding obligation of Leidos, and each Ancillary Agreement to which Leidos is party, when so executed and delivered, will constitute the valid and binding obligation of Leidos, enforceable against Leidos in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles with respect to the availability of specific performance or other equitable remedies (whether considered in a proceeding in equity or at law) (collectively, the “Insolvency and Equity Exceptions”).

3.3 No Violations. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation by Leidos of the Contemplated Transactions, do not and will not (a) conflict with, or result in any violation of or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of the Governing Documents of Leidos, or (ii) any SES/IA Material Contract (as defined below); (b) result in the creation of any Lien (except for Permitted Liens) upon the LSD&A Securities or any of the respective assets or properties of the SES/IA Business; (c) violate any Order against or binding upon, Leidos with respect to the SES/IA Business or any of the LSD&A Securities; or (d) assuming compliance with the matters set forth in Section 4.4, violate any Law applicable to Leidos with respect to the SES/IA Business or any of the LSD&A Securities, except with respect to each of the foregoing clauses (a)(ii), (b), (c) and (d) above, for any such conflict, violation, breach, default, creation, termination, cancelation or acceleration of right as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.4 Governmental Consents and Approvals. Assuming the accuracy of Section 4.4, except for (a) filings under the Antitrust Laws and Foreign Direct Investment Laws, (b) filings required solely related to the identity of or any business conducted by the AHP Entities or their respective Affiliates, (c) all consents and approvals of Governmental Authorities listed on Schedule 7.1(a) of the Leidos Disclosure Schedules, (d) filings that may be required under applicable securities Laws, (e) filings of this Agreement or any other Ancillary Agreement that may be required under Law in any jurisdictions other than the U.S., (f) approvals, consents, waivers or authorizations that may be required as a result of the identity or character of the AHP Entities, (g) the appropriate facility clearance transfer approval that may be required by the United States Defense Counterintelligence and Security Agency (“DCSA”), and (h) any other approval, consent, waiver or authorization of any Governmental Authority where the failure to obtain such approval, consent, waiver or authorization would not be material to the SES/IA Business, taken as a whole, no approval, consent, waiver or authorization from any Governmental Authority is required for or in connection with the execution and delivery by Leidos of this Agreement or the Ancillary Agreements to which Leidos or the Contributed SES/IA Entities is or will be a party or the consummation by Leidos and the Contributed SES/IA Entities of the Contemplated Transactions.

3.5 Capitalization.

(a) Set forth on Schedule 3.5(a) of the Leidos Disclosure Schedules is, as of the date hereof, the jurisdiction of formation of LSD&A and the number of authorized, allotted, issued and outstanding LSD&A Securities, and there are no other authorized, allotted, issued or outstanding Equity Securities of LSD&A. As of the date hereof (i) the issued and outstanding LSD&A Securities are owned, beneficially and of record, by Leidos, free and clear of any Liens (except for Liens arising under applicable securities Laws), and (ii) Leidos has good, valid and marketable title to all of the LSD&A Securities. All of the LSD&A Securities have been validly allotted and issued, are fully paid or credited as fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any LSD&A Securities, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the LSD&A Securities.

(b) Set forth on Schedule 3.5(b) of the Leidos Disclosure Schedules is, as of the date hereof, the jurisdiction of incorporation, formation or organization of each SES/IA Entity and Restructured Leidos Entity and the number of authorized, issued, allotted and outstanding Equity Securities of each SES/IA Entity and Restructured Leidos Entity (“SES/Leidos Entity Equity Securities”) (to the extent such concepts are applicable), and there are no other authorized, issued, allotted or outstanding Equity Securities of the SES/IA Entities and the Restructured Leidos Entities. As of the date hereof, (i) the issued and outstanding SES/Leidos Entity Equity Securities are owned of record by Leidos or its applicable Subsidiary identified on Schedule 3.5(b) of the Leidos Disclosure Schedules as owning such Equity Securities, free and clear of any Liens (except for Liens arising under applicable securities Laws), and (ii) Leidos or its applicable Subsidiary identified on Schedule 3.5(b) of the Leidos Disclosure Schedules as owning such Equity Securities has good, valid and marketable title (to the extent such concepts are applicable) to the SES/Leidos Entity Equity Securities opposite its name on Schedule 3.5(b) of the Leidos Disclosure Schedules. All of the SES/Leidos Entity Equity Securities have been validly allotted and issued, are fully paid or credited as fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive or similar rights. Except as expressly set forth in the Governing Documents of an SES/IA Entity or Restructured Leidos Entity, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any SES/Leidos Entity Equity Securities, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any SES/Leidos Entity Equity Securities.

(c) No later than five (5) Business Days prior to the Closing, Leidos shall deliver a schedule (the “Final Capitalization Schedule”) setting forth the number of authorized, issued, allotted and outstanding Equity Securities of each Contributed SES/IA Entity (to the extent such concepts are applicable) and the record owner of such Equity Securities, in each case, after giving effect to the Restructuring. Except as set forth on the Final Capitalization Schedule, as of the date of delivery of the Final Capitalization Schedule and as of the Closing, there will be no other authorized, issued or outstanding Equity Securities of the Contributed SES/IA Entities. As of the date of delivery of the Final Capitalization Schedule and as of the Closing, (i) all of the issued and outstanding Equity Securities of the Contributed SES/IA Entities will be owned of record by Leidos or its applicable Subsidiary identified on the Final Capitalization Schedule as owning such Equity Securities, free and clear of any Liens (except for Liens arising under applicable securities Laws), and (ii) Leidos or its applicable Subsidiary will have good, valid and marketable title (to the extent such concepts are applicable) to the Equity Securities of the Contributed SES/IA Entities.

3.6 Real Property.

(a) Schedule 3.6(a) of the Leidos Disclosure Schedules lists, as of the date hereof, (i) the address of all real property owned, leased, subleased, or licensed by Leidos or one of its Affiliates that is used in connection with the SES/IA Business (each property, an “SES/IA Real Property”); and (ii) the Contracts pursuant to which Leidos or any of its Subsidiaries leases, subleases or licenses, or is granted a right to use or occupy any SES/IA Real Property, including all amendments, modifications and supplements thereto (the “SES/IA Real Property Leases”). Leidos or its applicable Subsidiary has a valid leasehold interest in, or a valid license or right to use, each SES/IA Real Property (in respect of which no representation or warranty is made except as set forth in this Section 3.6(a)), free and clear of any and all Liens, other than Permitted Liens. Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, all buildings, structures, fixtures and building systems included in the SES/IA Real Property are in good operating condition, subject to reasonable wear.

(b) Leidos has made available to the AHP Entities true, correct and complete copies of each SES/IA Real Property Lease. Each SES/IA Real Property Lease is in full force and effect and each SES/IA Real Property Lease is a valid and binding obligation of Leidos or its applicable Subsidiary party thereto and, subject to the Knowledge of Leidos, any other party thereto. Since January 1, 2024, neither Leidos nor any of its Subsidiaries (i) has received written notice that such Person is in breach or default under any SES/IA Real Property Lease and, to the Knowledge of Leidos, no other party thereto is in breach or default thereunder, (ii) has received written notice that any event has occurred or that remains uncured that, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any SES/IA Real Property Lease, (iii) has received written notice that any counterparty to any SES/IA Real Property Lease intends to terminate an SES/IA Real Property Lease, (iv) has vacated or abandoned any SES/IA Real Property or any portion thereof, or given notice of its intent to do the same, and (v) has received written notice that remains uncured from any Governmental Authority or, to the Knowledge of Leidos, other Person that the use and occupancy of any SES/IA Real Property, or the conduct of the SES/IA Business thereon, as currently conducted, and the structures and improvements located thereon, violate any SES/IA Real Property Lease or deed restriction, except to the extent any of the foregoing, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.6(b) of the Leidos Disclosure Schedules, the consummation of the Contemplated Transactions will not result in any material violation of or constitute a material breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or right of any landlord under, any SES/IA Real Property Lease.

3.7 Title to and Sufficiency of Assets. Except for (a) the Excluded Services (as defined in the TSSA) and the Corporate Functions (except to the extent provided as part of the Services under the TSSA), (b) the SES/IA Business Insurance Policies, (c) assets in support of employee benefit plans for the benefit of SES/IA Employees, (d) SES/IA Business Guarantees to be replaced in accordance with Section 5.15, (e) the rights granted in Section 6.8, and (f) the other items set forth on Schedule 3.7 of the Leidos Disclosure Schedules, (1) as of the date hereof, Leidos and the SES/IA Entities own, hold or have the right to use (including licenses or pursuant to licenses or other Contracts), and (2) following the consummation of each of the Restructuring and the Closing (and upon the receipt of any necessary third-party consents, approvals and Permits required in connection with the consummation of the Contemplated Transactions), the Contributed SES/IA Entities will, taking into account all Ancillary Agreements (and the rights granted and services to be performed thereunder, including under the TSSA) and the rights granted under Section 6.8, own, hold or have the right to use (including licenses or pursuant to licenses or other Contracts), in the aggregate, all SES/IA Business Assets, which shall constitute all of the assets, properties, claims and rights, whether tangible or intangible, whether personal, real or mixed, wherever located, that are necessary for and sufficient to conduct and operate the SES/IA Business immediately following the Closing in substantially the same manner as conducted and operated in the ordinary course of business; provided, that, this Section 3.7 shall not be deemed to be breached as a result of any action (i) that Leidos or any of its Affiliates is or are expressly required to take pursuant to this Agreement, the TSSA or any of the Ancillary Agreements, or (ii) for which the AHP Entities have expressly consented in writing; provided, further, that, the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of SES/IA Business Intellectual Property which is addressed in Section 3.11. Nothing in this Section 3.7 shall be deemed to expand the scope of any other representations or warranties made by Leidos in this Article 3.

3.8 Compliance with Laws; Permits.

(a) Since January 1, 2024 (i) each of the SES/IA Entities and, with respect to the SES/IA Business, Leidos, has complied in all material respects with all Laws applicable to the SES/IA Business, and (ii) no SES/IA Entity nor, with respect to the SES/IA Business, Leidos, has received any written notice of any material violation or default under any Law applicable to the SES/IA Business. Leidos (to the extent applicable to the SES/IA Business) and the SES/IA Entities have obtained, possess and are and have been in material compliance with all Permits under U.S. and applicable foreign Laws and regulations pertaining to export and import controls and anti-boycott requirements, including those administered by the U.S. Departments of Commerce and State (collectively, “Trade Controls”), and all such Permits under Trade Controls are in full force and effect, except where such failure to be in full force and effect would not reasonably be expected to be material to the SES/IA Business, taken as a whole. Other than with respect Permits under Trade Controls necessary for the conduct of the SES/IA Business, (A) Leidos and its Subsidiaries have obtained and possess all Permits necessary for the conduct of the SES/IA Business, except where the failure to possess any such Permit, individually or in the aggregate, would not be material to the SES/IA Business, taken as a whole, and (B) all such Permits held by Leidos and its Subsidiaries are in full force and effect and neither Leidos nor any of its Subsidiaries is in breach of any terms and conditions of any such Permit, except where the failure to be in full force and effect or such breach would not reasonably be expected to be material to the SES/IA Business, taken as a whole. To the Knowledge of Leidos, there are no circumstances which are reasonably likely to result in any material Permit being suspended, terminated, varied, revoked or not renewed (in whole or in part), and there are no pending or threatened Actions seeking any such relief.

(b) Leidos (to the extent applicable to the SES/IA Business), the SES/IA Entities and their respective directors, officers, and employees, and to the Knowledge of Leidos, any agents acting on their behalf, (i) are, and since January 1, 2021 (and in the case of Sanctions, since April 24, 2019), have been in material compliance with U.S. and any applicable foreign economic sanctions Laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”) and Trade Controls, and (ii) are not and have not been (A) identified on any Sanctions-related list of restricted or blocked persons, (B) organized, resident, or located in any country or territory that is itself the subject of Sanctions; or (C) owned or controlled by any Person or Persons described in clause (A) or (B).

(c) Since January 1, 2021 (and in the case of Sanctions, since April 24, 2019), there have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Sanctions or Trade Controls involving Leidos or its Subsidiaries relating to the SES/IA Business, and to the Knowledge of Leidos, there are no pending or threatened claims or investigations involving suspected or confirmed violations thereof.

(d) None of the SES/IA Entities are a “covered foreign person,” as that term is used in the Outbound Investment Rules.

3.9 Legal Proceedings; Anti-Corruption.

(a) As of the date hereof, there is no and since January 1, 2023 there has been no Action pending or, to the Knowledge of Leidos, threatened, against the SES/IA Entities or, with respect to the SES/IA Business, Leidos, by any (i) Governmental Authority (other than a Taxing Authority), (ii) Person (other than a Governmental Authority) alleging damages in excess of $5,000,000, or (iii) Person seeking any non-monetary, injunctive or equitable relief that, if adversely determined, would be material to the ownership, operation or conduct of the SES/IA Business in the ordinary course. As of the date hereof, there is no material pending or, to the Knowledge of Leidos, threatened, Action by (A) Leidos or any SES/IA Entity against any SES/IA Material Customer or SES/IA Material Supplier relating to the operation of the SES/IA Business, or (B) SES/IA Material Customer or SES/IA Material Supplier against Leidos or any SES/IA Entity relating to the operation of the SES/IA Business. None of the SES/IA Entities nor, with respect to the SES/IA Business, Leidos, is subject to any Order requiring the payment of money in excess of $500,000 (net of insurance coverage) or imposing any material non-monetary, injunctive or equitable relief.

(b) For the past five (5) years, there has been no pending directed or voluntary disclosures with respect to any potential violation of Anti-Corruption Laws by any SES/IA Entity or, with respect to the SES/IA Business, Leidos. To the Knowledge of Leidos, for the past five (5) years, no director, officer, employee, or agent of any SES/IA Entity nor, with respect to the SES/IA Business, Leidos, has directly or indirectly given, offered, promised, conspired, authorized, or solicited or agreed to give, offer or solicit, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or thing of value regardless of form and whether in money, property or services, to any Person in violation of any Anti-Corruption Laws. Each SES/IA Entity and, with respect to the SES/IA Business, Leidos, has implemented and maintains written policies and procedures that are reasonably designed to prevent and detect violations of any applicable Anti-Corruption Law.

3.10 Financial Statements; Absence of Certain Developments.

(a) Attached as Schedule 3.10 of the Leidos Disclosure Schedules is (i) an unaudited statement of net assets of the SES/IA Business as of December 31, 2025 (the “SES/IA Financial Statements Date”) and (ii) the related unaudited income statement for the SES/IA Business for the twelve (12) month period then ended (clauses (i) and (ii) together, hereinafter being referred to as the “SES/IA Financial Statements”).

(b) The SES/IA Financial Statements fairly present in all material respects the financial position and results of operations, as applicable, of the SES/IA Business as of the applicable date thereof or for the applicable period set forth therein (subject to the absence of year-end adjustments, notes, disclosures, or other presentation items that may be required by GAAP and the qualifications set forth in clause (ii) of this Section 3.10(b)). The SES/IA Financial Statements (i) have been derived from Leidos’ consolidated financial information and the books and records of Leidos, and (ii) (A) take into account the Corporate Functions used by the SES/IA Business, (B) are presented on a carve-out basis and do not necessarily reflect what the financial position, results of operations, or cash flows of the SES/IA Business would have been had it operated as a stand-alone entity during the periods presented, and (C) include allocations and estimates of certain corporate costs and expenses, which may not reflect the actual costs that would have been incurred or results that would have been achieved had the SES/IA Business operated as an independent, stand-alone entity.

(c) The SES/IA Entities and Leidos (with respect to the SES/IA Business) maintain, with respect to the operations of the SES/IA Business (i) a system of internal controls over financial reporting that is sufficiently designed to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of consolidated financial statements of Leidos in accordance with GAAP, and (ii) accounting controls that are sufficiently designed to provide reasonable assurance in all material respects that (A) transactions are executed in accordance with management’s general or specific authorizations and (B) transactions are recorded as necessary to permit the accurate preparation of consolidated financial statements in accordance with GAAP.

(d) None of the SES/IA Entities or, with respect to the SES/IA Business, Leidos, has any Liability that is required to be set forth on a combined balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected on, reserved against or disclosed within the SES/IA Financial Statements, (ii) Liabilities incurred or accrued in the ordinary course of business consistent with past practice since the SES/IA Financial Statements Date, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) subject to GAAP, Liabilities for future performance under executory provisions of any Contract relating to the SES/IA Business (other than as a result of a breach thereof), and (v) Liabilities that, individually or in the aggregate, would not be material to the SES/IA Business, taken as a whole.

(e) Since the SES/IA Financial Statements Date to the date hereof, there has not been a Material Adverse Effect.

(f) Since the SES/IA Financial Statements Date to the date hereof, (i) the SES/IA Business has been operated in the ordinary course of business consistent with past practice, and (ii) none of the SES/IA Entities or, with respect to the SES/IA Business, Leidos, have taken any actions that, if taken after the date of this Agreement, would require the AHP Entities’ prior consent under clauses (a), (b), (e), (f), (g), (h), (i), (k), (m), (n), (o) or (p) of Section 5.5.

(g) No SES/IA Entity nor Leidos, with respect to the SES/IA Business, has any Liability (whether or not matured, accrued, triggered or otherwise) in respect of any earn-out, deferred purchase price or similar obligation pursuant to an acquisition of any Person or business.

(h) Schedule 3.10(h) of the Leidos Disclosure Schedules sets forth a true, correct and complete list of all Contracts under which an SES/IA Entity or Leidos, with respect to the SES/IA Business, is obligated in respect of Indebtedness of the type described in clause (a) of the definition thereof.

3.11 Intellectual Property; Cybersecurity and Data Privacy.

(a) Schedule 3.11(a) of the Leidos Disclosure Schedules sets forth a true, correct and complete list of all material SES/IA Owned Intellectual Property that is a registered or applied for Trademark, issued or pending Patent, registered Copyright or Domain Name, including the application or registration number for each such item, where applicable (collectively, the “SES/IA Listed Intellectual Property”). Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, (i) each item of SES/IA Owned Intellectual Property is valid, subsisting and enforceable, and (ii) each item of SES/IA Listed Intellectual Property is in good standing with the Governmental Authority or Domain Name registrar before which it is registered or pending. Except as set forth on Schedule 3.11(a), or as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, none of the SES/IA Owned Intellectual Property is subject to any outstanding Order or consent, settlement, or coexistence agreement restricting in any manner or otherwise adversely affecting the SES/IA Business’s use or transfer thereof or rights thereto, or that would impair the use, validity or enforceability thereof.

(b) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, an SES/IA Entity (i) exclusively owns, or following the Restructuring will own, each item of SES/IA Owned Intellectual Property free and clear of any Liens (excluding Permitted Liens) and (ii) has, or following the Restructuring will have, a valid and enforceable right to use all other material SES/IA Business Intellectual Property. The SES/IA Business Intellectual Property includes all material Intellectual Property Rights (other than (A) Leidos Trademarks and (B) any Intellectual Property Rights (x) the benefit of which will be provided under the TSSA or used exclusively in connection with the Excluded Services (as defined therein) or (y) the use of which will be licensed under the IP Agreement) used or held for use in connection with the operation of the SES/IA Business, and there are no other Intellectual Property Rights that are material to or necessary for the operation of the SES/IA Business or for the continued operation of the SES/IA Business immediately after the Closing in substantially the same manner as operated prior to the Closing. Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, the consummation of the Contemplated Transactions will not alter or impair the SES/IA Entities’ rights in or to any SES/IA Business Intellectual Property, SES/IA Data or SES/IA Business IT Assets owned or licensed to the SES/IA Entities (other than by Leidos or its Affiliates) immediately following the Restructuring.

(c) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole: (i) to the Knowledge of Leidos, the conduct of the SES/IA Business does not infringe, violate or misappropriate the Intellectual Property Rights of any Person, and has not done so since January 1, 2024; (ii) there are no Actions pending or asserted or threatened in writing, by or against any SES/IA Entity or, with respect to the SES/IA Business, Leidos, alleging any such infringement, misappropriation or conflict or otherwise concerning any SES/IA Entity’s use, ownership, validity, registrability or enforceability of the SES/IA Owned Intellectual Property; and (iii) to the Knowledge of Leidos, no Person is infringing, violating, misappropriating or otherwise conflicting with the SES/IA Owned Intellectual Property or has done so since January 1, 2024.

(d) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, (i) each of the SES/IA Entities, and, with respect to the SES/IA Business, Leidos, has taken commercially reasonable measures to protect the secrecy, confidentiality, and value of the material Trade Secrets used in the SES/IA Business (including those contained in the SES/IA Business Intellectual Property), and (ii) since January 1, 2024, no such Trade Secrets have been inadvertently disclosed to or discovered by any Person except pursuant to non-disclosure or other confidentiality arrangements that obligate that Person to maintain the confidentiality of such Trade Secrets.

(e) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, (i) no current or former director, employee, contractor, shareholder or agent of the SES/IA Entities, or, with respect to the SES/IA Business, Leidos, is in default or breach of any provision in any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, relating to the ownership, development, protection, use or transfer of Intellectual Property Rights, (ii) no such Person holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material SES/IA Business Intellectual Property, and (iii) an SES/IA Entity, or, with respect to the SES/IA Business, Leidos, is a party to written agreements with all Persons that have conceived, developed or created material Intellectual Property Rights owned or purported to be owned by one of the SES/IA Entities, or that will be owned by an SES/IA Entity following the Restructuring, for use in the operation of the SES/IA Business, pursuant to which agreements the entire right, title and interest in and to those Intellectual Property Rights are presently assigned to one of the SES/IA Entities, or, with respect to the SES/IA Business, Leidos, except where such Intellectual Property Rights vest in an SES/IA Entity or Leidos as a matter of Law.

(f) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, (i) no military, Governmental Authority or university (each, a “R&D Sponsor”) has any claim of ownership of any SES/IA Business Intellectual Property, and (ii) no research and development conducted in connection with the SES/IA Business was performed by an employee or independent contractor of any R&D Sponsor.

(g) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, no source code of or for any SES/IA Proprietary Software (“SES/IA Source Code”) has been disclosed, delivered, licensed or otherwise made available to any Person, nor does any SES/IA Entity or with respect to the SES/IA Business, Leidos, have any duty or obligation to make any such disclosure, delivery or license, on a contingent basis or otherwise, except for disclosures to employees and independent contractors of an SES/IA Entity or its Affiliates who are subject to written obligations of confidentiality appropriately restricting the use and further disclosure of same. The consummation of the transaction contemplated by this Agreement will not result in the disclosure to any Person of any SES/IA Source Code.

(h) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, each SES/IA Entity, and with respect to the SES/IA Business, Leidos, is in compliance (and since January 1, 2024 has been in compliance), with all terms governing the use or distribution of third-party Software (including Public Software). Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, no use of or activities with respect to Public Software by any SES/IA Entity, or with respect to the SES/IA Business, Leidos, or its or their contractors, customers, licensees or end users, (i) requires the licensing, disclosure or distribution of any source code or SES/IA Business Intellectual Property (in each case, other than source code that is a part of such Public Software) to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing any SES/IA Proprietary Software, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any SES/IA Proprietary Software, or (iv) requires the licensing or other distribution of any SES/IA Proprietary Software or any other SES/IA Owned Intellectual Property to any other Person for the purpose of making derivative works. Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, an SES/IA Entity has or, following the Restructuring will have, in its possession the SES/IA Source Code and related documentation sufficient to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize the SES/IA Source Code.

(i) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, since January 1, 2024, each of the SES/IA Entities, and with respect to the SES/IA Business, Leidos, has used and does use all AI Technology in compliance with all applicable Laws.

(j) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, to the Knowledge of Leidos, the SES/IA Business IT Assets (i) operate and perform in all respects in accordance with their documentation and functional specifications, (ii) are free from any material bugs, errors, and defects, (iii) have not malfunctioned, crashed, failed, or experienced denial of service attacks or continued substandard performance or other material adverse events since January 1, 2024, and (iv) do not contain any Malicious Code. Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole, since January 1, 2024, the SES/IA Entities or Leidos (with respect to the SES/IA Business) have (i) evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk and (ii) conducted and maintain up-to-date cybersecurity and malicious insider risk assessments performed at least once on an annual basis.

(k) Each SES/IA Entity and, with respect to the SES/IA Business, Leidos, complies, and since January 1, 2024 has complied, in all material respects with (i) its internal and external privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, (iii) industry standards, guidelines, and best practices concerning the Processing of Personal Data and Government Data, (iv) all Privacy and Security Laws, (v) all public statements, representations, obligations, promises, and commitments of the SES/IA Entities and, with respect to the SES/IA Business, Leidos concerning the privacy, security, or the Processing of Personal Data and Government Data, and (vi) all contractual obligations concerning information security and data privacy (including the Processing of Personal Data and Government Data) (collectively, the “Data Privacy/Security Requirements”). Except as would not reasonably be expected to be material to the SES/IA Business taken as a whole, all vendors, processors, subcontractors, and other Persons acting for or on behalf of the SES/IA Entities in connection with the Processing of Personal Data and Government Data or that otherwise have been authorized to have access to the SES/IA Business IT Assets, SES/IA Data or the Personal Data and Government Data in the possession or control of the SES/IA Entities are subject to reasonable contractual requirements regarding the Processing of Personal Data and Government Data and comply, and since January 1, 2024 have complied, with the Data Privacy/Security Requirements. Except as would not reasonably be expected to be material to the SES/IA Business taken as a whole, neither the negotiation or consummation of the Contemplated Transactions, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver, or authorization of, or declaration, filing, or notification to, any Person under any such Data Privacy/Security Requirement.

(l) Except as would not reasonably be expected to be material to the SES/IA Business taken as a whole, since January 1, 2024, (i) the websites and mobile applications owned, operated, or hosted by the SES/IA Business include a privacy policy posted in a clear and conspicuous location governing the collection and use of information and data by the SES/IA Business in accordance with all applicable Privacy and Security Laws and (ii) no disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive, or in violation of any applicable Laws (including by containing any material omission).

(m) Except as would not reasonably be expected to be material to the SES/IA Business taken as a whole, since January 1, 2024 there has been no pending or threatened Action against any SES/IA Entity or, with respect to the SES/IA Business, Leidos, concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof. The SES/IA Business implemented and maintains a commercially reasonable information security plan (“Security Plan”), which includes commercially reasonable administrative, technical, and physical safeguards designed to protect the confidentiality, availability, integrity and security of SES/IA Business IT Assets and SES/IA Data owned, used by, or controlled by the SES/IA Entities and the information and data stored therein (including Personal Data and Government Data and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms and at all times has conformed, in all material respects to the Data Privacy/Security Requirements and any public statements made by the SES/IA Business regarding the Security Plan.

(n) Since January 1, 2024, none of the SES/IA Entities or, with respect to the SES/IA Business, Leidos, have received any written notice of a claim, investigation or alleged violation of any Data Privacy/Security Requirement, and except as would not reasonably be expected to be material to the SES/IA Business taken as a whole, there are no facts or circumstances which could form a non-frivolous basis for any such claim, investigation or violation. Since January 1, 2024, except as would not reasonably be expected to be material to the SES/IA Business taken as a whole, (i) there has been no Data Breach that would give rise to a breach or incident for which notification by any SES/IA Entity or Leidos to any Person (including Governmental Authorities) is required under Data Privacy/Security Requirements, (ii) there have been no security breaches relating to any IT Assets owned, used by or controlled by the SES/IA Entities or Leidos in the operation of the SES/IA Business that have resulted in a monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the SES/IA Business or any SES/IA Entities, (iii) there have been no phishing, social engineering, or business email compromise incident that has resulted in a monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the SES/IA Business or any SES/IA Entities, and (iv) there have been no cybersecurity incidents related to U.S. covered defense information, U.S. federal government classified or controlled unclassified information, or sensitive security information possessed by any SES/IA Entity or, with respect to the SES/IA Business, Leidos.

3.12 Contracts. Leidos has made available to the AHP Entities true, correct and complete copies of all outstanding SES/IA Material Contracts existing as of the date hereof. “SES/IA Material Contract” means any Contract (other than Benefit Plans, SES/IA Real Property Leases, Government Contracts and Government Bids, SES/IA Business Guarantees, and excluding any purchase orders or similar agreements under which the SES/IA Entities or the SES/IA Business makes payments) to which an SES/IA Entity or, with respect to the SES/IA Business, Leidos, is a party that is:

(a) a Contract under which any SES/IA Entity or the SES/IA Business has made payments, or has recognized revenue (as defined by GAAP), of more than $5,000,000 (or local currency equivalent) in the twelve (12) calendar months ended September 30, 2025 (which such period, for purposes of Section 5.5, shall be a reference to the trailing-twelve (12) calendar months of any such date of determination);

(b) a Contract that is a joint venture agreement, operating agreement or similar agreement with any third party;

(c) a Contract that contains any (i) “most favored nation” or similar provision in favor of third party, (ii) a provision expressly requiring any SES/IA Entity or the SES/IA Business to purchase goods or services exclusively from a third party, or (iii) express restriction on the ability of any SES/IA Entity or the SES/IA Business to (A) compete in any line of business or with any Person, (B) provide services or goods generally or in any market segment or any geographic area, or (C) solicit or hire any Person or solicit business from any Person, except, in each case of clauses (i), (ii) and (iii), for exclusive reseller or distributor or similar Contracts entered into in the ordinary course of business;

(d) a Contract (i) pursuant to which any SES/IA Entity or the SES/IA Business has (A) incurred or become liable for any (x) Indebtedness owed to any Person (other than Leidos or any of its Affiliates), or (y) accounts receivable factoring contract, or (B) made any loan, capital contribution to, or other investment in, any Person (other than Leidos or any of its Affiliates), and that, in the case of each of the foregoing clauses (A) and (B), contains outstanding obligations, or (ii) encumbering (A) the LSD&A Securities or the SES/Leidos Entity Equity Securities with any Lien (other than Liens arising under applicable securities Laws) or (B) any material property or assets of any SES/IA Entity or the SES/IA Business;

(e) a Contract or series of related Contracts under which any SES/IA Entity or the SES/IA Business may be obligated to dispose of or acquire any assets or properties material to the SES/IA Business, taken as a whole;

(f) a Contract granting to any Person a right of first refusal, right of first offer or other similar right to purchase any material properties or assets of the SES/IA Business;

(g) a Contract (i) pursuant to which any SES/IA Entity or, with respect to the SES/IA Business, Leidos, acquired or disposed of another Person or operating business or acquired or disposed of another Person or a material amount of stock or assets of any other Person or business (in each case, whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into within the five (5) year period prior to the date hereof, or (B) that contains any outstanding earn-out, deferred purchase price or similar obligation pursuant to an acquisition of an operating business (whether or not matured, accrued, triggered or otherwise), or (ii) that contains any outstanding obligation of an SES/IA Entity or, with respect to the SES/IA Business, Leidos, to indemnify any third party for, or obligates an SES/IA Entity or, with respect to the SES/IA Business, Leidos, to assume, undertake or retain, environmental or other Liabilities of any third party, other than, in the case of this clause (ii), Contracts entered into in the ordinary course of business;

(h) a Contract that involves any resolution or settlement (in whole or in part) (i) of any actual or threatened Action involving the SES/IA Business that was entered into within the five (5) years prior to the date hereof and that involves aggregate payments in excess of $5,000,000, (ii) that imposes any continuing injunctive or other non-monetary relief on the SES/IA Business or any SES/IA Entity, (iii) that imposes any outstanding or unresolved payment obligations in excess of $1,000,000 (net of insurance) individually or $5,000,000 (net of insurance) in the aggregate, or (iv) with a Governmental Authority (acting in a regulatory or enforcement capacity and not as a customer in the ordinary course of business) that was entered into within the five (5) years prior to the date hereof;

(i) a Contract that is a SES/IA Business IP Agreement that is material to the SES/IA Business, other than non-exclusive licenses granted in the ordinary course of business and licenses for software that is generally commercially available on non-discriminatory terms;

(j) a Contract related to the acquisition or development of material SES/IA Owned Intellectual Property (other than agreements with employees and contractors on the SES/IA Business’s standard forms);

(k) a Contract relating to IP escrow arrangements (including any source code escrow agreements) that is material to the SES/IA Business;

(l) a Contract providing for any transaction-related, change in control, retention or stay bonuses or other similar payments or obligations that are or that become payable under SES/IA Assumed Plan to any current or former employees, officers, directors or other individual service providers of or to any of the Contributed SES/IA Entities in connection with the consummation of the Contemplated Transactions;

(m) a Labor Contract (other than as mandated by Law); and

(n) Leidos Shared Corporate Contracts.

A list as of the date of this Agreement of all SES/IA Material Contracts is set forth on Schedule 3.12 of the Leidos Disclosure Schedules. Except as set forth on Schedule 3.12 of the Leidos Disclosure Schedules, (i) each of (1) the SES/IA Material Contracts and (2) all Contracts with the SES/IA Material Customers and the SES/IA Material Suppliers (A) is a valid and binding agreement of Leidos or its applicable Subsidiary and, to the Knowledge of Leidos, each other party thereto, (B) is in full force and effect, and (C) subject to the Insolvency and Equity Exceptions, is enforceable against Leidos or its applicable Subsidiary and, to the Knowledge of Leidos, each other party thereto, and (ii) except as would not be material to the SES/IA Business, taken as a whole, as to each SES/IA Material Contract, except for breaches or defaults that have been cured and for which the breaching or defaulting party has no Liability, there does not exist thereunder any breach or default on the part of Leidos or any of its Subsidiaries, and there does not exist, to the Knowledge of Leidos, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such breach or default thereunder. Neither Leidos nor any SES/IA Entity has received written notice that any event has occurred (that remains uncured) that, with or without the lapse of time or the giving of notice, or both, would constitute a material breach or default under any SES/IA Material Contract by Leidos or any of its Subsidiaries or, to the Knowledge of Leidos, any other party thereto.

3.13 Government Contracts.

(a) Generally.

(i) Each Current Government Contract that has generated or that Leidos would reasonably expect to generate more than $3,000,000 in revenue to the SES/IA Business over the life of such Government Contract is listed on Schedule 3.13(a)(i) of the Leidos Disclosure Schedules (the “SES/IA Material Government Contracts”);

(ii) Schedule 3.13(a)(ii) of the Leidos Disclosure Schedules lists and identifies each outstanding Government Bid existing as of the date hereof, that, if accepted, would lead to a Government Contract that Leidos would reasonably expect to generate more than $3,000,000 in revenue to the SES/IA Business over the life of such Government Contract (the “SES/IA Material Government Bids”).

(iii) Each Current Government Contract is, or after giving effect to the Restructuring in accordance with the terms and conditions hereof will be, an asset of the Contributed SES/IA Entities.

(b) Compliance with Law, Regulation and Contractual Terms.

(i) Except as set forth on Schedule 3.13(b)(i) of the Leidos Disclosure Schedules, (i) each SES/IA Material Government Contract (A) is a valid and binding agreement of, with respect to the SES/IA Business, Leidos and its Subsidiaries and, to the Knowledge of Leidos, each other party thereto, (B) is in full force and effect, and (C) subject to the Insolvency and Equity Exceptions, is enforceable against, with respect to the SES/IA Business, Leidos and its Subsidiaries and, to the Knowledge of Leidos, of each other party thereto, and (ii) except as would not be material to the SES/IA Business, taken as a whole, as to each SES/IA Material Government Contract, there does not exist thereunder any material breach or default on the part of, with respect to the SES/IA Business, Leidos and its Subsidiaries, and there does not exist, to the Knowledge of Leidos, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such material breach or default thereunder. As of the date hereof, neither Leidos nor any of its Subsidiaries, with respect to the SES/IA Business, have received written notice that any event has occurred (that remains uncured) that, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any SES/IA Material Government Contract by, with respect to the SES/IA Business, Leidos and its Subsidiaries or, to the Knowledge of Leidos, any other party thereto.

(ii) All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the SES/IA Business to a Governmental Authority in connection with any SES/IA Material Government Contract were current, accurate and complete in all material respects as of their effective date and Leidos and its Subsidiaries with respect to the SES/IA Business have, in all material respects, provided to any applicable Governmental Authority any reasonably required material updates thereto.

(iii) With respect to the SES/IA Business, Leidos and its Subsidiaries are, and since January 1, 2024, have been, in compliance in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the SES/IA Material Government Contracts, whether incorporated expressly, by reference, or by operation of Law. None of the SES/IA Material Government Contracts are required to be terminated by a Governmental Authority solely as a result of the consummation of the Contemplated Transactions, and any Delayed Transfer Asset requiring a novation will be novated in accordance with FAR Part 42.1204.

With respect to the SES/IA Business, Leidos and its Subsidiaries have not assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of, with respect to the SES/IA Business, Leidos and its Subsidiaries arising under any SES/IA Material Government Contract.

(iv) To the Knowledge of Leidos, with respect to the SES/IA Business, Leidos and its Subsidiaries since January 1, 2024 have not made any payment, directly or indirectly, to any Person in violation, in any material respect, of applicable Laws, including the Procurement Integrity Act (41 U.S.C. §§ 2101-2107) (“Procurement Integrity Act”), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.) (“FCPA”) and other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments. To the Knowledge of Leidos, with respect to the SES/IA Business, Leidos and its Subsidiaries and their respective employees have complied in all material respects with all applicable Laws regarding the hiring of former employees of the U.S. Government and the hiring of former employees of any other Governmental Authority, including Anti-Corruption Laws, the Ethics Reform Act (18 U.S.C. § 201 et seq.) (“Ethics Reform Act”), the Procurement Integrity Act, and to the extent applicable, the requirements of DFARS 252.203-7000. All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Leidos or any of its Subsidiaries with respect to the SES/IA Business were current, accurate and complete in all material respects as of their submission dates.

(c) Disputes, Claims and Litigation. To the Knowledge of Leidos, as of the date hereof, there exist no outstanding asserted disputes, claims, or written requests for equitable adjustment for an amount in excess of $3,000,000 between, with respect to the SES/IA Business, Leidos and its Subsidiaries, on the one hand, and either any Governmental Authority or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any SES/IA Material Government Contract or SES/IA Material Government Bid. To the Knowledge of Leidos, no SES/IA Material Government Contract or SES/IA Material Government Bid is the subject of protest proceedings. To the Knowledge of Leidos, there are no pending administrative, civil or criminal allegations, investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Authority concerning any Government Contract. Since January 1, 2024, with respect to the SES/IA Business, neither Leidos nor its Subsidiaries (i) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure or the FAR mandatory disclosure provisions in connection with any Government Contract or Government Bid, or (ii) has received credible evidence of a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) (“FCA”), or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid that would require such a mandatory disclosure.

(d) Sanctions and Termination. To the Knowledge of Leidos, as of the date hereof, with respect to the SES/IA Business, neither Leidos nor its Subsidiaries has received any show cause, cure, deficiency, default, or similar notice in writing relating to any SES/IA Material Government Contract. Since January 1, 2024, with respect to the SES/IA Business, neither Leidos nor its Subsidiaries or, to the Knowledge of Leidos, any of their respective directors, officers, employees, or consultants was suspended, debarred or proposed for suspension or debarment from government contracting. As of the date hereof, with respect to the SES/IA Business, neither Leidos nor its Subsidiaries has received any notice in writing terminating or indicating a final decision to terminate any SES/IA Material Government Contract for default or convenience that would reasonably be expected to result in a Material Adverse Effect.

(e) Accounting and Business Systems. The accounting and business systems used by the SES/IA Business are, and since January 1, 2024 have been, in compliance in all material respects with applicable Law, to the Knowledge of Leidos, and are adequate for estimating, accumulating and billing costs under and otherwise for complying with the Current Government Contracts. The SES/IA Business is not required to meet the standards promulgated by the Cost Accounting Standards Board for complying with the terms and conditions of the Current Government Contracts and applicable Law in any material respects. All material costs charged to any SES/IA Material Government Contract have been or shall be allowable, allocable, reasonable, and reimbursable in accordance with the FAR and any applicable FAR supplement, applicable cost principles, and the terms of the underlying Government Contracts. Since January 1, 2024, with respect to the SES/IA Business, neither Leidos nor its Subsidiaries have submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Current Government Contract or Government Bid. To the extent applicable, Leidos and its Subsidiaries with respect to the SES/IA Business maintain adequate systems of internal controls appropriate for its performance of obligations pursuant to Government Contracts, including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems, domestic or designated country sourcing, specialty metals, and counterfeit electronic parts that are in material compliance with all relevant and applicable requirements of any Government Contracts.

(f) Audits. Schedule 3.13(f) of the Leidos Disclosure Schedules lists each final cost audit report received by the SES/IA Business and issued by any Governmental Authority since January 1, 2024 with respect to any Government Contract or of any indirect cost, other cost or cost accounting practice of the SES/IA Business. Correct and complete copies of each such report have been provided to the AHP Entities.

(g) Use of Intellectual Property. The SES/IA Business is not, and since January 1, 2024 has not been, using any Intellectual Property Rights developed under any Government Contract for purposes outside of the scope of such Government Contract without having validly obtained any necessary prior permission of the Governmental Authority involved.

(h) Organizational Conflicts of Interest. With respect to the SES/IA Business, Leidos and its Subsidiaries are in material compliance with all applicable organizational conflict of interest (“OCI”) requirements, as defined in the FAR and applicable agency FAR supplements. With respect to the SES/IA Business, neither Leidos nor its Subsidiaries have, with respect to any Current Government Contract, received any written notice from a Governmental Authority raising OCI concerns or been required to implement any OCI mitigation plan, or agreed or undertaken to refrain from any business activity for purposes relating to actual or perceived OCI.

(i) Department of Defense Requirements. To the extent applicable, Leidos and its Subsidiaries with respect to the SES/IA Business have complied in all material respects with (i) the U.S. Department of Defense (“U.S. D.O.D.”) requirements for safeguarding covered defense information and cyber incident reporting and (ii) all regulations and contract terms implementing § 889 of the National Defense Authorization Act for Fiscal Year 2019.

(j) National Security Obligations. As of the date hereof, with respect to the SES/IA Business, Leidos and its Subsidiaries and their respective employees hold such security clearances as are required, in all material respects, to perform any Current Government Contracts of the type currently being performed by it. With respect to the SES/IA Business, Leidos and its Subsidiaries have received a rating of satisfactory or better on the last three (3) vulnerability assessments from the DCSA and have to the Knowledge of Leidos, complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the National Industrial Security Program Operating Manual rule, codified at 32 C.F.R. Part 117 and any supplements, amendments or revisions thereto (the “NISPOM”). No notice of revocation, suspension or invalidation from the DCSA or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance, and, to the Knowledge of Leidos, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

3.14 Taxes.

(a) All material Tax Returns required to be filed by, or with respect to, each of the SES/IA Entities has been timely filed and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes required to be paid by each of the SES/IA Entities have been duly and timely paid as of the date hereof, and no material deficiency for Taxes has been asserted or assessed in writing against any SES/IA Entity, except for deficiencies that have been fully satisfied by payment, settled or withdrawn, or that are specified on Schedule 3.14(b) of the Leidos Disclosure Schedules and are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the SES/IA Financial Statements in accordance with GAAP.

(c) Each of the SES/IA Entities has, in all material respects, duly withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any agent, employee, independent contractor, creditor, shareholder, officer, manager, director, nonresident or other Person and has complied with all associated reporting and recordkeeping requirements in all material respects.

(d) There are no Liens with respect to Taxes (other than Liens for Taxes not yet due and payable or that may thereafter be paid without penalty) upon the assets or properties of any of the SES/IA Entities.

(e) There is no audit pending, or to the Knowledge of Leidos, threatened in writing against or with respect to any SES/IA Entity in respect of any Tax.

(f) None of the SES/IA Entities has waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency, which period has not yet expired.

(g) None of the SES/IA Entities has received written notice of any claim by a Taxing Authority in a jurisdiction where such SES/IA Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Taxing Authority which claim has not been satisfied, withdrawn or otherwise resolved.

(h) None of the SES/IA Entities has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any similar legislation in another jurisdiction.

(i) Schedule 3.14(i) of the Leidos Disclosure Schedules sets forth, as of the date hereof, the U.S. federal income tax classification of each SES/IA Entity, and each such entity has had such classification since the date that is sixty (60) months prior to the date hereof (or such shorter period as described on Schedule 3.14(i) of the Leidos Disclosure Schedules).

(j) No SES/IA Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Sections 355(a) or 361 of the Code in the two (2) years prior to the date of this Agreement.

(k) No SES/IA Entity has been a member of an affiliated group (other than any such group (x) consisting solely of SES/IA Entities or (y) of which Leidos Parent is the common parent) filing a combined, consolidated, unitary or other similar group Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which is unrelated to Tax) or as a transferee or successor.

(l) None of the SES/IA Entities (nor any JV Entity or any of their Affiliates as a result of ownership of the SES/IA Entities) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income following the Closing as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (ii) written “closing agreement” with a Taxing Authority executed prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) deferred revenue accrued or prepaid amounts received prior to the Closing, (v) income arising prior to the Closing under Sections 951, 951A or 956 of the Code, (vi) use of the cash method of accounting in any taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. law) for any transaction entered into prior to the Closing.

(m) No election has been made under Section 965(h) of the Code with respect to any SES/IA Entity and no SES/IA Entity will be required to pay after the Closing Date any material Taxes as a result of an election made prior to the Closing Date pursuant to Section 965(h) of the Code.

(n) None of the SES/IA Entities have been subject to Tax in a country other than the country of its organization by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(o) None of the SES/IA Entities is a party to, is otherwise bound by or has any obligation under any Tax allocation, indemnity or sharing agreement or any similar Contract or arrangement (other than (i) any such Contract or arrangement exclusively between or among SES/IA Entities, or (ii) any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(p) Each of the SES/IA Entities has complied in all material respects with all applicable transfer pricing Laws, including as to the preparation and maintenance of contemporaneous documentation.

(q) Each of the SES/IA Entities is registered for sales, use, value-added, goods and services and similar Tax purposes in each jurisdiction where it is required to be so registered under applicable Law and has complied in all material respects with all applicable Laws related to such Taxes, including any obligation to collect and remit any Taxes in respect of services provided by it.

(r) None of the SES/IA Entities has any material liability to any Governmental Authority under any applicable escheatment or unclaimed property Laws.

3.15 Environmental Compliance.

(a) Except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole:

(i) Leidos (with respect to the SES/IA Business) and each of the SES/IA Entities is currently, and since January 1, 2023 have been, in compliance with all Environmental Laws applicable to the operation of the SES/IA Business or the occupation of the SES/IA Real Property by Leidos (with respect to the SES/IA Business) or any of the SES/IA Entities;

(ii) there are no Actions pending or, to the Knowledge of Leidos, threatened in writing, that assert that Leidos (with respect to the SES/IA Business) or the SES/IA Entities are in violation or breach of, or have liability under, any Environmental Law;

(iii) Leidos (with respect to the SES/IA Business) and each of the SES/IA Entities possesses and is, and since January 1, 2023 has been, in compliance with the terms of all Environmental Permits, including having made all appropriate filings for issuance of renewal of such Environmental Permits;

(iv) Leidos (with respect to the SES/IA Business) and the SES/IA Entities have received no written notice, demand, or administrative inquiry with respect to Releases of Hazardous Substances or any violations of, or Liability under, any Environmental Law, including at the SES/IA Real Property, since January 1, 2023, or prior to such date if such notice, demand or inquiry remains pending or unresolved, and there have been no Releases of Hazardous Substances that would reasonably be likely to give rise to violation or Liability of the SES/IA Entities under Environmental Law either (1) at, on or about the SES/IA Real Property or, to the Knowledge of Leidos, any real property formerly owned, leased or operated by Leidos (with respect to the SES/IA Business) or the SES/IA Entities, or (2) arising from or relating to the operations of or products manufactured, marketed sold or distributed by Leidos (with respect to the SES/IA Business) or the SES/IA Entities or any of their predecessors;

(v) The SES/IA Entities have not assumed or retained by contract any obligation under any Environmental Law or concerning any Hazardous Substances that would reasonably be likely to result in material liability or any other material obligation to the SES/IA Entities; and

(b) Leidos has made available to the AHP Entities copies of any Phase I and II studies and other material reports, studies, analyses, tests, monitoring, or any other material documents or correspondence within the reasonable control of Leidos pertaining to Environmental Law or Hazardous Substances and relating to the SES/IA Real Property, real property formerly owned, leased or operated by, or operations of, the SES/IA Business, the SES/IA Entities, or any of their predecessors.

3.16 Labor and Employment Matters.

(a) Except to the extent that disclosure is prohibited by applicable Laws, including applicable Privacy and Security Laws, Leidos has provided to the AHP Entities a true, correct and complete list as of a date prior to the date hereof of (i) all employees of each SES/IA Entity (other than the Leidos Excluded Employees), all of whom are primarily dedicated to the SES/IA Business (the “SES/IA Entity Employees”), (ii) all persons who are primarily dedicated to the SES/IA Business (other than the Leidos Excluded Employees) but are not employed by an SES/IA Entity (the “SES/IA Business Employees”, and together with the SES/IA Entity Employees, the “SES/IA Employees” in each case identified only by position), (iii) each SES/IA Employee’s respective job title, current annual salary or hourly rate of pay and work location, and (iv) each SES/IA Employee’s identification as an SES/IA U.S. Employee or an SES/IA Other Country Employee. Promptly after the date hereof, Leidos shall commence the process of providing the following information as soon as is reasonably possible for each SES/IA Employee: (A) country and U.S. state (as applicable), (B) exempt or non-exempt status (for U.S. employees), (C) active or inactive status (and as applicable, type of leave and anticipated return date), full-time or part-time status, visa status (as applicable), (D) union or non-union status, (E) date of hire, (F) employing entity, (G) accrued unused vacation and other paid time off and (H) using commercially reasonable efforts, all benefit enrollment information reasonably requested by the Company’s benefits broker that is needed to establish new benefit plans or to enroll transferring SES/IA Employees into existing benefit plans of the Company, including without limitation current plan elections, coverage tiers, and dependent enrollment data. “Leidos Excluded Employees” shall mean the employees identified as such on Schedule 3.16(a) of the Leidos Disclosure Schedules.

(b) As of the date hereof, no SES/IA Entity has received written notice of any unfair labor practice charges against such SES/IA Entity that are, or since January 1, 2024 have been, pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority. Except for any such matters that would not, individually or in the aggregate, reasonably be expected to be material to the SES/IA Entities, since January 1, 2024, neither Leidos nor any SES/IA Entity has received written notice of any pending or in progress Actions in connection with the SES/IA Business before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, or any federal, foreign, state or local court in any jurisdiction concerning alleged employment discrimination or any other matters relating to the employment of labor with respect to the SES/IA Employees.

(c) There is not, and has not been at any time since January 1, 2024, a strike, lockout, concerted slowdown, concerted work stoppage, material labor arbitration, material labor grievance or material labor dispute involving SES/IA Employees pending or, to the Knowledge of Leidos, threatened in writing.

(d) Leidos is not obligated by, or subject to, any material outstanding Order or enforcement action by any Governmental Authority with respect to labor and employment issues in relation to the conduct of the SES/IA Business.

(e) Except as set forth on Schedule 3.16(e) of the Leidos Disclosure Schedules, and with the exception of labor unions, works council, employee representative, or similar labor organizations that are mandated by Law, no labor union, works council, employee representative, or similar labor organization represents or has within the past three (3) years prior to the date of this Agreement represented any SES/IA U.S. Employee, and to the Knowledge of Leidos, no labor union, works council, employee representative, or similar labor organization represents or has within the past three (3) years prior to the date of this Agreement represented any SES/IA Other Country Employee (other than as required by applicable Law). Except as set forth on Schedule 3.16(e) of the Leidos Disclosure Schedules and with the exception of Labor Contracts that are mandated by Law (including works councils), (i) no Labor Contract is or has, within the past three (3) years prior to the date of this Agreement, been binding against Leidos with respect to SES/IA Employees, (ii) no SES/IA Entity is or has, within the past three (3) years prior to the date of this Agreement, been party to or bound by a Labor Contract, and (iii) no Labor Contract is currently being negotiated. Leidos has not received any written notice within the past three (3) years prior to the date of this Agreement that any labor representation request is pending or is threatened in writing with respect to the SES/IA Employees. To the Knowledge of Leidos, there are, and since January 1, 2024, there have been, no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations, works councils, or labor unions, to organize any SES/IA Employees. Leidos has no legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative, which is representing any SES/IA Employee, or any applicable labor tribunal, in connection with the execution of this Agreement.

(f) Each SES/IA Entity and Leidos (with respect to the SES/IA Business) is and has since January 1, 2024 been in compliance, in all material respects, with all applicable Laws respecting employment, the termination of employment, employment practices, and labor, including all Laws respecting terms and conditions of employment, wages and hours (including the classification and treatment of exempt and non-exempt employees), plant closures and layoffs (including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar Laws) (collectively, the “WARN Act”)), relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, the provision of meal and rest breaks, pay for all working time, leaves of absence, immigration and work authorization (including the completion of Forms I-9 for all U.S. employees), equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), equal pay, occupational safety and health, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, workers’ compensation, employee leave issues, employee trainings and notices, unemployment insurance, automated employment decision tools and other artificial intelligence, and the proper classification and treatment of individuals as non-employee contractors or consultants. Since January 1, 2024, each SES/IA Entity and Leidos (with respect to the SES/IA Business) has complied in all material respects with all applicable Laws relating to the employment of foreign citizens, and, to the Knowledge of Leidos, has not employed any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(g) Since January 1, 2024, neither Leidos (with respect to the SES/IA Business) nor any SES/IA Entity has closed any site of employment, effectuated any mass layoffs (as such term is defined under the WARN Act) of employees or implemented any early retirement, exit incentive, or similar group separation program, nor has Leidos (with respect to the SES/IA Business) or any SES/IA Entity planned or announced any such action or program for the future.

(h) Leidos (with respect to the SES/IA Business) has reasonably investigated all allegations of sexual harassment or sexual assault, discrimination, or retaliation against any current or former officer, director, or employee of Leidos (with respect to the SES/IA Business) or any SES/IA Entity with the title of Vice President or more senior title since January 1, 2024 that have been reported to Leidos or any SES/IA Entity. With respect to each such allegation with potential merit, Leidos or the applicable SES/IA Entity has taken prompt corrective action reasonably calculated to prevent further improper action.

(i) No SES/IA Employee who is currently a senior management-level employee has given or received notice terminating such employee’s employment within one year of the Closing Date, nor, to the Knowledge of Leidos, is any such notice pending or threatened.

3.17 Benefit Plans.

(a) Each material SES/IA Assumed Plan and each other material SES/IA Benefit Plan is listed on Schedule 3.17(a) of the Leidos Disclosure Schedules, and each such SES/IA Benefit Plan is separately identified as either an SES/IA Assumed Plan or a SES/IA Retained Plan.

(b) With respect to each of the SES/IA Assumed Plans, Leidos has made available to the AHP Entities true and complete copies, as applicable, of (i) with respect to each SES/IA Assumed Plan (other than a Non-U.S. SES/IA Assumed Plan), (A) the plan document, including all amendments thereto (or, in the case of any SES/IA Assumed Plan that is unwritten, a description of the material terms, thereof) and any related trust agreements and (B) the most recent summary plan description, (C) most recent Form 5500 annual report (including attached schedules), (D) most recent IRS determination, opinion or advisory letter, and (E) any nonroutine correspondence with a Governmental Authority dated within the last three (3) years, (ii) with respect to each material SES/IA Retained Plan, (X) the most recent summary plan description and (Y) most recent IRS determination, opinion or advisory letter, and (iii) with respect to each SES/IA Assumed Plan that is primarily sponsored, contributed to or maintained on behalf of an employee or individual service provider primarily performing services outside the United States (including any SES/IA Other Country Employee) (a “Non-U.S. SES/IA Assumed Plan”) that is material, a written summary of the material terms of such plan.

(c) Each SES/IA Assumed Plan complies in all material respects with the terms of each such SES/IA Assumed Plan and all applicable Laws, including the Code and ERISA and no event has occurred and no condition exists with respect to any SES/IA Benefit Plan, that would reasonably be expected to subject JV HoldCo or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. No SES/IA Entity has incurred (whether or not assessed) or would reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as set forth on Schedule 3.17(d) of the Leidos Disclosure Schedules, no SES/IA Benefit Plan is and none of the SES/IA Entities sponsors, maintains or contributes to or has, within the six (6) year period immediately prior to the Closing Date, had any Liability (current or contingent, including on account of an ERISA Affiliate) with respect to (i) any “multiemployer plan”, as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; or (iii) any plan, program or arrangement that provides post-employment, post-service or post-ownership welfare (including life, medical or health) benefits to any Person (including retirees or other former employees) following a termination of employment, other than as required by Section 4980B of the Code or similar U.S. state Laws and for which the covered individual pays the entire cost of coverage.

(e) With respect to the SES/IA Employees, Leidos and its Subsidiaries have established, funded and maintained all SES/IA Benefit Plans in accordance with their terms and applicable Law in all material respects.

(f) There are no pending or, to the Knowledge of Leidos, threatened, claims (other than routine claims for benefits) by or with respect to any SES/IA Employee with respect to any SES/IA Benefit Plans.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in combination with another event, could (i) entitle any SES/IA Employee or former employee or current or former individual service provider of a SES/IA Entity to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting or funding, or increase the amount of compensation or benefits due, to any such current or former employee or individual service provider of a SES/IA Entity, entitle any SES/IA Employee or former employee or individual service provider of a SES/IA Entity to any payment of compensation or benefits (whether in cash, property or the vesting of property) or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Each SES/IA Benefit Plan that constitutes in any part a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance in all material respects with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder and no amounts under any such SES/IA Benefit Plan has been or is reasonably expected to be subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) No SES/IA Entity has any obligation to “gross-up”, reimburse or otherwise indemnify any individual for any interest, penalties, or Taxes, under Section 4999 or Section 409A of the Code.

(j) Without limiting the generality of the foregoing: (i) each Non-U.S. SES/IA Assumed Plan required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities; (ii) no Non-U.S. SES/IA Assumed Plan, and except as would not result in material liability to JV TopCo or any of its Subsidiaries no SES/IA Retained Plan, is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iii) there are no material unfunded or underfunded Liabilities under any gratuity, jubilee, termination indemnity, statutory severance or similar plan or arrangement.

3.18 Insurance Coverage. Set forth on Schedule 3.18 of the Leidos Disclosure Schedules is a true, correct and complete list of all current material policies or binders of liability, product liability, umbrella liability, real and personal property, workers’ compensation, fiduciary liability and other casualty and property insurance maintained by Leidos relating to the SES/IA Business, but excluding any self-insurance program (collectively, the “SES/IA Business Insurance Policies”). Except as set forth on Schedule 3.18 of the Leidos Disclosure Schedules, there are no material claims related to the SES/IA Business or any SES/IA Entity pending under any such SES/IA Business Insurance Policy as to which coverage has been, denied. Since January 1, 2024, Leidos has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any such SES/IA Business Insurance Policy materially adversely impacting the SES/IA Business. All premiums due on such SES/IA Business Insurance Policies have either been paid or, if not yet due, accrued. All such SES/IA Business Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage, in each case, except as would not reasonably be expected to be material to the SES/IA Business, taken as a whole. Leidos is not in default under, nor has otherwise failed to comply with, in any material respect, any provision contained in any such SES/IA Business Insurance Policy in a manner that could reasonably be expected to materially adversely impact the SES/IA Business.

3.19 Top Customers and Suppliers. Set forth on Schedule 3.19 of the Leidos Disclosure Schedules is a list, as of the date hereof, of (a) the SES/IA Material Customers, and (b) the SES/IA Material Suppliers. Except as set forth on Schedule 3.19 of the Leidos Disclosure Schedules, as of the date hereof, neither Leidos (with respect to the SES/IA Business) nor any SES/IA Entity has received any written notice that any SES/IA Material Customer or SES/IA Material Supplier has materially reduced, terminated or discontinued, or intends to materially reduce, terminate or discontinue, its relationship with the SES/IA Business following the date hereof. There are no, and during the past three (3) years there have been no, material Actions or claims between any SES/IA Entity, on the one hand, and any SES/IA Material Customer or SES/IA Material Supplier, on the other hand.

3.20 Affiliate Arrangements. As of the date hereof, no (a) SES/IA Entity has any outstanding loan, advance or other intercompany Liability owed to any Related Person of such SES/IA Entity or is obligated to make any such loan, advance or intercompany payment, except for advances to employees in the ordinary course of business consistent with past practice in respect of reasonable reimbursable business expenses incurred or anticipated to be incurred by them in connection with their performance of services for a SES/IA Entity, and (b) director, officer, partner, member, manager, executor, or trustee of a SES/IA Entity (i) has any interest in any material property (real, personal or mixed and whether tangible or intangible) of a SES/IA Entity, or (ii) is a party to any Contract (except for Ancillary Agreements but including powers of attorney) with any SES/IA Entity, in each case for purposes of the foregoing clauses (a) and (b) other than the arrangements listed on Schedule 3.20 of the Leidos Disclosure Schedules or Liabilities or obligations solely between two or more SES/IA Entities (all of the foregoing interests, Contracts, claims and other obligations, collectively, “SES/IA Affiliate Arrangements”). As of the date hereof, there are no Leidos Shared Corporate Contracts.

3.21 Finders or Brokers. Except as set forth on Schedule 3.21 of the Leidos Disclosure Schedules, Leidos has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who is entitled to a fee or commission from any SES/IA Entity or for which any SES/IA Entity would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions. Leidos shall pay all such fees of those entities set forth on Schedule 3.21 of the Leidos Disclosure Schedules.

3.22 Product Warranties. None of Leidos (with respect to the SES/IA Business) nor any of the SES/IA Entities has, since January 1, 2024, suffered, experienced, incurred or become the subject of, or threatened subject of, or received written notice, except in ordinary course of business consistent with past practice, of any (a) material product returns or warranty claims based on product failures, (b) material claims threatened or asserted by customers or third parties that any product sold by any SES/IA Entity or, with respect to the SES/IA Business, Leidos, caused, directly or indirectly, any personal injury and/or death or property damage, (c) material product returns or warranty claims that have resulted in any SES/IA Entity or, with respect to the SES/IA Business, Leidos, incurring any material unreimbursed incidental or consequential damages, or (d) material claims or complaints of security vulnerabilities or compromises of any product sold by any SES/IA Entity or, with respect to the SES/IA Business, Leidos. To the Knowledge of Leidos, there are no facts, circumstances or events that are reasonably likely to cause (A) the voluntary or mandatory recall, market withdrawal or market replacement of any product sold or intended to be sold by any SES/IA Entity or, with respect to the SES/IA Business, Leidos, or (B) a termination or suspension of the marketing or distribution of such product, in each of clauses (A) and (B), as would reasonably be expected to be material to the SES/IA Business, taken as a whole.

3.23 Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NONE OF LEIDOS NOR ANY SES/IA ENTITY MAKES ANY REPRESENTATION OR WARRANTY OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, (B) NONE OF LEIDOS NOR ANY SES/IA ENTITY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY FUTURE EVENTS, PROSPECTS, PROJECTIONS OR ESTIMATES WITH RESPECT TO THE ASSETS OR LIABILITIES OF THE SES/IA ENTITIES OR THE SES/IA BUSINESS, (C) THE SES/IA ENTITIES AND ANY ASSETS THEREOF (OTHER THAN THE NON-SES/IA BUSINESS ASSETS) ARE TO BE CONVEYED “AS IS, WHERE IS”, AND IN THEIR THEN PRESENT CONDITION, AND THE AHP ENTITIES SHALL RELY UPON THEIR OWN EXAMINATION THEREOF, (D) NONE OF LEIDOS NOR ANY SES/IA ENTITY MAKES ANY GUARANTY OF QUALITY WITH RESPECT TO ANY ASSETS OF THE SES/IA ENTITIES, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OBVIOUS, AND (E) NONE OF LEIDOS NOR ANY SES/IA ENTITY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT LEIDOS OR ANY OF THE SES/IA ENTITIES FURNISHED OR MADE AVAILABLE TO THE AHP ENTITIES AND THEIR RESPECTIVE REPRESENTATIVES. LEIDOS ACKNOWLEDGES AND AGREES THAT (I) THE REPRESENTATIONS AND WARRANTIES MADE BY THE AHP ENTITIES IN THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE AHP ENTITIES IN RESPECT OF THE CONTEMPLATED TRANSACTIONS AND THE ANCILLARY AGREEMENTS, (II) THE AHP ENTITIES HAVE DISCLAIMED ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THEMSELVES OR ANY OF THEIR RESPECTIVE AFFILIATES, AND (III) NEITHER LEIDOS NOR ANY OTHER PERSON ACTING ON BEHALF OF LEIDOS (INCLUDING ITS REPRESENTATIVES) IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OTHER THAN AS EXPRESSLY MADE BY THE AHP ENTITIES IN ARTICLE 4 OR ANY OTHER ANCILLARY AGREEMENT.

ARTICLE 4

Representations and Warranties of the AHP Entities

The AHP Entities hereby represent and warrant to Leidos as follows:

4.1 Organization; Authority.

(a) Each AHP Entity is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and, (i) except for those jurisdictions where the failure to be qualified to do business, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business in each jurisdiction where the conduct of its business makes such qualification necessary, and (ii) except for those jurisdictions where the failure to be in good standing (with respect to jurisdictions that recognize such concept), individually or in the aggregate, would not be material to the Analogic Business, taken as a whole, is in good standing (with respect to jurisdictions that recognize such concept). The Selling AHP Entity has all necessary power and authority to: (A) own the Analogic Holding Securities and to operate the Analogic Business as presently operated; (B) consummate the Equity Purchase as contemplated by this Agreement; and (C) execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. The Contributing AHP Entity has all necessary power and authority to: (A) own the Analogic Holding Securities; (B) consummate the Initial AHP Contribution and Subsequent AHP Contribution as contemplated by this Agreement; and (C) execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b) Each of the Analogic Group Companies is a corporation or other legal entity validly existing under the Laws of the jurisdiction in which it is organized or incorporated and, (i) except for those jurisdictions where the failure to be qualified to do business, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, each such Analogic Group Company is duly qualified to do business in each jurisdiction where the conduct of its business makes such qualification necessary, and (ii) except for those jurisdictions where the failure to be in good standing (with respect to jurisdictions that recognize such concept), individually or in the aggregate, would not be material to the Analogic Business, taken as a whole, each such Analogic Group Company is in good standing (with respect to jurisdictions that recognize such concept). Each of the Analogic Group Companies has all necessary corporate or other applicable entity power, as the case may be, to own, lease and operate its assets and properties and carry on its business as conducted as of the date hereof, and each of the Analogic Group Companies has all necessary corporate or other applicable entity power, as the case may be, and authority to execute and deliver each Ancillary Agreement to which it is or will be a party and to perform its obligations thereunder.

(c) The AHP Entities have made available to Leidos true and correct copies of the Governing Documents of the AHP Entities and each of the Analogic Group Companies that is in existence on the date hereof, as such Governing Documents are in effect on the date hereof, and neither of the AHP Entities nor any of the Analogic Group Companies is in violation of any of the provisions of its Governing Documents in any material respect. No Analogic Group Company has any branch or agency outside of its jurisdiction of incorporation.

4.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each AHP Entity is a party, and the consummation of the Contemplated Transactions by each AHP Entity, has been duly and validly authorized by all necessary action by such AHP Entity in accordance with applicable Law, and no other action or proceeding on the part of such AHP Entity is necessary to authorize the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which an AHP Entity is a party or the consummation of the Contemplated Transactions. Each AHP Entity has duly and validly executed and delivered this Agreement and, as of the Closing, will have duly and validly executed and delivered the Ancillary Agreements to which it is a party. Assuming due authorization, execution and delivery of this Agreement by Leidos and the Ancillary Agreements to which Leidos is or will be a party, this Agreement constitutes the valid and binding obligation of each AHP Entity, and each Ancillary Agreement to which an AHP Entity is party, when so executed and delivered, will constitute the valid and binding obligation of such AHP Entity, enforceable against such AHP Entity in accordance with their respective terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions.

4.3 No Violations. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation by the AHP Entities of the Contemplated Transactions, do not and will not (a) conflict with, or result in any violation of or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of the Governing Documents of the AHP Entities, or (ii) any Analogic Material Contract (as defined below); (b) result in the creation of any Lien (except for Permitted Liens) upon the Analogic Holding Securities or any of the respective assets or properties of the Analogic Group Companies; (c) violate any Order against or binding upon, the AHP Entities with respect to the Analogic Business or any of the Analogic Holding Securities; or (d) assuming compliance with the matters set forth in Section 3.4, violate any Law applicable to the AHP Entities with respect to the Analogic Business or any of the Analogic Holding Securities, except with respect to each of the foregoing clauses (a)(ii), (b), (c) and (d) above, for any such conflict, violation, breach, default, creation, termination, cancelation or acceleration of right as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation by the AHP Entities of the Contemplated Transactions, do not and will not conflict with, or result in any violation of or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under the Analogic Credit Agreement.

4.4 Governmental Consents and Approvals. Assuming the accuracy of Section 3.4, except for (a) filings under the Antitrust Laws and Foreign Direct Investment Laws, (b) filings required solely related to the identity of or any business conducted by Leidos or its Affiliates, (c) all consents and approvals of Governmental Authorities listed on Schedule 7.1(a) of the AHP Disclosure Schedules, (d) filings that may be required under applicable securities Laws, (e) filings of this Agreement or any other Ancillary Agreement that may be required under Law in any jurisdictions other than the U.S., (f) approvals, consents, waivers or authorizations that may be required as a result of the identity or character of Leidos, (g) the appropriate facility clearance transfer approval that may be required by the DCSA, and (h) any other approval, consent, waiver or authorization of any Governmental Authority where the failure to obtain such approval, consent, waiver or authorization would not be material to the Analogic Business, taken as a whole, no approval, consent, waiver or authorization from any Governmental Authority is required for or in connection with the execution and delivery by the AHP Entities of this Agreement or the Ancillary Agreements to which the AHP Entities and the Analogic Group Companies are or will be parties or the consummation by the AHP Entities and the Analogic Group Companies of the Contemplated Transactions.

4.5 Capitalization.

(a) Set forth on Schedule 4.5(a) of the AHP Disclosure Schedules is, as of the date hereof, the jurisdiction of formation of Analogic Holding and the number of authorized, allotted, issued and outstanding Analogic Holding Securities; except as set forth on Schedule 4.5(a) of the AHP Disclosure Schedules, there are no other authorized, allotted, issued or outstanding Equity Securities of Analogic Holding. As of the date hereof, (i) the issued and outstanding Equity Securities of Analogic Holding identified on Schedule 4.5(a) of the AHP Disclosure Schedules are owned, beneficially and of record, by the AHP Entities, free and clear of any Liens (except for Liens arising under applicable securities Laws), and (ii) the AHP Entities have good, valid and marketable title to all of the Analogic Holding Securities identified on Schedule 4.5(a) of the AHP Disclosure Schedules. All of the Analogic Holding Securities identified on Schedule 4.5(a) of the AHP Disclosure Schedules have been validly allotted and issued, are fully paid or credited as fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any Analogic Holding Securities, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the Analogic Holding Securities.

(b) Set forth on Schedule 4.5(b) of the AHP Disclosure Schedules is, as of the date hereof, the jurisdiction of incorporation, formation or organization of each Analogic Group Company and the number of authorized, issued, allotted and outstanding Equity Securities of each Analogic Group Company (“Analogic Group Company Equity Securities”) (to the extent such concepts are applicable), and there are no other authorized, issued, allotted or outstanding Equity Securities of the Analogic Group Companies. As of the date hereof, (i) the issued and outstanding Analogic Group Company Equity Securities are owned of record by the applicable Analogic Group Company identified on Schedule 4.5(b) of the AHP Disclosure Schedules as owning such Equity Securities, free and clear of any Liens (except for Liens arising under applicable securities Laws), and (ii) the applicable Analogic Group Company identified on Schedule 4.5(b) of the AHP Disclosure Schedules as owning such Equity Securities has good, valid and marketable title (to the extent such concepts are applicable) to the Analogic Group Company Equity Securities identified on Schedule 4.5(b) of the AHP Disclosure Schedules. All of the Analogic Group Company Equity Securities have been validly allotted and issued, are fully paid or credited as fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive or similar rights. Except as expressly set forth in the Governing Documents of an Analogic Group Company, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any Analogic Group Company Equity Securities, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Analogic Group Company Equity Securities.

(c) As of immediately prior to the Closing, and after giving effect to the AHP Pre-Closing Reorganization, all of the issued and outstanding Equity Securities of Analogic Holding are owned, beneficially and of record, by the Selling AHP Entity and the Contributing AHP Entity in the respective proportions set forth on Schedule 4.5(c) of the AHP Disclosure Schedules.

4.6 Real Property.

(a) Schedule 4.6(a) of the AHP Disclosure Schedules lists, as of the date hereof, (i) the address of all real property owned, leased, subleased, or licensed by the Analogic Group Companies that is used in connection with the Analogic Business (each property, an “Analogic Real Property”); and (ii) the Contracts pursuant to which any Analogic Group Company leases, subleases or licenses, or is granted a right to use or occupy any Analogic Real Property, including all amendments, modifications and supplements thereto (the “Analogic Real Property Leases”). The applicable Analogic Group Company has a valid leasehold interest in, or a valid license or right to use, each Analogic Real Property (in respect of which no representation or warranty is made except as set forth in this Section 4.6(a)), free and clear of any and all Liens, other than Permitted Liens. Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, all buildings, structures, fixtures and building systems included in the Analogic Real Property are in good operating condition, subject to reasonable wear.

(b) The AHP Entities have made available to Leidos true, correct and complete copies of each Analogic Real Property Lease. Each Analogic Real Property Lease is in full force and effect and each Analogic Real Property Lease is a valid and binding obligation of the applicable Analogic Group Company party thereto and, subject to the Knowledge of the AHP Entities, any other party thereto. Since January 1, 2024, no Analogic Group Company (i) has received written notice that such Analogic Group Company is in breach or default under any Analogic Real Property Lease and, to the Knowledge of the AHP Entities, no other party thereto is in breach or default thereunder, (ii) has received written notice that any event has occurred or that remains uncured that, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any Analogic Real Property Lease, (iii) has received written notice that any counterparty to any Analogic Real Property Lease intends to terminate an Analogic Real Property Lease, (iv) has vacated or abandoned any Analogic Real Property or any portion thereof, or given notice of its intent to do the same, and (v) has received written notice that remains uncured from any Governmental Authority or, to the Knowledge of the AHP Entities, other Person that the use and occupancy of any Analogic Real Property, or the conduct of the Analogic Business thereon, as currently conducted, and the structures and improvements located thereon, violate any Analogic Real Property Lease or deed restriction, except to the extent any of the foregoing, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.6(b) of the AHP Disclosure Schedules, the consummation of the Contemplated Transactions will not result in any material violation of or constitute a material breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or right of any landlord under, any Analogic Real Property Lease.

4.7 Title to and Sufficiency of Assets. Except for (a) the Analogic Business Insurance Policies, (b) assets in support of employee benefit plans for the benefit of Analogic Employees, and (c) the other items set forth on Schedule 4.7 of the AHP Disclosure Schedules, (1) as of the date hereof, the Analogic Group Companies own, hold or have the right to use (including licenses or pursuant to licenses or other Contracts) all of the assets, properties, claims and rights, whether tangible or intangible, whether personal, real or mixed, wherever located, that are necessary for and sufficient to conduct and operate the Analogic Business immediately following the Closing in substantially the same manner as conducted and operated in the six (6) month period prior to the Closing, and (2) except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, there are no Intellectual Property Rights owned by the AHP Entities or their Affiliates (other than the Analogic Group Companies) that are used in the operation of the Analogic Business.

4.8 Compliance with Laws; Permits.

(a) Since January 1, 2021 (i) each of the Analogic Group Companies has complied in all material respects with all Laws, and (ii) no Analogic Group Company has received any written notice of any material violation or default under any Law. The Analogic Group Companies have obtained, possess and are and have been in material compliance with all Permits under Trade Controls, and all such Permits under Trade Controls are in full force and effect, except where such failure to be in full force and effect would not reasonably be expected to be material to the Analogic Business, taken as a whole. Other than with respect Permits under Trade Controls necessary for the conduct of the Analogic Business, (A) the Analogic Group Companies have obtained and possess all Permits necessary for the conduct of the Analogic Business, except where the failure to possess any such Permit, individually or in the aggregate, would not be material to the Analogic Business, taken as a whole, and (B) all such Permits held by the Analogic Group Companies are in full force and effect and no Analogic Group Company is in breach of any terms and conditions of any such Permit, except where the failure to be in full force and effect or such breach would not reasonably be expected to be material to the Analogic Business, taken as a whole. To the Knowledge of the AHP Entities, there are no circumstances which are reasonably likely to result in any material Permit being suspended, terminated, varied, revoked or not renewed (in whole or in part), and there are no pending or threatened Actions seeking any such relief.

(b) The Analogic Group Companies and their respective directors, officers, and employees, and to the Knowledge of the AHP Entities, any agents acting on their behalf, (i) are, and since January 1, 2021 (and in the case of Sanctions, since April 24, 2019), have been in material compliance with Sanctions and Trade Controls, and (ii) are not and have not been (A) identified on any Sanctions-related list of restricted or blocked persons, (B) organized, resident, or located in any country or territory that is itself the subject of Sanctions; or (C) owned or controlled by any Person or Persons described in clause (A) or (B).

(c) Since January 1, 2021 (and in the case of Sanctions, since April 24, 2019), there have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Sanctions or Trade Controls involving the Analogic Group Companies, and to the Knowledge of the AHP Entities, there are no pending or threatened claims or investigations involving suspected or confirmed violations thereof.

(d) No member of the Analogic Group Companies is a “covered foreign person,” as that term is used in the Outbound Investment Rules.

4.9 Legal Proceedings; Anti-Corruption.

(a) As of the date hereof, there is, and since January 1, 2023 there has been no Action pending or, to the Knowledge of the AHP Entities, threatened against the Analogic Group Companies by any (i) Governmental Authority (other than a Taxing Authority), (ii) Person (other than a Governmental Authority) alleging damages in excess of $5,000,000, or (iii) Person seeking any non-monetary, injunctive or equitable relief that, if adversely determined, would be material to the ownership, operation or conduct of the Analogic Business in the ordinary course. As of the date hereof, there is no material pending or, to the Knowledge of the AHP Entities, threatened, Action by (A) any Analogic Group Company against any Analogic Material Customer or Analogic Material Supplier relating to the operation of the Analogic Business, or (B) any Analogic Material Customer or Analogic Material Supplier against any Analogic Group Company. No Analogic Group Company is subject to any Order requiring the payment of money in excess of $500,000 (net of insurance coverage) or imposing any material non-monetary, injunctive or equitable relief.

(b) For the past five (5) years, there has been no pending directed or voluntary disclosures with respect to any potential violation of Anti-Corruption Laws by any Analogic Group Company. To the Knowledge of the AHP Entities, for the past five (5) years, no director, officer, employee, or agent of any Analogic Group Company has directly or indirectly given, offered, promised, conspired, authorized, or solicited or agreed to give, offer or solicit, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or thing of value regardless of form and whether in money, property or services, to any Person in violation of any Anti-Corruption Laws. Each Analogic Group Company has implemented and maintains written policies and procedures that are reasonably designed to prevent and detect violations of any applicable Anti-Corruption Law.

4.10 Financial Statements; Absence of Certain Developments.

(a) Attached as Schedule 4.10(a) of the AHP Disclosure Schedules are true, correct and complete copies of the following financial statements (the “Analogic Financial Statements”): (i) the audited consolidated balance sheet of Analogic Holding and its Subsidiaries as of July 31, 2024 and July 31, 2025, together with the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the 12-month periods then ended, and (ii) the unaudited consolidated balance sheet of Analogic Holding and its Subsidiaries as of December 31, 2025 (the “Analogic Balance Sheet Date”), together with the related consolidated statements of income and cash flows for the five (5)-month period then ended.

(b) The Analogic Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial position and results of operations, as applicable, of the Analogic Group Companies as of the applicable date thereof or for the applicable period set forth therein, and such Analogic Financial Statements have been (i) derived from the Analogic Group Companies’ consolidated financial information and the books and records of the Analogic Group Companies, and (ii) prepared in accordance with the accounting records and policies of the Analogic Group Companies and with GAAP, consistently applied during the periods involved, except (A) for normal quarter-end and year-end closing adjustments (none of which, individually or in the aggregate, would be material to the Analogic Group Companies, taken as a whole), (B) that the Analogic Financial Statements do not contain all footnote disclosures required by GAAP, and (C) that the Analogic Financial Statements (and the allocations and estimations made by the Analogic Group Companies in preparing such Analogic Financial Statements) may not be indicative of any such costs to JV HoldCo and its Subsidiaries that will result following the Closing.

(c) The Analogic Group Companies maintain (i) a system of internal controls over financial reporting that is sufficiently designed to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of consolidated financial statements of the Analogic Group Companies in accordance with GAAP, and (ii) accounting controls that are sufficiently designed to provide reasonable assurance in all material respects that (A) transactions are executed in accordance with management’s general or specific authorizations, and (B) transactions are recorded as necessary to permit the accurate preparation of consolidated financial statements in accordance with GAAP.

(d) No Analogic Group Company has any Liability that is required to be set forth on a combined balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected on, reserved against, or disclosed within the Analogic Financial Statements, (ii) Liabilities incurred or accrued in the ordinary course of business consistent with past practice since the Analogic Balance Sheet Date, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) subject to GAAP, Liabilities for future performance under executory provisions of any Contract relating to the Analogic Group Companies (other than as a result of a breach thereof), and (v) Liabilities that, individually or in the aggregate, would not be material to the Analogic Group Companies, taken as a whole.

(e) Since the Analogic Balance Sheet Date to the date hereof, there has not been a Material Adverse Effect.

(f) From the Analogic Balance Sheet Date to the date hereof, (i) the Analogic Group Companies have been operated in the ordinary course of business consistent with past practice, and (ii) no Analogic Group Company has taken any actions that, if taken after the date of this Agreement, would require Leidos’ prior consent under clauses (a), (b), (e), (f), (g), (h), (i), (k), (m), (n), (o) or (p) of Section 5.4.

(g) No Analogic Group Company has any Liability (whether or not matured, accrued, triggered or otherwise) in respect of any earn-out, deferred purchase price or similar obligation pursuant to an acquisition of any Person or business.

(h) Schedule 4.10(h) of the AHP Disclosure Schedules sets forth a true, correct and complete list of all Contracts under which an Analogic Group Company is obligated in respect of Indebtedness of the type described in clause (a) of the definition thereof.

4.11 Intellectual Property; Cybersecurity and Data Privacy.

(a) Schedule 4.11(a) of the AHP Disclosure Schedules sets forth a true, correct and complete list of all material Analogic Owned Intellectual Property that is a registered or applied for Trademark, issued or pending Patent, registered Copyright or Domain Name, including the application or registration number for each such item, where applicable (collectively, the “Analogic Listed Intellectual Property”). Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, (i) each item of Analogic Owned Intellectual Property is valid, subsisting and enforceable, and (ii) each item of Analogic Listed Intellectual Property is in good standing with the Governmental Authority or Domain Name registrar before which it is registered or pending. Except as set forth on Schedule 4.11(a) of the AHP Disclosure Schedules, or as would not reasonably be expected to be material to the Analogic Business, taken as a whole, none of the material Analogic Owned Intellectual Property is subject to any outstanding Order or consent, settlement, or coexistence agreement restricting in any manner or otherwise adversely affecting the Analogic Business’s use or transfer thereof or rights thereto, or that would impair the use, validity or enforceability thereof.

(b) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, an Analogic Group Company (i) exclusively owns each item of Analogic Owned Intellectual Property free and clear of any Liens (excluding Permitted Liens) and (ii) has a valid and enforceable right to use all other material Analogic Business Intellectual Property. The Analogic Business Intellectual Property includes all material Intellectual Property Rights used or held for use in connection with the operation of the Analogic Business, and there are no other Intellectual Property Rights that are material to or necessary for the operation of the Analogic Business or for the continued operation of the Analogic Business immediately after the Closing in substantially the same manner as operated prior to the Closing. Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, the consummation of the Contemplated Transactions will not alter or impair the Analogic Group Company’s rights in or to any Analogic Business Intellectual Property or Analogic Business IT Assets.

(c) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole: (i) to the Knowledge of the AHP Entities, the conduct of the Analogic Business does not infringe, violate or misappropriate the Intellectual Property Rights of any Person, and has not done so since January 1, 2024; (ii) there are no Actions pending or asserted or threatened in writing by or against any Analogic Group Company alleging any such infringement, misappropriation or conflict or otherwise concerning any Analogic Group Company’s use, ownership, validity, registrability or enforceability of the Analogic Owned Intellectual Property; and (iii) to the Knowledge of the AHP Entities, no Person is infringing, violating, misappropriating or otherwise conflicting with the Analogic Owned Intellectual Property or has done so since January 1, 2024.

(d) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, (i) each of the Analogic Group Companies has taken commercially reasonable measures to protect the secrecy, confidentiality, and value of the material Trade Secrets used in the Analogic Business (including those contained in the Analogic Business Intellectual Property), and (ii) since January 1, 2024, no such Trade Secrets have been inadvertently disclosed to or discovered by any Person except pursuant to non-disclosure or other confidentiality arrangements that obligate that Person to maintain the confidentiality of such Trade Secrets.

(e) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, (i) no current or former director, employee, contractor, shareholder or agent of the Analogic Group Companies is in default or breach of any provision in any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, relating to the ownership, development, protection, use or transfer of Intellectual Property Rights, (ii) no such Person holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Analogic Business Intellectual Property, and (iii) an Analogic Group Company is a party to written agreements with all Persons that have conceived, developed or created material Intellectual Property Rights owned or purported to be owned by one of the Analogic Group Companies for use in the operation of the Analogic Business, pursuant to which agreements the entire right, title and interest in and to those Intellectual Property Rights are presently assigned to one of the Analogic Group Companies except where such Intellectual Property Rights vest in an one of the Analogic Group Companies as matter of Law.

(f) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, (i) no R&D Sponsor has any claim of ownership of any Analogic Business Intellectual Property, and (ii) no research and development conducted in connection with the Analogic Business was performed by an employee or independent contractor of any R&D Sponsor.

(g) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, no source code of or for any Analogic Proprietary Software (“Analogic Source Code”) has been disclosed, delivered, licensed or otherwise made available to any Person, nor does any Analogic Group Company have any duty or obligation to make any such disclosure, delivery or license, on a contingent basis or otherwise, except for disclosures to employees and independent contractors of the applicable Analogic Group Company who are subject to written obligations of confidentiality appropriately restricting the use and further disclosure of same. The consummation of the transaction contemplated by this Agreement will not result in the disclosure to any Person of any Analogic Source Code.

(h) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, each Analogic Group Company is in compliance (and since January 1, 2024 has been in compliance), with all terms governing the use or distribution of third-party Software (including Public Software). Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, no use of or activities with respect to Public Software by any Analogic Group Company, or its contractors, customers, licensees or end users, (i) requires the licensing, disclosure or distribution of any source code or SES/IA Business Intellectual Property (in each case, other than source code that is a part of such Public Software) to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing any SES/IA Proprietary Software, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any SES/IA Proprietary Software, or (iv) requires the licensing or other distribution of any SES/IA Proprietary Software or any other SES/IA Owned Intellectual Property to any other Person for the purpose of making derivative works. Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, the applicable Analogic Group Company has in its possession the Analogic Source Code and related documentation sufficient to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize the Analogic Source Code.

(i) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, since January 1, 2024, each Analogic Group Company has used and does use all AI Technology in compliance with all applicable Laws.

(j) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, to the Knowledge of the AHP Entities, the Analogic Business IT Assets (i) are adequate for, and operate and perform in all respects in accordance with their documentation and functional specifications, and otherwise as required in connection with, the operation of the Analogic Business, (ii) are free from any material bugs, errors, and defects, (iii) have not malfunctioned, crashed, failed, or experienced denial of service attacks or continued substandard performance or other material adverse events since January 1, 2024, and (iv) do not contain any Malicious Code. Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, since January 1, 2024, the Analogic Group Companies have (i) evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk and (ii) conducted and maintain up-to-date cybersecurity and malicious insider risk assessments performed at least once on an annual basis.

(k) Each Analogic Group Company complies, and since January 1, 2024 has complied, in all material respects with the Data Privacy/Security Requirements. Each Analogic Group Company complies, and since January 1, 2024 has complied, in all material respects with the Payment Card Industry Security Standard (PCI DSS). Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, all vendors, processors, subcontractors, and other Persons acting for or on behalf of the Analogic Group Companies in connection with the Processing of Personal Data and Government Data or that otherwise have been authorized to have access to the Analogic Business IT Assets or the Personal Data and Government Data in the possession or control of the Analogic Group Companies are subject to reasonable contractual requirements regarding the Processing of Personal Data and Government Data and comply, and since January 1, 2024 have complied with the Data Privacy/Security Requirements. Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, neither the negotiation or consummation of the Contemplated Transactions, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver, or authorization of, or declaration, filing, or notification to, any Person under any such Data Privacy/Security Requirement.

(l) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, since January 1, 2024, (i) the websites and mobile applications owned, operated, or hosted by the Analogic Group Companies include a privacy policy posted in a clear and conspicuous location governing the collection and use of information and data by the Analogic Business in accordance with all applicable Privacy and Security Laws and (ii) no disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive, or in violation of any applicable Laws (including by containing any material omission).

(m) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, since January 1, 2024 there has been no pending or threatened Action against any Analogic Group Company concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof. The Analogic Business implemented and maintains a Security Plan, which includes commercially reasonable administrative, technical, and physical safeguards designed to protect the confidentiality, availability, integrity and security of Analogic Business IT Assets owned, used by, or controlled by the Analogic Group Companies and the information and data stored therein (including Personal Data and Government Data and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, in all material respects to the Data Privacy/Security Requirements and any public statements made by the Analogic Business regarding the Security Plan.

(n) Since January 1, 2024, none of the Analogic Group Companies have received any written notice of a claim, investigation or alleged violation of any Data Privacy/Security Requirement and except as would not reasonably be expected to be material to the Analogic Business, taken as a whole, there are no facts or circumstances which could form a non-frivolous basis for any such claim, investigation or violation. Since January 1, 2024, except as would not reasonably be expected to be material to the Analogic Business taken as a whole, (i) there has been no Data Breach that would give rise to a breach or incident for which notification by any Analogic Group Company to any Person (including Governmental Authorities) is required under Data Privacy/Security Requirements, (ii) there have been no security breaches relating to any IT Assets owned, used by or controlled by the Analogic Group Companies or the AHP Entities in the operation of the Analogic Business that have resulted in a monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Analogic Business or any Analogic Group Companies, (iii) there have been no phishing, social engineering, or business email compromise incident that has resulted in a monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Analogic Business or any Analogic Group Companies, and (iv) there have been no cybersecurity incidents related to U.S. covered defense information, U.S. federal government classified or controlled unclassified information, or sensitive security information possessed by any Analogic Group Company.

4.12 Contracts. The AHP Entities have made available to Leidos true, correct and complete copies of all outstanding Analogic Material Contracts existing as of the date hereof. “Analogic Material Contract” means any Contract (other than Benefit Plans, Analogic Real Property Leases, Government Contracts and Government Bids, and excluding any purchase orders or similar agreements under which the Analogic Group Companies or the Analogic Business makes payments) to which an Analogic Group Company is a party that is:

(a) a Contract under which any Analogic Group Company or the Analogic Business has made payments, or has recognized revenue (as defined by GAAP), of more than $5,000,000 (or local currency equivalent) in the twelve (12) calendar months ended July 31, 2025 (which such period, for purposes of Section 5.4, shall be a reference to the trailing-twelve (12) calendar months of any such date of determination);

(b) a Contract that is a joint venture agreement, operating agreement or similar agreement with any third party;

(c) a Contract that contains any (i) “most favored nation” or similar provision in favor of third party, (ii) a provision expressly requiring any Analogic Group Company or the Analogic Business to purchase goods or services exclusively from a third party, or (iii) express restriction on the ability of any Analogic Group Company or the Analogic Business to (A) compete in any line of business or with any Person, (B) provide services generally or in any market segment or any geographic area, or (C) solicit or hire any Person or solicit business from any Person, except, in each case of clauses (i), (ii) and (iii), for exclusive reseller or distributor or similar Contracts entered into in the ordinary course of business;

(d) a Contract (i) pursuant to which any Analogic Group Company or the Analogic Business has (A) incurred or become liable for any (x) Indebtedness owed to any Person (other than the AHP Entities or any of their respective Affiliates), or (y) accounts receivable factoring contract, or (B) made any loan, capital contribution to, or other investment in, any Person (other than the AHP Entities or any of their respective Affiliates), and that, in the case of each of the foregoing clauses (A) and (B), contains outstanding obligations, or (ii) encumbering (A) the Analogic Holding Securities or the Analogic Group Company Equity Securities with any Lien (other than Liens arising under applicable securities Laws) or (B) any material property or assets of any Analogic Group Company or the Analogic Business;

(e) a Contract or series of related Contracts under which any Analogic Group Company or the Analogic Business may be obligated to dispose of or acquire any assets or properties material to the Analogic Business, taken as a whole;

(f) a Contract granting to any Person a right of first refusal, right of first offer or other similar right to purchase any material properties or assets of the Analogic Business;

(g) a Contract (i) pursuant to which any Analogic Group Company acquired or disposed of another Person or operating business or acquired or disposed of another Person or a material amount of stock or assets of any other Person or business (in each case, whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into within the five (5) year period prior to the date hereof, or (B) that contains any outstanding earn-out, deferred purchase price or similar obligation pursuant to an acquisition of an operating business (whether or not matured, accrued, triggered or otherwise), or (ii) that contains any outstanding obligation of an Analogic Group Company to indemnify any third party for, or obligates an Analogic Group Company to assume, undertake or retain environmental or other Liabilities of any third party, other than, in the case of this clause (ii), Contracts entered into in the ordinary course of business;

(h) a Contract that involves any resolution or settlement (in whole or in part) (i) of any actual or threatened Action involving the Analogic Business that was entered into within the five (5) years prior to the date hereof and that involves aggregate payments in excess of $5,000,000, (ii) that imposes any continuing material injunctive or other non-monetary relief on the Analogic Business or any Analogic Group Company, (iii) that imposes any outstanding or unresolved payment obligations in excess of $1,000,000 (net of insurance) individually or $5,000,000 (net of insurance) in the aggregate, or (iv) with a Governmental Authority (acting in a regulatory or enforcement capacity and not as a customer in the ordinary course of business) that was entered into within the five (5) years prior to the date hereof;

(i) a Contract that is an Analogic Business IP Agreement that is material to the Analogic Business, other than non-exclusive licenses granted in the ordinary course of business and licenses for software that is generally commercially available on non-discriminatory terms;

(j) a Contract related to the acquisition or development of material Analogic Owned Intellectual Property (other than agreements with employees and contractors on the Analogic Business’ standard forms);

(k) a Contract relating to IP escrow arrangements (including any source code escrow agreements) that is material to the Analogic Business;

(l) a Contract providing for any transaction-related, change in control, retention or stay bonuses or other similar payments or obligations that are or that become payable under any Analogic Assumed Plan to any current or former employees, officers, directors or other individual service providers of or to any of the Analogic Group Companies in connection with the consummation of the Contemplated Transactions; and

(m) a Labor Contract (other than as mandated by Law).

A list as of the date of this Agreement of all Analogic Material Contracts is set forth on Schedule 4.12 of the AHP Disclosure Schedules. Except as set forth on Schedule 4.12 of the AHP Disclosure Schedules, (i) each of (1) the Analogic Material Contracts and (2) all Contracts with the Analogic Material Customers and the Analogic Material Suppliers (A) is a valid and binding agreement of the applicable Analogic Group Company and, to the Knowledge of the AHP Entities, each other party thereto, (B) is in full force and effect, and (C) subject to the Insolvency and Equity Exceptions, is enforceable against the applicable Analogic Group Company and, to the Knowledge of the AHP Entities, each other party thereto, and (ii) except as would not be material to the Analogic Business, taken as a whole, as to each Analogic Material Contract, except for breaches or defaults that have been cured and for which the breaching or defaulting party has no Liability, there does not exist thereunder any breach or default on the part of any Analogic Group Company, and there does not exist, to the Knowledge of the AHP Entities, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such breach or default thereunder. Neither of the AHP Entities nor any Analogic Group Company

has received written notice that any event has occurred (that remains uncured) that, with or without the lapse of time or the giving of notice, or both, would constitute a material breach or default under any Analogic Material Contract by any Analogic Group Company or, to the Knowledge of the AHP Entities, any other party thereto.

4.13 Government Contracts.

(a) Generally.

(i) Each Current Government Contract that has generated or that the AHP Entities would reasonably expect to generate more than $3,000,000 in revenue to the Analogic Business over the life of such Government Contract is listed on Schedule 4.13(a)(i) of the AHP Disclosure Schedules (the “Analogic Material Government Contracts”);

(ii) Schedule 4.13(a)(ii) of the AHP Disclosure Schedules lists and identifies each outstanding Government Bid existing as of the date hereof, that, if accepted, would lead to a Government Contract that the AHP Entities would reasonably expect to generate more than $3,000,000 in revenue to the Analogic Business over the life of such Government Contract (the “Analogic Material Government Bids”).

(iii) Each Current Government Contract is an asset of the Analogic Group Companies.

(b) Compliance with Law, Regulation and Contractual Terms.

(i) Except as set forth on Schedule 4.13(b)(i) of the AHP Disclosure Schedules, (i) each Analogic Material Government Contract (A) is a valid and binding agreement of the applicable Analogic Group Company and, to the Knowledge of the AHP Entities, each other party thereto, (B) is in full force and effect, and (C) subject to the Insolvency and Equity Exceptions, is enforceable against the applicable Analogic Group Company and, to the Knowledge of the AHP Entities, of each other party thereto, and (ii) except as would not be material to the Analogic Business, taken as a whole, as to each Analogic Material Government Contract, there does not exist thereunder any material breach or default on the part of any Analogic Group Company, and there does not exist, to the Knowledge of the AHP Entities, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such material breach or default thereunder. As of the date hereof, neither of the AHP Entities nor any Analogic Group Company has received written notice that any event has occurred (that remains uncured) that, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any Analogic Material Government Contract by any Analogic Group Company or, to the Knowledge of the AHP Entities, any other party thereto.

(ii) All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Analogic Group Companies to a Governmental Authority in connection with any Analogic Material Government Contract were current, accurate and complete in all material respects as of their effective date and the Analogic Group Companies have, in all material respects, provided to any applicable Governmental Authority any reasonably required material updates thereto.

(iii) The Analogic Group Companies are, and since January 1, 2024, have been, in compliance in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Analogic Material Government Contracts, whether incorporated expressly, by reference, or by operation of Law. None of the Analogic Material Government Contracts are required to be terminated by a Governmental Authority solely as a result of the consummation of the Contemplated Transactions. The Analogic Group Companies have not assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of the Analogic Group Companies arising under any Analogic Material Government Contract.

(iv) To the Knowledge of the AHP Entities, the Analogic Group Companies since January 1, 2024 have not made any payment, directly or indirectly, to any Person in violation, in any material respect, of applicable Laws, including the Procurement Integrity Act, the FCPA and other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments. To the Knowledge of the AHP Entities, the Analogic Group Companies and their respective employees have complied in all material respects with all applicable Laws regarding the hiring of former employees of the U.S. Government and the hiring of former employees of any other Governmental Authority, including Anti-Corruption Laws, the Ethics Reform Act, the Procurement Integrity Act, and to the extent applicable, the requirements of DFARS 252.203-7000.

(c) Disputes, Claims and Litigation. To the Knowledge of the AHP Entities, as of the date hereof, there exist no outstanding asserted disputes, claims, or written requests for equitable adjustment for an amount in excess of $3,000,000 between any AHP Entity or any Analogic Group Company, on the one hand, and either any Governmental Authority or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Analogic Material Government Contract or Analogic Material Government Bid. To the Knowledge of the AHP Entities, no Analogic Material Government Contract or Analogic Material Government Bid is the subject of protest proceedings. To the Knowledge of the AHP Entities, there are no pending administrative, civil or criminal allegations, investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Authority concerning any Government Contract. Since January 1, 2024, no Analogic Group Company (i) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure or the FAR mandatory disclosure provisions in connection with any Government Contract or Government Bid, or (ii) has received credible evidence of a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the FCA, or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid that would require such a mandatory disclosure. All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Analogic Group Companies were current, accurate and complete in all material respects as of their submission dates.

(d) Sanctions and Termination. To the Knowledge of the AHP Entities, as of the date hereof, no Analogic Group Company has received any show cause, cure, deficiency, default, or similar notice in writing relating to any Analogic Material Government Contract. Since January 1, 2024, neither the Analogic Group Companies nor, to the Knowledge of the AHP Entities, any of their respective directors, officers, employees, or consultants was suspended, debarred or proposed for suspension or debarment from government contracting. As of the date hereof, no Analogic Group Company has received any notice in writing terminating or indicating a final decision to terminate any Analogic Material Government Contract for default or convenience that would reasonably be expected to result in a Material Adverse Effect.

(e) Accounting and Business Systems. The accounting and business systems used by the Analogic Business are, and since January 1, 2024 have been, in compliance in all material respects with applicable Law and, to the Knowledge of the AHP Entities, are adequate for estimating, accumulating and billing costs under and otherwise for complying with the Current Government Contracts. The Analogic Business is not required to meet the standards promulgated by the Cost Accounting Standards Board for complying with the terms and conditions of the Current Government Contracts and applicable Law in any material respect. All material costs charged to any Analogic Material Government Contract have been or shall be allowable, allocable, reasonable, and reimbursable in accordance with the FAR, applicable cost principles, and the terms of the underlying Government Contracts. Since January 1, 2024, none of the Analogic Group Companies have submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Current Government Contract or Government Bid. To the extent applicable, Analogic and its Subsidiaries maintain adequate systems of internal controls appropriate for its performance of obligations pursuant to Government Contracts, including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems, domestic or designated country sourcing, specialty metals, and counterfeit electronic parts that are in material compliance with all relevant and applicable requirements of any Government Contracts.

(f) Audits. Schedule 4.13(f) of the AHP Disclosure Schedules lists each final cost audit report received by the Analogic Business and issued by any Governmental Authority since January 1, 2024 with respect to any Government Contract or of any indirect cost, other cost or cost accounting practice of the Analogic Business. Correct and complete copies of each such report have been provided to Leidos.

(g) Use of Intellectual Property. The Analogic Business is not, and since January 1, 2024 has not been, using any Intellectual Property Rights developed under any Government Contract for purposes outside of the scope of such Government Contract without having validly obtained any necessary prior permission of the Governmental Authority involved.

(h) Organizational Conflicts of Interest. The Analogic Group Companies are in material compliance with all applicable OCI requirements, as defined in the FAR and applicable agency FAR supplements. No Analogic Group Company has, with respect to any Current Government Contract, received any written notice from a Governmental Authority raising OCI concerns or been required to implement any OCI mitigation plan, or agreed or undertaken to refrain from any business activity for purposes relating to actual or perceived OCI.

(i) Department of Defense Requirements. To the extent applicable, Analogic and its Subsidiaries have complied in all material respects with (i) the U.S. D.O.D. requirements for safeguarding covered defense information and cyber incident reporting and (ii) all regulations and contract terms implementing § 889 of the National Defense Authorization Act for Fiscal Year 2019.

(j) National Security Obligations. As of the date hereof, the Analogic Group Companies and their respective employees hold such security clearances as are required, in all material respects, to perform any Current Government Contracts of the type currently being performed by it. The Analogic Group Companies have received a rating of satisfactory or better on the last three (3) vulnerability assessments from the DCSA and have, to the Knowledge of the AHP Entities, complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the NISPOM. No notice of revocation, suspension or invalidation from the DCSA or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance, and, to the Knowledge of the AHP Entities, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

4.14 Taxes.

(a) All material Tax Returns required to be filed by, or with respect to, each of the Analogic Group Companies has been timely filed and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes required to be paid by each of the Analogic Group Companies have been duly and timely paid as of the date hereof, and no material deficiency for Taxes has been asserted or assessed in writing against any Analogic Group Company, except for deficiencies that have been fully satisfied by payment, settled or withdrawn, or that are specified on Schedule 4.14(b) of the AHP Disclosure Schedules and are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Analogic Financial Statements in accordance with GAAP.

(c) Each of the Analogic Group Companies has, in all material respects, duly withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any agent, employee, independent contractor, creditor, shareholder, officer, manager, director, nonresident or other Person and has complied with all associated reporting and recordkeeping requirements in all material respects.

(d) There are no Liens with respect to Taxes (other than Liens for Taxes not yet due and payable or that may thereafter be paid without penalty) upon the assets or properties of any of the Analogic Group Companies.

(e) There is no audit pending, or to the Knowledge of the AHP Entities, threatened in writing against or with respect to any Analogic Group Company in respect of any Tax.

(f) None of the Analogic Group Companies has waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency, which period has not yet expired.

(g) None of the Analogic Group Companies has received written notice of any claim by a Taxing Authority in a jurisdiction where such Analogic Group Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Taxing Authority which claim has not been satisfied, withdrawn or otherwise resolved.

(h) None of the Analogic Group Companies has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any similar legislation in another jurisdiction.

(i) Schedule 4.14(i) of the AHP Disclosure Schedules sets forth, as of the date hereof, the U.S. federal income tax classification of each Analogic Group Company, and each such entity has had such classification since the date that is sixty (60) months prior to the date hereof (or such shorter period as described on Schedule 4.14(i) of the AHP Disclosure Schedules).

(j) No Analogic Group Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Sections 355(a) or 361 of the Code in the two (2) years prior to the date of this Agreement.

(k) No Analogic Group Company has been a member of an affiliated group (other than any such group (x) consisting solely of Analogic Group Companies or (y) of which Analogic Holding is the common parent) filing a combined, consolidated, unitary or other similar group Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which is unrelated to Tax) or as a transferee or successor.

(l) None of the Analogic Group Companies (nor any JV Entity or any of their Affiliates as a result of ownership of the Analogic Group Companies) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income following the Closing as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (ii) written “closing agreement” with a Taxing Authority executed prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) deferred revenue accrued or prepaid amounts received prior to the Closing, (v) income arising prior to the Closing under Sections 951, 951A or 956 of the Code, (vi) use of the cash method of accounting in any taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. law) for any transaction entered into prior to the Closing.

(m) No election has been made under Section 965(h) of the Code with respect to any Analogic Group Company and no Analogic Group Company will be required to pay after the Closing Date any material Taxes as a result of an election made prior to the Closing Date pursuant to Section 965(h) of the Code.

(n) None of the Analogic Group Companies has been subject to Tax in a country other than the country of its organization by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(o) None of the Analogic Group Companies is a party to, is otherwise bound by or has any obligation under any Tax allocation, indemnity or sharing agreement or any similar Contract or arrangement (other than (i) any such Contract or arrangement exclusively between or among Analogic Group Companies, or (ii) any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(p) Each of the Analogic Group Companies has complied with all applicable transfer pricing Laws, including as to the preparation and maintenance of contemporaneous documentation.

(q) Each of the Analogic Group Companies is registered for sales, use, value-added, goods and services and similar Tax purposes in each jurisdiction where it is required to be so registered under applicable Law and has complied with all applicable Laws related to such Taxes, including any obligation to collect and remit any Taxes in respect of services provided by it.

(r) None of the Analogic Group Companies has any material liability to any Governmental Authority under any applicable escheatment or unclaimed property Laws.

4.15 Environmental Compliance.

(a) Except as would not reasonably be expected to be material to the Analogic Business, taken as a whole:

(i) each of the Analogic Group Companies is currently, and since January 1, 2023 has been, in compliance with all Environmental Laws applicable to the operation of the Analogic Business or the occupation of the Analogic Real Property by any of the Analogic Group Companies;

(ii) there are no Actions pending or, to the Knowledge of the AHP Entities, threatened in writing, that assert that the Analogic Group Companies are in violation or breach of, or have liability under, any Environmental Law;

(iii) each of the Analogic Group Companies possesses and is, and since January 1, 2023 has been, in compliance with the terms of all Environmental Permits, including having made all appropriate filings for issuance of renewal of such Environmental Permits;

(iv) the Analogic Group Companies have received no written notice, demand, or administrative inquiry with respect to Releases of Hazardous Substances or any violations of, or Liability under, any Environmental Law, including at the Analogic Real Property, since January 1, 2023, or prior to such date if such notice, demand or inquiry remains pending or unresolved, and there have been no Releases of Hazardous Substances that would reasonably be likely to give rise to violation or Liability of the Analogic Group Companies under Environmental Law either (1) at, on or about the Analogic Real Property or, to the Knowledge of the AHP Entities, any real property formerly owned, leased or operated by the Analogic Group Companies, or (2) arising from or relating to the operations of or products manufactured, marketed sold or distributed by the Analogic Group Companies or any of their predecessors; and

(v) The Analogic Group Companies have not assumed or retained by contract any obligation under any Environmental Law or concerning any Hazardous Substances that would reasonably be likely to result in material liability or any other material obligation to the Analogic Group Companies.

(b) The AHP Entities have made available to Leidos copies of any Phase I and II studies and other material reports, studies, analyses, tests, monitoring, or any other material documents or correspondence within the reasonable control of the AHP Entities pertaining to Environmental Law or Hazardous Substances and relating to the Analogic Real Property, real property formerly owned, leased or operated by, or operations of, the Analogic Business, the Analogic Group Companies, or any of their predecessors.

4.16 Labor and Employment Matters.

(a) Except to the extent that disclosure is prohibited by applicable Laws, including applicable Privacy and Security Laws, the AHP Entities have provided to Leidos a true, correct and complete list as of a date within five (5) Business Days prior to the date hereof of (i) all employees of each Analogic Group Company identified only by position (the “Analogic Employees”); (ii) each Analogic Employee’s respective job title, annual salary or hourly rate of pay and work location; and (iii) each Analogic Employee’s identification as an Analogic U.S. Employee or an Analogic Other Country Employee.

(b) As of the date hereof, no Analogic Group Company has received written notice of any unfair labor practice charges against such Analogic Group Company that are, or since January 1, 2024 have been, pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority. Except for any such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Analogic Group Companies, since January 1, 2024, neither any AHP Entity nor any Analogic Group Company has received written notice of any pending or in progress Actions in connection with the Analogic Business before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, or any federal, foreign, state or local court in any jurisdiction concerning alleged employment discrimination or any other matters relating to the employment of labor with respect to the Analogic Employees.

(c) There is not, and has not been at any time since January 1, 2024, a strike, lockout, concerted slowdown, concerted work stoppage, material labor arbitration, material labor grievance or material labor dispute involving Analogic Employees pending or, to the Knowledge of the AHP Entities, threatened in writing.

(d) The AHP Entities are not obligated by, or subject to, any material outstanding Order or enforcement action by any Governmental Authority with respect to labor and employment issues in relation to the conduct of the Analogic Business.

(e) Except as set forth on Schedule 4.16(e) of the AHP Disclosure Schedules, and with the exception of labor unions, work council, employee representative, or similar labor organizations that are mandated by Law, no labor union, works council, employee representative, or similar labor organization represents or has within the past three (3) years prior to the date of this Agreement represented any Analogic U.S. Employee, and to the Knowledge of the AHP Entities, no labor union, works council, employee representative, or similar labor organization represents or has within the past three (3) years prior to the date of this Agreement represented any Analogic Other Country Employee (other than as required by applicable Law). Except as set forth on Schedule 4.16(e) of the AHP Disclosure Schedules and with the exception of Labor Contracts that are mandated by Law (including works councils), (i) no Labor Contract is or has, within the past three (3) years prior to the date of this Agreement, been binding against the AHP Entities with respect to Analogic Employees, (ii) no Analogic Group Company is or has, within the past three (3) years prior to the date of this Agreement, been party to or bound by a Labor Contract, and (iii) no Labor Contract is currently being negotiated. The AHP Entities have not received any written notice within the past three (3) years prior to the date of this Agreement that any labor representation request is pending or is threatened in writing with respect to the Analogic Employees. To the Knowledge of the AHP Entities, there are, and since January 1, 2024, there have been, no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations, works councils, or labor unions, to organize any Analogic Employees. The AHP Entities have no legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative, which is representing any Analogic Employee, or any applicable labor tribunal, in connection with the execution of this Agreement.

(f) Each Analogic Group Company is and has since January 1, 2024 been in compliance, in all material respects, with all applicable Laws respecting employment, the termination of employment, employment practices, and labor, including all Laws respecting terms and conditions of employment, wages and hours (including the classification and treatment of exempt and non-exempt employees), plant closures and layoffs (including but not limited to any obligations pursuant to the WARN Act), relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, the provision of meal and rest breaks, pay for all working time, leaves of absence, immigration and work authorization (including the completion of Forms I-9 for all U.S. employees), equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), equal pay, occupational safety and health, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, workers’ compensation, employee leave issues, employee trainings and notices, unemployment insurance, automated employment decision tools and other artificial intelligence, and the proper classification and treatment of individuals as non-employee contractors or consultants. Since January 1, 2024, each Analogic Group Company has complied in all material respects with all applicable Laws relating to the employment of foreign citizens, and, to the Knowledge of the AHP Entities, has not employed any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(g) Since January 1, 2024, no Analogic Group Company has closed any site of employment, effectuated any mass layoffs (as such term is defined under the WARN Act) of employees or implemented any early retirement, exit incentive, or similar group separation program, nor has any Analogic Group Company planned or announced any such action or program for the future.

(h) The Analogic Group Companies have reasonably investigated all allegations of sexual harassment or sexual assault, discrimination, or retaliation against any current or former officer, director or employee of any Analogic Group Company with the title of Director or more senior title since January 1, 2024 that have been reported to any Analogic Group Company. With respect to each such allegation with potential merit, the applicable Analogic Group Company has taken prompt corrective action reasonably calculated to prevent further improper action.

(i) No Analogic Employee who is currently a senior management-level employee or above has given or received notice terminating such employee’s employment within one year of the Closing Date, nor, to the Knowledge of the AHP Entities, is any such notice pending or threatened.

4.17 Benefit Plans.

(a) Each material Analogic Assumed Plan and each other material Analogic Benefit Plan is listed on Schedule 4.17(a) of the AHP Disclosure Schedules, and each such Analogic Benefit Plan is separately identified as either an Analogic Assumed Plan or an Analogic Retained Plan.

(b) With respect to each of the Analogic Assumed Plans, the AHP Entities have made available to Leidos true and complete copies, as applicable, of (i) with respect to each Analogic Assumed Plan (other than a Non-U.S. Analogic Assumed Plan), (A) the plan document, including all amendments thereto (or, in the case of any Analogic Assumed Plan that is unwritten, a description of the material terms, thereof) and any related trust agreements and (B) the most recent summary plan description, (C) most recent Form 5500 annual report (including attached schedules), (D) most recent IRS determination, opinion or advisory letter, and (E) any nonroutine correspondence with a Governmental Authority dated within the last three (3) years, (ii) with respect to each material Analogic Retained Plan, (X) the most recent summary plan description and (Y) most recent IRS determination, opinion or advisory letter, and (iii) with respect to each Analogic Assumed Plan that is primarily sponsored, contributed to or maintained on behalf of an employee or individual service provider primarily performing services outside the United States (including any Analogic Other Country Employee) (a “Non-U.S. Analogic Assumed Plan”) that is material, a written summary of the material terms of such plan.

(c) Each Analogic Assumed Plan complies in all material respects with the terms of each such Analogic Assumed Plan and all applicable Laws, including the Code and ERISA and no event has occurred and no condition exists with respect to any Analogic Benefit Plan, that would reasonably be expected to subject JV HoldCo or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. No Analogic Group Company has incurred (whether or not assessed) or would reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as set forth on Schedule 4.17(d) of the AHP Disclosure Schedules, no Analogic Benefit Plan is and no Analogic Group Company sponsors, maintains or contributes to or has, within the six (6) year period immediately prior to the Closing Date, had any Liability (current or contingent, including on account of an ERISA Affiliate) with respect to (i) any “multiemployer plan”, as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; or (iii) any plan, program or arrangement that provides post-employment, post-service or post-ownership welfare (including life, medical or health) benefits to any Person (including retirees or other former employees) following a termination of employment, other than as required by Section 4980B of the Code or similar U.S. state Laws and for which the covered individual pays the entire cost of coverage.

(e) With respect to the Analogic Employees, the AHP Entities and their Subsidiaries have established, funded and maintained all Analogic Benefit Plans in accordance with their terms and applicable Law in all material respects.

(f) There are no pending or, to the Knowledge of the AHP Entities, threatened, claims (other than routine claims for benefits) by or with respect to any Analogic Employee with respect to any Analogic Benefit Plans.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in combination with another event, could (i) entitle any Analogic Employee or former employee or current or former individual service provider of an Analogic Group Company to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or benefits due, to any such current or former employee or individual service provider of an Analogic Group Company, (iii) entitle any Analogic Employee or former employee or current or former individual service provider of an Analogic Group Company to any payment of compensation or benefits or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Each Analogic Benefit Plan that constitutes in any part a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance in all material respects with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder and no amounts under any such Analogic Benefit Plan has been or is reasonably expected to be subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) No Analogic Group Company has any obligation to “gross-up”, reimburse or otherwise indemnify any individual for any interest, penalties, or Taxes, under Section 4999 or Section 409A of the Code.

(j) Without limiting the generality of the foregoing: (i) each Non-U.S. Analogic Assumed Plan required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities; (ii) no Non-U.S. Analogic Assumed Plan, and except as would not result in material liability to JV TopCo or any of its Subsidiaries no Analogic Retained Plan, is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iii) there are no material unfunded or underfunded Liabilities under any gratuity, jubilee, termination indemnity, statutory severance or similar plan or arrangement.

4.18 Insurance Coverage. Set forth on Schedule 4.18 of the AHP Disclosure Schedules is a true, correct and complete list of all current material policies or binders of liability, product liability, umbrella liability, real and personal property, workers’ compensation, fiduciary liability and other casualty and property insurance maintained by the Analogic Group Companies, but excluding any self-insurance program (collectively, the “Analogic Business Insurance Policies”). Except as set forth on Schedule 4.18 of the AHP Disclosure Schedules, there are no material claims related to the Analogic Business or any Analogic Group Company pending under any such Analogic Business Insurance Policy as to which coverage has been, denied. Since January 1, 2024, the AHP Entities have not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any such Analogic Business Insurance Policy materially adversely impacting the Analogic Business. All premiums due on such Analogic Business Insurance Policies have either been paid or, if not yet due, accrued. All such Analogic Business Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage, in each case, except as would not reasonably be expected to be material to the Analogic Business, taken as a whole. The AHP Entities are not in default under, nor have otherwise failed to comply with, in any material respect, any provision contained in any such Analogic Business Insurance Policy in a manner that could reasonably be expected to materially adversely impact the Analogic Business.

4.19 Top Customers and Suppliers. Set forth on Schedule 4.19 of the AHP Disclosure Schedules is a list, as of the date hereof, of (a) the Analogic Material Customers, and (b) the Analogic Material Suppliers. Except as set forth on Schedule 4.19 of the AHP Disclosure Schedules, as of the date hereof, no Analogic Group Company has received any written notice that any Analogic Material Customer or Analogic Material Supplier has materially reduced, terminated or discontinued, or intends to materially reduce, terminate or discontinue, its relationship with the Analogic Business following the date hereof. There are no, and during the past three (3) years there have been no, material Actions or claims between any Analogic Group Company, on the one hand, and any Analogic Material Customer or Analogic Material Supplier, on the other hand.

4.20 Affiliate Arrangements. As of the date hereof, no (a) Analogic Group Company has any outstanding loan, advance or other intercompany Liability owed to any Related Person of such Analogic Group Company or a Related Person of any AHP Entity or is obligated to make any such loan, advance or intercompany payment, except for advances to employees in the ordinary course of business consistent with past practice in respect of reasonable reimbursable business expenses incurred or anticipated to be incurred by them in connection with their performance of services for an Analogic Group Company, and (b) director, officer, partner, member, manager, executor, or trustee of an Analogic Group Company (i) has any interest in any material property (real, personal or mixed and whether tangible or intangible) of an Analogic Group Company, or (ii) is a party to any Contract (except for Ancillary Agreements but including powers of attorney) with any Analogic Group Company, in each case for purposes of the foregoing clauses (a) and (b) other than the arrangements listed on Schedule 4.20 of the AHP Disclosure Schedules or Liabilities or obligations solely between two or more Analogic Group Companies (all of the foregoing interests, Contracts, claims and other obligations, collectively, “Analogic Affiliate Arrangements”).

4.21 Finders or Brokers. Except as set forth on Schedule 4.21 of the AHP Disclosure Schedules, the AHP Entities have not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who is entitled to a fee or commission from any Analogic Group Company or for which any Analogic Group Company would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions. The AHP Entities shall pay all such fees of those entities set forth on Schedule 4.21 of the AHP Disclosure Schedules.

4.22 Product Warranties. No Analogic Group Company has, since January 1, 2024, suffered, experienced, incurred or become the subject of, or threatened subject of, or received written notice, except in ordinary course of business consistent with past practice, of any (a) material product returns or warranty claims based on product failures, (b) material claims threatened or asserted by customers or third parties that any product sold by any Analogic Group Company has caused, directly or indirectly, any personal injury and/or death or property damage, (c) material product returns or warranty claims that have resulted in any Analogic Group Company incurring any material unreimbursed incidental or consequential damages, or (d) material claims or complaints of security vulnerabilities or compromises of any product sold by any Analogic Group Company. To the Knowledge of the AHP Entities, there are no facts, circumstances or events that are reasonably likely to cause (A) the voluntary or mandatory recall, market withdrawal or market replacement of any product sold or intended to be sold by any Analogic Group Company, or (B) a termination or suspension of the marketing or distribution of such product, in each of clauses (A) and (B), as would reasonably be expected to be material to the Analogic Business, taken as a whole.

4.23 Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NONE OF THE AHP ENTITIES NOR ANY ANALOGIC GROUP COMPANY MAKES ANY REPRESENTATION OR WARRANTY OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, (B) NONE OF THE AHP ENTITIES NOR ANY ANALOGIC GROUP COMPANY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY FUTURE EVENTS, PROSPECTS, PROJECTIONS OR ESTIMATES WITH RESPECT TO THE ASSETS OR LIABILITIES OF THE ANALOGIC

GROUP COMPANIES OR THE ANALOGIC BUSINESS, (C) THE ANALOGIC GROUP COMPANIES AND ANY ASSETS THEREOF ARE TO BE CONVEYED “AS IS, WHERE IS”, AND IN THEIR THEN PRESENT CONDITION, AND LEIDOS SHALL RELY UPON ITS OWN EXAMINATION THEREOF, (D) NONE OF THE AHP ENTITIES NOR ANY ANALOGIC GROUP COMPANY MAKES ANY GUARANTY OF QUALITY WITH RESPECT TO ANY ASSETS OF THE ANALOGIC GROUP COMPANIES, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OBVIOUS, AND (E) NONE OF THE AHP ENTITIES NOR ANY ANALOGIC GROUP COMPANY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT THE AHP ENTITIES OR ANY OF THE ANALOGIC GROUP COMPANIES FURNISHED OR MADE AVAILABLE TO LEIDOS AND ITS REPRESENTATIVES. THE AHP ENTITIES ACKNOWLEDGE AND AGREE THAT (I) THE REPRESENTATIONS AND WARRANTIES MADE BY LEIDOS IN THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY LEIDOS IN RESPECT OF THE CONTEMPLATED TRANSACTIONS AND THE ANCILLARY AGREEMENTS, (II) LEIDOS HAS DISCLAIMED ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF OR ANY OF ITS AFFILIATES, AND (III) NEITHER THE AHP ENTITIES NOR ANY OTHER PERSON ACTING ON BEHALF OF THE AHP ENTITIES (INCLUDING ITS REPRESENTATIVES) IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OTHER THAN AS EXPRESSLY MADE BY LEIDOS IN ARTICLE 3 OR ANY OTHER ANCILLARY AGREEMENT.

4.24 Financing.

(a) As of the date hereof, the AHP Entities have delivered or caused to be delivered to Leidos an executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related Fee Letter(s) as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date of this Agreement in compliance with Section 5.12, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have committed to lend the amounts set forth therein for the purposes of, among other things, funding a portion of the Contemplated Transactions and the costs and expenses incurred in connection with the Contemplated Transactions (including the repayment, prepayment or discharge of any Indebtedness required to be paid off in connection with the Contemplated Transactions, the payment of any fees and expenses for which JV HoldCo is responsible pursuant to Section 10.1) (the “Debt Financing”). The AHP Entities have also delivered to Leidos a true, correct and complete copy of any fee letter in effect as of the date hereof in connection with the Debt Commitment Letter (as may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 5.12, any such letter a “Fee Letter”).

(b) As of the date hereof, (i) the Debt Commitment Letter has not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) to the Knowledge of the AHP Entities, the respective commitments contained therein have not been withdrawn, terminated, replaced or rescinded in any respect, and no such withdrawal, termination, replacement (in each case, other than as expressly contemplated therein) or rescission is contemplated. As of the date hereof, there are no other written Contracts, agreements, side letters or arrangements to which the AHP Entities or their Affiliates is a party relating to the availability or conditionality of the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter and any Fee Letter(s).

(c) As of the date hereof, assuming the Debt Financing is funded in accordance with the terms of the Debt Commitment Letter and assuming satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2 (other than Section 7.1(d) and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the aggregate anticipated proceeds of the Debt Financing, when funded in accordance with the Debt Commitment Letter, is sufficient to (i) pay the Payoff Amount and the AHP Cash Payment at the Closing, and (ii) pay all fees and expenses required to be paid at the Closing by JV HoldCo pursuant to Section 10.1 (the aggregate amount described in the foregoing clauses (i) and (ii), the “Required Amount”).

(d) As of the date hereof, the Debt Commitment Letter (in the form delivered by the AHP Entities to Leidos) is in full force and effect and constitutes the legal, valid and binding obligations of the AHP Entities and, to the Knowledge of the AHP Entities, the other parties thereto, as applicable, enforceable against the AHP Entities and, to the Knowledge of the AHP Entities, the other parties thereto, as applicable, in accordance with their terms, subject to the Insolvency and Equity Exceptions. As of the date hereof, other than as expressly set forth in this Agreement and the Debt Commitment Letter and Fee Letter(s), there are no conditions precedent or other contingencies related to the funding of the proceeds of the Debt Financing on the Closing Date in an amount less than the Required Amount pursuant to any agreement relating to the Debt Financing to which the AHP Entities or any of their Affiliates is a party. Assuming the satisfaction of each of the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than Section 7.1(d) and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a material default or material breach on the part of the AHP Entities or, to the Knowledge of the AHP Entities, any of the other parties thereto pursuant to the Debt Commitment Letter. Assuming the satisfaction of each of the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than Section 7.1(d) and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as of the date hereof, the AHP Entities have no reason to believe that they will be unable to satisfy on a timely basis any condition of the Debt Financing required to be satisfied by it by the time the Closing Date is required to occur pursuant to the terms of this Agreement. As of the date hereof, the AHP Entities have fully paid, or caused to be fully paid, all commitment or other fees that are earned, due and payable on or prior to the date of this Agreement pursuant to the terms of the Debt Commitment Letter.

ARTICLE 5

Pre-Closing Covenants

5.1 Approvals; Consents.

(a) The Parties shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act, other Antitrust Laws and Foreign Direct Investment Laws with respect to the Contemplated Transactions as promptly as practicable and, in any event, within twenty-five (25) Business Days after the date hereof in the case of all filings required under the HSR Act and as promptly as practicable in the case of all other filings required by other Antitrust Laws and Foreign Direct Investment Laws, (ii) submit an appropriate response, or, if applicable, comply as promptly as reasonably practicable, with any requests under the HSR Act or other Antitrust Laws or Foreign Direct Investment Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority with respect to any such filing or the Contemplated Transactions, (iii) cooperate and consult with each other in advance and consider in good faith the views of the other in connection with any such filing or the Contemplated Transactions (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or any other Governmental Authority with respect to any such filing or the Contemplated Transactions, (iv) not agree to extend any waiting period or to refile any filing or notification under any Antitrust Law (except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed), and (v) not enter into any agreement with any Governmental Authority to not consummate the Contemplated Transactions (except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed). The Parties acknowledge and agree that they shall (1) pay and shall be equally responsible for the payment of all filing fees under the HSR Act and under any other applicable Antitrust Laws and Foreign Direct Investment Laws, and (2) request early termination (if applicable) of any waiting periods arising under the HSR Act or under other Antitrust Laws and Foreign Direct Investment Laws. Each Party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Antitrust Laws and Foreign Direct Investment Laws in connection with the Contemplated Transactions. Each Party shall promptly inform the other Party of any material oral communication with, and provide copies of any material written communications with, any Governmental Authority regarding any such filings or the Contemplated Transactions. No Party will independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation, or other inquiry related to the Contemplated Transactions without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will reasonably consult in advance and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws or Foreign Direct Investment Laws. Any

Party may, as it deems advisable and necessary, reasonably, designate any competitively sensitive material provided to the other Party under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials; provided, that, in any event, such materials may be redacted (x) to remove references concerning the valuation of the AHP Entities, JV HoldCo, the SES/IA Business, or the SES/IA Entities, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. The Parties shall jointly develop, consult and cooperate with one another regarding the strategy for obtaining any necessary consents, registrations, approvals, authorizations, clearances, no-action letters or expiration of waiting periods, and responding to any request from, inquiry by, or investigation (including directing the timing, nature and substance of all such responses), in connection with the Contemplated Transactions. Notwithstanding the foregoing, in the event of a dispute between the Parties relating to the matters concerning determination of strategy in the foregoing sentence that is not resolved reasonably promptly, then the Parties shall escalate such dispute: (i) to the General Counsel of Leidos and the Chief Executive Officer of Analogic Holding for resolution, and (ii) if such dispute is not resolved pursuant to the preceding clause (i), then the Parties shall escalate such dispute to the Chief Financial Officer of Leidos and George Aitken Davies, Co-Founder of Altaris, LLC, for resolution.

(b) Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to take such actions as may be required to obtain the required approvals and cause the termination or expiration of any notice and waiting periods under the HSR Act and any other Antitrust Laws and Foreign Direct Investment Laws and to resolve any objections as may be asserted by any Governmental Authority with respect to the Contemplated Transactions as promptly as practicable after the execution of this Agreement, and in any event, no later than to allow the Closing to occur prior to the Termination Date. In furtherance and not in limitation of the foregoing, each Party shall, and shall cause its Affiliates to, use reasonable best efforts to take any and all steps necessary or advisable to resolve, avoid or eliminate each and every impediment under any Antitrust Law or Foreign Direct Investment Law that may be asserted by any Governmental Authority or other party, so as to enable the Closing to occur as promptly as practicable, and in any event prior to the Termination Date, including proposing, committing to, agreeing to, or effecting, by consent decree or otherwise, behavioral commitments that would effect or cause changes to the conduct of business, relationships, ventures, contractual rights, terms, pricing and obligations, require licensing or sale of products or intellectual property, or impose any firewall or confidentiality restrictions with respect to the assets, operations, properties, businesses, or product lines of the SES/IA Business (following the Restructuring) and the Analogic Group Companies (including JV HoldCo and its Subsidiaries following the Closing) (each action contemplated in the foregoing sentence, a “Behavioral Action”); provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall require any Party or its Affiliates to (A) take, or agree or commit to take, any Behavioral Action or other action that, individually or in the aggregate, would, or would reasonably be expected to, be material to the business, assets, results of operations or condition (financial or otherwise) of the SES/IA Business (following the Restructuring) and the Analogic Group Companies, taken as a whole, or JV HoldCo and its Subsidiaries, taken as a whole, following the Closing, (B) sell, divest or otherwise dispose of any operations, divisions, assets, products lines, or businesses of the SES/IA Business (following the Restructuring) or the Analogic Group Companies, or JV HoldCo or its Subsidiaries following the Closing, (C) take, or agree or commit to take, any action with respect to the operations, divisions, assets, product lines, or businesses of any Party or its Affiliates, other than with respect to the SES/IA Business (following the Restructuring) or the Analogic Group Companies or JV HoldCo or its Subsidiaries following the Closing, (D) take, or agree or commit to take, any action with a Governmental Authority under this Section 5.1(b) without the prior written consent of the other Parties hereto, or (E) take, or agree or commit to take, any action that is not conditioned on the Closing.

(c) Each Party shall comply with the covenants set forth on Schedule 5.1(c) of the Leidos Disclosure Schedules and Schedule 5.1(c) of the AHP Disclosure Schedules.

5.2 Commercially Reasonable Efforts.

(a) Except where specific efforts are expressly required pursuant to the terms hereof, and with respect to Antitrust Laws and Foreign Direct Investment Laws which are addressed in Section 5.1, prior to the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article 8, the Parties shall each use commercially reasonable efforts to cause all of the conditions to the obligations of the other to consummate the Contemplated Transactions that are within its control to be met as soon as reasonably practicable after the date of this Agreement. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article 8, each Party shall cooperate in good faith and use their respective commercially reasonable efforts to (i) consult with each other in good faith to determine whether any Third Party Approval is required in connection with the consummation of the Contemplated Transactions, (ii) take such actions and furnish such information (subject to the terms and conditions set forth in Section 5.3) as the Parties determine may be required in connection therewith, and (iii) obtain at the earliest practicable date all such Third Party Approvals, and to send third party notices, that the Parties mutually determine to be required to consummate the Contemplated Transactions, including those necessary to transfer, reissue or obtain any Permits required to be transferred, reissued or obtained as a result of or in furtherance of the Contemplated Transactions; provided, that, except as expressly set forth in Section 5.1, no Party nor any of their respective Affiliates shall be required to incur any Liabilities or provide any financial accommodation in order to obtain any Third Party Approval necessary or desirable to consummate the Contemplated Transactions. Subject to the foregoing, in the event that the receipt of any Third Party Approval referred to in the immediately preceding sentence necessitates payment of a Third Party Approval Expense, (A) Leidos shall be responsible for payment of, and shall discharge, pay and satisfy, any Third Party Approval Expense required to consummate the Restructuring, and (B) the Parties shall be equally responsible for payment of, and shall discharge, pay and satisfy, any other Third Party Approval Expenses (other than those addressed in the immediately preceding clause (A)) in connection with the Contemplated Transactions.

(b) As soon as practicable after the execution and delivery of this Agreement, the Parties shall prepare and submit to any other Governmental Authority (including without limitation customers under Current Government Contracts and prospective customers under Government

Bids) appropriate notifications and disclosures in connection with the Contemplated Transactions. During the period between the date hereof and the Closing, with respect to Government Bids, and subject to compliance with applicable Law, each Party shall take commercially reasonable actions reasonably required to maintain the viability of such Government Bids. Without limiting the foregoing, in connection with any novation submission prepared by or on behalf of Leidos or any of its Affiliates pursuant to FAR Subpart 42.12 (or any applicable agency supplement thereto) in connection with the transfer or novation of any Government Contract as part of the Restructuring or the Contemplated Transactions (each, a “Novation Submission”), Leidos shall (i) provide the AHP Entities with a draft of each such Novation Submission a reasonable period of time prior to its submission to the applicable Governmental Authority (and in any event no fewer than five (5) Business Days prior to such submission, except where shorter notice is reasonably required by applicable Law or the applicable Governmental Authority), (ii) provide the AHP Entities and their Representatives with a reasonable opportunity to review and comment on each such Novation Submission (including, without limitation, the proposed novation agreement, the list of affected contracts, and all representations regarding the AHP Entities’ or JV HoldCo’s capability to perform), and (iii) consider and incorporate any such reasonable comments of the AHP Entities made in good faith (including, for the avoidance of doubt, in respect of any post-Closing subsequent novation from LSD&A to Analogic); provided, that, no Party shall be required to provide any information in connection with this Section 5.2(b) the disclosure of which is prohibited or restricted under applicable Law (including any security clearance or national security restrictions) or would waive attorney-client privilege or other applicable privilege. Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article 8, (x) Leidos will use commercially reasonable efforts with respect to proposals that would qualify as a Government Bid if submitted prior to the date of this Agreement to submit such proposals on behalf of a Contributed SES/IA Entity, (y) prior to Leidos submitting a proposal that would qualify as a Government Bid if submitted prior to the date of this Agreement and that, if awarded, would result in a Government Contract that would be an SES/IA Business Asset to which a Contributed SES/IA Entity is not a party, then Leidos will notify the AHP Entities of such submission and consult with the AHP Entities in good faith in respect of which Affiliate of Leidos prior to the Closing shall be the party to such Government Bid; provided, that, the foregoing shall not apply to Government Bids pending as of the date hereof or to proposals that would qualify as Government Bids if submitted prior to the date of this Agreement, in each case, that are being prepared as of the date hereof and that are reasonably likely to be submitted promptly following the date of this Agreement, and (z) Leidos will notify the AHP Entities upon the execution or award of any Government Contract that would constitute an SES/IA Material Government Contract to which a Contributed SES/IA Entity is not a party; provided, that, with respect to the foregoing clauses (x), (y) and (z), the foregoing notices and consultation shall be in a manner that does not result in the disclosure of competitively sensitive information, a violation of applicable Law (including any security clearance or national security restrictions) or any agreement with a third party, or the waiver of attorney-client privilege or other applicable privilege.

(c) In connection with a request for consent pursuant to Section 5.4 or Section 5.5, the Party seeking consent in respect of an action shall use commercially reasonable efforts to provide the other Party with the information and access described in Section 5.3 that is reasonably necessary to enable the other Party to evaluate such request; provided, however, that, no Party shall be required to provide any information that is competitively sensitive in nature or the disclosure of which would reasonably be expected to result in a violation of applicable Law or any agreement with a third party; provided, further, that, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide the information and access referred to in this Section 5.2(c) in a manner that does not result in the disclosure of competitively sensitive information, a violation of applicable Law (including any security clearance or national security restrictions) or any agreement with a third party, or the waiver of attorney-client privilege or other applicable privilege.

5.3 Access to Premises and Information; Customers.

(a) Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article 8, each Party shall give to, or cause to be made available for, the other Party and its Affiliates, Subsidiaries and Representatives reasonable access and the right, upon reasonable prior notice and in such a manner that does not disrupt the such Party’s businesses, to inspect during normal business hours all books and records, personnel, and Analogic Real Property or SES/IA Real Property, as applicable; provided, that, such access shall not include any environmental sampling of any Analogic Real Property or SES/IA Real Property, as applicable, without the prior written consent of the Party leasing any such real property, which may be withheld in such Party’s sole discretion; and provided, further, that, the parties shall maintain the confidentiality of any disclosed information to the extent set forth in the Confidentiality Agreement, and, subject to the immediately following proviso, each Party shall not seek nor have the right to be provided access to matters or documents that (i) disclosure of which might affect attorney-client privilege or any other applicable privilege of such Party or any of its Affiliates, or (ii) might be expected to result in or constitute a violation of applicable Law, including the NISPOM, or breach of Contract; provided, that, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide access to such matters or documents referred to in the foregoing clauses (i) or (ii) in a manner that does not result in a waiver of such privilege or a violation of such Contract or Law.

(b) Upon the Closing, the Confidentiality Agreement shall terminate in all respects. If this Agreement is terminated prior to Closing pursuant to and in accordance with the terms and conditions of Article 8, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(c) From and after the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article 8, except for (i) ordinary course communications unrelated to the Contemplated Transactions, (ii) ordinary course communications by each Party with its own suppliers and customers (including communications regarding ongoing business operations that do not relate to this Agreement, the Ancillary Agreements, the Contemplated Transactions), (iii) statements that are consistent with any previous public disclosures regarding this Agreement, the Ancillary Agreements and the Contemplated Transactions, or (iv) private statements relating to the Contemplated Transactions made in response to inbound communications from any supplier or customer that are consistent with a mutually agreed-upon communications plan between the Parties, neither Party will, and each Party shall direct its Affiliates and Representatives not to, communicate with the employees, suppliers, or customers of any other Party relating to this Agreement, the Ancillary Agreements, the Contemplated Transactions, without first obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing in this Section 5.3(c) shall require any Party to obtain consent for communications necessary to comply with applicable Law.

5.4 Analogic Conduct of Business. Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article 8, except (I) as expressly contemplated by this Agreement, (II) as set forth in Schedule 5.4 of the AHP Disclosure Schedules, (III) as required by applicable Law, or (IV) with the prior written consent of Leidos (such consent not to be unreasonably withheld, delayed or conditioned), (i) the AHP Entities shall cause each of the Analogic Group Companies to (A) operate the Analogic Business in the ordinary course of business and in a manner consistent with past practice (including with respect to capital expenditures) in all material respects, and (B) to the extent consistent with the foregoing clause (A) and not otherwise restricted by this Agreement, use commercially reasonable efforts to (1) preserve intact their respective material assets related to the Analogic Group Companies in all material respects, (2) keep available the services of the executive officers, management and key employees of the Analogic Business, (3) preserve intact the present business organizations, operations and goodwill of the Analogic Group Companies, (4) maintain all facility security clearances required to perform the Current Government Contracts in all material respects, and (5) preserve intact (or reasonably replace or substitute) material current relationships with customers, employees, suppliers, lessors, business associates and others having material business dealings with the Analogic Group Companies, in each case, in all material respects, and (ii) the AHP Entities shall not, and shall cause each Analogic Group Company not to:

(a) amend any of the Analogic Group Companies’ Governing Documents;

(b) (i) adjust, split, combine or reclassify the Equity Securities or capital of the Analogic Group Companies, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any Equity Securities or the capital of, or any securities convertible or exchangeable into or exercisable for Equity Securities or capital of, the Analogic Group Companies, (iii) grant any Person any right or option to acquire any Equity Securities or capital of the Analogic Group Companies other than grants of incentive equity to Analogic Employees in the ordinary course of business consistent with past practice, or (iv) allot, issue, deliver, transfer, dispose of, assign, pledge, encumber with any Lien (except for Liens arising under applicable securities Laws) or sell any Equity Securities or capital of, or any securities, rights, warrants or options convertible or exchangeable into or exercisable for any Equity Securities or capital of, of the Analogic Group Companies;

(c) except to the extent required by applicable Law, this Agreement, any Analogic Benefit Plan disclosed on Schedule 4.17(a) of the AHP Disclosure Schedules, or any Labor Contract or other agreement in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any Analogic Employee, other than (A) in the ordinary course of business consistent with past practice (including merit-based increases, annual benefit plan renewals and annual standard, discretionary and commission-based bonuses), (B) pursuant to an Analogic Retained Plan or (C) increases that are individually negotiated with exempt employees; (ii) enter into or adopt any new Analogic Benefit Plan that would have been an Analogic Assumed Plan if it had existed on the date hereof, or transfer the sponsorship of or any Liability in connection with any Benefit Plan such that it would become an Analogic Assumed Plan; or (iii) materially amend or modify or terminate any Analogic Assumed Plan;

(d) (i) (A) modify, extend, amend, negotiate, terminate or enter into any Labor Contract or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Analogic Employees, (ii) implement or announce any reductions in force, or (iii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Analogic Group Company;

(e) sell, lease, license, abandon, transfer, pledge, encumber, grant or dispose of any individual material asset or assets material to the Analogic Group Companies, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business consistent with past practice, (iii) non-exclusive licenses of Analogic Owned Intellectual Property or the abandonment, allowance to lapse or other disposition of immaterial Analogic Owned Intellectual Property, in each case, in the ordinary course of business consistent with past practice, (iv) any Permitted Lien, or (v) pursuant to any Contract existing and in effect as of the date hereof and made available to Leidos;

(f) either (i) incur, assume or guarantee any Indebtedness for borrowed money other than Indebtedness that is repaid at or prior to the Closing or the Debt Financing, or (ii) make any loan or advance to, or forgive, cancel or discharge any loan or advance to, any third party, other than trade credit or advances for travel and other normal business expenses of directors and employees of the Analogic Group Companies, in each case in the ordinary course of business consistent with past practice;

(g) permit any Analogic Group Company to, directly or indirectly, acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (i) Equity Securities of any other Person, (ii) any business, or (iii) assets of any other Person outside of the ordinary course of business consistent with past practice;

(h) change any method of accounting or accounting policies, practices or procedures applicable to the Analogic Group Companies, other than as required by GAAP or applicable Law;

(i) waive, release, assign, settle or compromise any Actions affecting the Analogic Group Companies unless the loss resulting from any such waiver, release, assignment settlement or compromise involves solely the payment of cash (with no imposition of non-monetary, injunctive or equitable relief and no finding or admission of criminal liability, a violation of Law or material wrongdoing or material wrongful conduct) in an aggregate amount less than $5,000,000 and such amount is paid in full prior to the Closing or such payment is not an obligation or Liability (in whole or in part) of JV HoldCo following the Closing;

(j) make, change or revoke any tax classification election or other material Tax election, adopt or change any material method or period of Tax accounting, amend any material Tax Returns, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or settle any material Tax claim or assessment, in each case, outside of the ordinary course of business;

(k) other than purchase orders pursuant to existing Contracts, either (i) terminate or amend, modify, supplement or waive in a manner that is materially adverse to the Analogic Group Companies, or assign, convey, encumber or otherwise transfer or dispose of, in whole or in part, any material right or interest to or in any Analogic Material Contract or any Analogic Material Government Contract (other than terminations of any Analogic Material Government Contract in the ordinary course of business), or (ii) enter into any Contract (other than Contracts of the type described in the following clauses of Section 4.12, clause (a), (d), (h), (i), (j) or (k), and Contracts relating to employment matters) that would have been an Analogic Material Contract had it been entered into prior to the date hereof;

(l) declare, set aside or pay any dividends in-kind or distributions in-kind, or any distributions of property, in respect of any Equity Securities of any Analogic Group Company;

(m) dissolve, wind up, or liquidate any Analogic Group Company or adopt a plan for the foregoing;

(n) acquire any real property;

(o) enter into any new line of business (it being understood that, for the avoidance of doubt, that this clause (o) shall not restrict or prohibit any Analogic Group Company from launching new business activities that are related or incidental to or an expansion of the business of the Analogic Group Companies or its products and technologies as of the date hereof (or are natural extensions thereof));

(p) change or amend any data privacy or information security practices in a manner adverse to any Analogic Group Company, except as required by applicable Law; or

(q) authorize, commit or agree to do any of the foregoing.

Notwithstanding anything to the contrary set forth herein, the failure of Leidos to affirmatively deny or consent to any of the actions contemplated by this Section 5.4 within ten (10) days of receipt of a written request for consent or approval in accordance with this Section 5.4 shall be deemed to constitute irrevocable consent or approval for all purposes hereunder. Nothing contained in this Agreement shall give Leidos, directly or indirectly, rights to control or direct the operations of the Analogic Group Companies before the Closing. Before the Closing, the AHP Entities shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Analogic Group Companies.

5.5 SES/IA Conduct of Business. Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article 8, except (I) as expressly contemplated by this Agreement, (II) in furtherance of the consummation of the Restructuring in accordance with Section 5.6, (III) in connection with the settlement or resolution of the SES/IA Intercompany Balances in accordance with Section 5.8(a), (IV) as set forth in Schedule 5.5 of the Leidos Disclosure Schedules, (V) as required by applicable Law, or (VI) with the prior written consent of the AHP Entities (such consent not to be unreasonably withheld, delayed or conditioned), (i) Leidos shall, and shall cause each of its Subsidiaries to (A) operate the SES/IA Business in the ordinary course of business and in a manner consistent with past practice (including with respect to capital expenditures) in all material respects, and (B) to the extent consistent with the foregoing clause (A) and not otherwise restricted by this Agreement, use commercially reasonable efforts to (1) preserve intact their respective material assets related to the SES/IA Business in all material respects, (2) keep available the services of the executive officers, management and key employees of the SES/IA Business, (3) preserve intact the present business organizations, operations and goodwill of the SES/IA Business, (4) maintain all facility security clearances required to perform the Current Government Contracts in all material respects, and (5) preserve intact (or reasonably replace or substitute) material current relationships with customers, employees, suppliers, lessors, business associates and others having material business dealings with the SES/IA Business, in each case, in all material respects, and (ii) Leidos shall not, and shall cause its Subsidiaries not to, solely with respect to the SES/IA Business:

(a) amend any of the Contributed SES/IA Entities’ Governing Documents;

(b) (i) adjust, split, combine or reclassify the Equity Securities or capital of the Contributed SES/IA Entities, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any Equity Securities or the capital of, or any securities convertible or exchangeable into or exercisable for Equity Securities or capital of, the Contributed SES/IA Entities, (iii) grant any Person any right or option to acquire any Equity Securities or capital of the Contributed SES/IA Entities, or (iv) allot, issue, deliver, transfer, dispose of, assign, pledge, encumber with any Lien (except for Liens arising under applicable securities Laws) or sell any Equity Securities or capital of, or any securities, rights, warrants or options convertible or exchangeable into or exercisable for any Equity Securities or capital of, of the Contributed SES/IA Entities;

(c) except to the extent required by applicable Law, this Agreement, any SES/IA Benefit Plan, as described in Schedule 3.17(a) of the Leidos Disclosure Schedules, or any Labor Contract or other agreement in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any SES/IA Employee, other than (A) in the ordinary course of business consistent with past practice and applicable to Leidos employees on an enterprise wide basis (including merit-based increases, annual benefit plan renewals, and annual standard, discretionary and commission-based bonuses), (B) pursuant to an SES/IA Retained Plan or (C) individually negotiated increases not in excess of 10% to the base salary or wages for SES/IA Employees with an annual base salary (or base hourly wage rate, annualized) less than $200,000 as of immediately prior to such increase; (ii) hire any employee who would be an SES/IA Employee with an annual base salary in excess of $300,000 or terminate the services of any such employee other than for cause; (iii) enter into or adopt any new SES/IA Benefit Plan that would have been an SES/IA Assumed Plan if it had existed on the date hereof, or transfer the sponsorship of or any Liability in connection with any Benefit Plan such that it would become a SES/IA Assumed Plan; (iv) materially amend or modify or terminate any SES/IA Assumed Plan; or (v) permit or cause any SES/IA Business Employee to become a Leidos Excluded Employee or be transferred to or employed Leidos or any of its Subsidiaries other than a Contributed SES/IA Entity;

(d) (i) (A) modify, extend, amend, negotiate, terminate or enter into any Labor Contract or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any SES/IA Employees, (ii) implement or announce any reductions in force, (iii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the SES/IA Business, or (iv) except as set forth on Schedule 5.5(d) of the Leidos Disclosure Schedules, (A) reassign the duties of (1) any SES/IA Employees such that he or she is no longer an SES/IA Employee, or (2) any other employee of Leidos or its Affiliates such that he or she would become an SES/IA Employee by definition or (B) other than as contemplated by this Agreement, transfer any employees or service providers into or out of the SES/IA Entities;

(e) sell, lease, license, abandon, transfer, pledge, encumber, grant or dispose of any individual material asset or assets material to the SES/IA Business, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business consistent with past practice, (iii) non-exclusive licenses of SES/IA Owned Intellectual Property or the abandonment, allowance to lapse or other disposition of immaterial SES/IA Owned Intellectual Property, in each case, in the ordinary course of business consistent with past practice, (iv) any Permitted Lien, or (v) pursuant to any Contract existing and in effect as of the date hereof and made available to the AHP Entities;

(f) either (i) incur, assume or guarantee any Indebtedness for borrowed money other than Indebtedness that is repaid at or prior to the Closing, or (ii) make any loan or advance to, or forgive, cancel or discharge any loan or advance to, any third party, other than trade credit or advances for travel and other normal business expenses of directors and employees of the SES/IA Business, in each case in the ordinary course of business consistent with past practice;

(g) permit the Contributed SES/IA Entities to, directly or indirectly, acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (i) Equity Securities of any other Person, (ii) any business, or (iii) assets of any other Person outside of the ordinary course of business consistent with past practice;

(h) change any method of accounting or accounting policies, practices or procedures applicable to the SES/IA Business, other than as required by GAAP or applicable Law;

(i) waive, release, assign, settle or compromise any Actions principally affecting the SES/IA Business unless the loss resulting from any such waiver, release, assignment settlement or compromise involves solely the payment of cash (with no imposition of non-monetary, injunctive or equitable relief and no finding or admission of criminal liability, a violation of Law or material wrongdoing or material wrongful conduct) in an aggregate amount less than $5,000,000 and such amount is paid in full prior to the Closing or such payment is not an obligation or Liability (in whole or in part) of JV HoldCo following the Closing;

(j) make, change or revoke any tax classification election or other material Tax election, adopt or change any material method or period of Tax accounting, amend any material Tax Returns, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or settle any material Tax claim or assessment, in each case, outside of the ordinary course of business;

(k) commit to make any capital expenditure with respect to the SES/IA Business that is in excess of $2,500,000 individually or, when aggregated with all such capital expenditures, is in excess of $5,000,000 in the aggregate, unless such capital expenditure is included in the capital expenditure plan provided to the AHP Entities prior to the date hereof;

(l) other than purchase orders pursuant to existing Contracts, either (i) terminate or amend, modify, supplement or waive in a manner that is materially adverse to the SES/IA Business, or assign, convey, encumber or otherwise transfer or dispose of, in whole or in part, any material right or interest to or in any SES/IA Material Contract or SES/IA Material Government Contract (other than terminations of any SES/IA Material Government Contract in the ordinary course of business), or (ii) enter into any Contract (other than Contracts of the type described in the following clauses of Section 3.12, clause (a), (d), (h), (i), (j) or (k)) that would have been a SES/IA Material Contract had it been entered into prior to the date hereof;

(m) declare, set aside or pay any dividends in-kind or distributions in-kind, or any distributions of property, in respect of any Equity Securities of any SES/IA Entity;

(n) dissolve, wind up, or liquidate any SES/IA Entity or adopt a plan for the foregoing;

(o) acquire any real property;

(p) enter into any new line of business (it being understood that, for the avoidance of doubt, that this clause (p) shall not restrict or prohibit Leidos from launching new business activities that are related or incidental to or an expansion of the business of the SES/IA Business or its products and technologies as of the date hereof (or are natural extensions thereof));

(q) change or amend any data privacy or information security practices in a manner adverse to the SES/IA Business, except as required by applicable Law;

(r) enter into any new SES/IA Business Guarantees with an individual value in excess of $2,500,000, other than pursuant to Section 5.15; or

(s) authorize, commit or agree to do any of the foregoing.

Notwithstanding anything to the contrary set forth herein, the failure of the AHP Entities to affirmatively deny or consent to any of the actions contemplated by this Section 5.5 within ten (10) days of receipt of a written request for consent or approval in accordance with this Section 5.5 shall be deemed to constitute irrevocable consent or approval for all purposes hereunder. For the avoidance of doubt, this Section 5.5 shall not restrict in any way any actions of, or in respect of, Leidos and its Affiliates with respect to the Non-SES/IA Businesses or the Non-SES/IA Business Assets and Non-SES/IA Business Liabilities. Nothing contained in this Agreement shall give the AHP Entities, directly or indirectly, rights to control or direct the operations of the SES/IA Business before the Closing. Before the Closing, Leidos shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the SES/IA Business.

5.6 Restructuring.

(a) Prior to the Closing, Leidos shall use reasonable best efforts to, and shall cause each of its applicable Subsidiaries to use reasonable best efforts to, consummate the Restructuring in accordance with Exhibit A and the terms and conditions set forth in this Section 5.6.

(b) Without limitation of Section 5.6(a), in furtherance of the consummation of the Restructuring, at any time prior to the Closing, Leidos shall, and shall cause the applicable SES/IA Entities and Restructured Leidos Entities to, sell, grant, transfer or assign (i) all Non-SES/IA Business Assets together with all Non-SES/IA Business Liabilities, in each case, owned or held by a Contributed Restructured Leidos Entity to Leidos or a Subsidiary thereof (other than a Contributed SES/IA Entity), and in connection therewith such transferee shall, from and after the effectiveness of any such sale, grant, transfer or assignment, assume, satisfy, pay and discharge when due all such Non-SES/IA Business Liabilities, (ii) the Other Contributed Assets, together with all Other Contributed Liabilities, to LSD&A, and in connection therewith LSD&A shall, from and after the effectiveness of any such sale, grant, transfer or assignment, assume, satisfy, pay and discharge when due all such Other Contributed Liabilities, and (iii) the assets, rights and properties owned or held by a Retained Restructured Leidos Entity that primarily arise out of or relate to the SES/IA Business to a New SES/IA Entity as described on Schedule 5.6(b) of the Leidos Disclosure Schedules (the “Retained Restructured SES/IA Business Assets”), together with all Liabilities of a Retained Restructured Leidos Entity that primarily arise out of or relate to the ownership or operation of the SES/IA Business and the Retained Restructured SES/IA Business Assets (the “Retained Restructured SES/IA Business Liabilities”), and in connection therewith, such New SES/IA Entity shall, from and after the effectiveness of any such sale, grant, transfer or assignment, assume, satisfy, pay and discharge when due all such Retained Restructured SES/IA Business Liabilities. In connection with the consummation of the Restructuring and the transactions described in the previous sentence, neither Leidos nor any Subsidiary thereof shall directly or indirectly sell, grant, transfer or assign any asset, property or right of the SES/IA Business, the SES/IA Entities or Restructured Leidos Entities (other than the Non-SES/IA Business Assets and Non-SES/IA Business Liabilities) to Leidos or any Subsidiary thereof that is not a Contributed SES/IA Entity without the prior written consent of the AHP Entities (such consent not to be unreasonably withheld, conditioned or delayed).

(c) From and after the date hereof, prior to finalizing, entering into, executing or delivering any Restructuring Document, Leidos shall, or shall cause its applicable Subsidiary to, provide such Restructuring Document to the AHP Entities in draft form and give the AHP Entities and their Representatives a reasonable opportunity to review and comment on such Restructuring Document, and Leidos shall consider in good faith any such reasonable comments of the AHP Entities made in good faith. Leidos shall, subject to the terms and conditions of Section 5.6(b) and this Section 5.6(c), be permitted to update the description of the Restructuring set forth in Exhibit A (and to subsequently effect the transactions set forth therein) upon the prior written consent of the AHP Entities (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything to the contrary set forth in this Agreement, and subject to the terms and conditions set forth in Section 5.2 and this Section 5.6, to the extent that any portion of the Restructuring relating to the transfer, assignment and assumption of the Non-SES/IA Business Assets, Non-SES/IA Business Liabilities, Retained Restructured SES/IA Business Assets, Retained Restructured SES/IA Business Liabilities, Other Contributed Assets, and Other Contributed Liabilities requires a Third Party Approval, and such Third Party Approval shall not have been obtained or completed prior to the time the Closing would otherwise occur hereunder (the relevant assets or Liabilities, “Specified Assets/Liabilities”), then, (A) notwithstanding Section 7.1(c), the Closing may proceed without the completion of the applicable portion of the Restructuring relating to such Specified Assets/Liabilities, (B) all Closing deliverables (including those set forth in Section 2.3) in respect of the applicable portion of the Restructuring and/or relating to such Specified Assets/Liabilities shall not be delivered at the Closing, (C) neither this Agreement nor any portion of the Restructuring shall constitute an agreement to sell, transfer, assign or deliver any of the Specified Assets/Liabilities or other asset, property, interest, privilege, claim or contractual right or other right included therein (each, a “Delayed Transfer Asset”), if such a sale, transfer, assignment or delivery or an attempt to make such a sale, transfer, assignment or delivery without the approval, authorization, consent or license of or notice to another Person would constitute a breach or violation thereof, would result in the termination or right of termination thereof, would accelerate the performance required thereby or any rights thereunder or would otherwise materially affect any rights thereunder (in each case, with or without the giving of notice, the lapse of time, or both), and such approval, authorization, consent, license or notice has not been obtained, given or filed, as applicable, as of the Closing Date, and any such sale, transfer, assignment or delivery to JV HoldCo or any of its Subsidiaries that requires the approval, authorization, consent or license of another Person shall be made subject to the same being obtained and (D) the Parties shall, to the fullest extent permitted by applicable Law, reasonably cooperate with each other to (i) use their respective reasonable best efforts to obtain promptly any such Third Party Approval, and (ii) enter into mutually agreeable, commercially reasonable and lawful arrangements designed to (x) provide to JV HoldCo and/or the Contributed SES/IA Entities the full benefits of, and Liabilities and obligations relating to, such Specified Assets/Liabilities that constitute Retained Restructured SES/IA Business Assets, Retained Restructured SES/IA Business Liabilities, Other Contributed Assets and Other Contributed Liabilities to the same extent as if such Specified Assets/Liabilities were transferred to and assumed by a Contributed SES/IA Entity as of the Closing, and (y) provide to Leidos or its Subsidiaries (other than the Contributed SES/IA Entities) the full benefits of, and Liabilities and obligations relating to, such Specified Assets/Liabilities that constitute Non-SES/IA Business Assets and Non-SES/IA Business Liabilities as if such Specified Assets/Liabilities were transferred to and assumed by Leidos or a Subsidiary thereof (other than a Contributed SES/IA Entity) as of the Closing, including by instituting alternative arrangements intended to put JV HoldCo and/or the Contributed SES/IA Entities, on the one hand, and Leidos and its Subsidiaries (other than the Contributed SES/IA Entities), on the other hand, in the same economic positions as if such Specified Assets/Liabilities were transferred at or prior to the Closing in accordance with the terms and conditions of this Agreement. In the event that the receipt of any Third Party Approval referred to in the immediately preceding sentence necessitates payment of a Third Party Approval Expense, Leidos shall be responsible for payment of, and shall discharge, pay and satisfy, any Third Party Approval Expense required to consummate such transfer.

5.7 Local Transfer Documents. In addition, the Parties hereby agree that each agreement, arrangement or other instrument as shall be required under Law or as otherwise reasonably necessary and customary for such jurisdiction in connection with the Restructuring, in jurisdictions outside of the United States (each, a “Local Transfer Document”) shall include only those representations, warranties and indemnities provided for in this Agreement and such other provisions as are customary for such Local Transfer Document or required by Law to give effect to such transactions in any such jurisdiction. The parties agree that no Local Transfer Document is intended to, and no Local Transfer Document will, be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the Parties or any of their respective Affiliates from those contained in this Agreement.

5.8 Intercompany Accounts; Elimination of Affiliate Arrangements.

(a) Notwithstanding anything set forth in Section 5.5 to the contrary, prior to the Closing, Leidos shall, and shall cause each of its applicable Subsidiaries to, use commercially reasonable efforts to cause the SES/IA Intercompany Balances to be fully settled or otherwise resolved in a manner that is economically neutral (e.g., so that the payable and the receivable are both held by Contributed SES/IA Entities or are both held by entities that are not Contributed SES/IA Entities) and with no further cost or Liability (including any present or future Tax) to JV HoldCo and its Subsidiaries, but excluding for these purposes any present or future Tax incurred by JV HoldCo and its Subsidiaries in connection with the settlement or resolution of the Excluded SES/IA Intercompany Balances; provided that (i) Leidos shall provide the AHP Entities with a written description of the actions or transactions Leidos intends to effect (or cause to be effected), and (ii) Leidos shall consider in good faith any reasonable comments provided by the AHP Entities in good faith regarding the manner of settlement of any SES/IA Intercompany Balances pursuant to this Section 5.8 and any SES/IA Intercompany Balances Leidos intends to remain outstanding as of Closing.

(b) Except (i) as contemplated by this Agreement and the other Ancillary Agreements, (ii) the settlement or resolution of the SES/IA Intercompany Balances in accordance with Section 5.8(a) above, or (iii) as set forth on Schedule 5.8(a) of the AHP Disclosure Schedules or Schedule 5.8(a) of the Leidos Disclosure Schedules, as applicable, Leidos shall cause each SES/IA Affiliate Arrangement, and the AHP Entities shall cause each Analogic Affiliate Arrangement, in each case, to be terminated at or prior to the Closing, such terminations in form and substance reasonably satisfactory to the other Party, with no further Liability of JV HoldCo, the Analogic Group Companies or the Contributed SES/IA Entities, as applicable, following the Closing arising or resulting therefrom.

(c) Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any SES/IA Intercompany Balance is not fully settled or otherwise resolved in the manner described in Section 5.8(a) above prior to the Closing, then (i) the Closing shall proceed without such settlement or resolution of such SES/IA Intercompany Balance, (ii) all Closing deliverables in respect of the settlement or resolution of such SES/IA Intercompany Balance shall not be delivered at the Closing, and (iii) the Parties shall, to the fullest extent permitted by applicable Law, reasonably cooperate with each other to enter into mutually agreeable, commercially reasonable and lawful arrangements designed to cause Leidos and its Subsidiaries (other than the

Contributed SES/IA Entities), on the one hand, and JV HoldCo and its Subsidiaries (including the Contributed SES/IA Entities), on the other hand, to be in the same economic positions as if such SES/IA Intercompany Balance had been fully settled or otherwise resolved in a manner that is economically neutral to JV HoldCo and its Subsidiaries (including the Contributed SES/IA Entities) as of the Closing.

5.9 Insurance Coverage.

(a) The Parties are aware that the SES/IA Business is covered by group umbrella insurance policies maintained by Leidos and its Affiliates (each such insurance policy, a “Group Policy”) and that the SES/IA Business will not be covered by such Group Policies after the Closing. The Parties shall use commercially reasonable efforts to cause the coverage for the SES/IA Business under the Group Policies to be replaced by other insurance policies for JV HoldCo or the Analogic Group Companies as of the Closing and, in furtherance thereof, the Parties shall reasonably cooperate to identify and to facilitate replacements for each Group Policy, with the costs of any such replacement policies to be borne by JV HoldCo.

(b) Notwithstanding the foregoing, from and after the Closing, JV HoldCo and its Subsidiaries may make an insurance claim (to the extent that coverage exists when such claim is made) for any event or Losses caused by, arising from or relating to the operation of the SES/IA Business that occurred prior to the Closing (each, an “Insurance Claim”) under the appropriate occurrence-based insurance policies (“Occurrence Based Policies”) that covered any of the SES/IA Entities at the time of such event or Loss, in each case, in accordance with the terms and conditions of this Section 5.9(b). For the purpose of making such Insurance Claim, and upon the request of JV HoldCo or any of its Subsidiaries, Leidos will use commercially reasonable efforts to (i) cooperate with JV HoldCo and its Subsidiaries by providing information reasonably requested by JV HoldCo and its Subsidiaries regarding the coverage under the Occurrence Based Policies, (ii) make the Insurance Claim on behalf of JV HoldCo and its Subsidiaries if JV HoldCo or any of its Subsidiaries is not entitled to make such Insurance Claim directly under such Occurrence Based Policies and (iii) assist JV HoldCo and its Subsidiaries in the collection of proceeds in respect of such Insurance Claim; provided, that, JV HoldCo shall reimburse Leidos for all reasonable and documented out-of-pocket costs incurred in connection with performing any of the actions set forth in the foregoing clauses (i) through (iii). If Leidos or any of its Affiliates receives insurance proceeds in respect of any such Insurance Claim, Leidos will (or will cause its Affiliate to) promptly remit such proceeds to JV HoldCo or its designee(s). Solely to the extent such amounts have not been prepaid and included in the calculation of Closing SES/IA Net Working Capital, JV HoldCo shall be solely responsible for any deductibles, or self-insured retentions and any other costs and expenses with respect to any such Insurance Claim. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Leidos and its Affiliates shall retain all right, title and interest in the Occurrence Based Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of the Occurrence Based Policies.

5.10 Facility Clearances and Regulatory Authorizations, Notices and Consents. Each Party hereby covenants and agrees to, and shall cause each of its Subsidiaries and Affiliates (and direct their respective Representatives) to, make as promptly as practicable its respective filings and notifications, if any, under the NISPOM or any other Law regarding Government Contracts, Government Bids, trade regulation, security clearances or any other relevant matters and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the NISPOM and such other Laws.

5.11 No Shop. Each Party hereby covenants and agrees that it shall not, and it shall cause each of its Subsidiaries and Affiliates (and direct their respective Representatives) not to, for the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with the terms and conditions of Article 8, take any action to (a) solicit, initiate, facilitate, accept, engage in or enter into any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, (c) publicly approve, endorse or recommend any Acquisition Proposal, or (d) directly or indirectly participate, engage or continue in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal, in each of the foregoing clauses (a) and (d), other than to reject or terminate any such discussions, negotiations or proposals. Without limiting the generality of the foregoing, each Party shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal and eliminate access to any data room (virtual or otherwise) maintained by such Party to all Persons other than the other Party hereto and its Representatives. Each Party also agrees that it will promptly, but in no event later than five (5) Business Days after the date of this Agreement, request each Person (other than the other Party hereto) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries, Affiliates or Representatives prior to the date hereof. Any violation of this Section 5.11 by any Representative acting at the direction or on behalf of any Party or any of its Subsidiaries shall be deemed to be a breach of this Section 5.11 by such Party.

5.12 Debt Financing.

(a) Subject to the terms and conditions of this Agreement, and except as otherwise contemplated by Section 5.12(d), the AHP Entities will not (without the prior written consent of Leidos) consent or agree to any termination, replacement, amendment or modification to, or any waiver of any provision of, the Debt Commitment Letter if such amendment, replacement, modification or waiver would or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, to an amount less than the Required Amount; (ii) impose new or additional conditions precedent to the Debt Financing or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing on the Closing Date in any manner that would reasonably be expected to prevent or materially impede or materially delay the timely consummation of the Debt Financing or the Closing or make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur; or (iii) impose additional obligations on Leidos or any of its Affiliates; provided, that, the Debt Commitment Letter may be amended to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof (and reallocating the commitments of the Debt Financing Sources thereunder in connection with such addition).

(b) The AHP Entities will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the proceeds of the Debt Financing on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) described in the Debt Commitment Letter and the related Fee Letter(s), including using their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter no later than the Closing Date on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter and the Fee Letter(s); and (iii) satisfy, or cause to be satisfied, on a timely basis (taking into account the expected timing of the Closing) all conditions to funding that are applicable to the AHP Entities in the Debt Commitment Letter that are within their control.

(c) Upon the written request of Leidos, the AHP Entities shall (i) keep Leidos reasonably informed on a reasonably current basis and in reasonable detail of any material developments in the status of its efforts to arrange the Debt Financing and (ii) provide Leidos with copies of all material executed definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, the AHP Entities will give Leidos prompt notice (A) if the AHP Entities become aware of any breach or default (or any event or circumstance that with or without the lapse of time or both, would reasonably be expected to give rise to any breach or default) by the AHP Entities to the Debt Commitment Letter or definitive agreements related to the Debt Financing to the extent such breach or default would prevent or materially delay the Closing or result in insufficient financing to pay the Required Amount on the Closing Date; (B) of the receipt by the AHP Entities of any written notice or written communication from any Debt Financing Source party to the Debt Commitment Letter with respect to any material actual breach, default, termination or repudiation by such Debt Financing Source with respect to the Debt Financing; or (C) if for any reason the AHP Entities at any time believe that they will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive agreements related to the Debt Financing. The AHP Entities will provide any information reasonably requested by Leidos relating to the status of its efforts to arrange the Debt Financing as soon as reasonably practical after the date that Leidos delivers a written request therefor to the AHP Entities.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter and the Fee Letter(s) that would cause the available proceeds of the Debt Financing to be less than the Required Amount, the AHP Entities will use their reasonable best efforts to, as promptly as practicable following the occurrence of such event (i) obtain alternative debt financing on terms and conditions in the aggregate not less favorable to the borrower under the Debt Financing (as determined in good faith by the AHP Entities in an amount sufficient to replace any unavailable portion of the Debt Financing) (the “Alternate Debt Financing”) and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part; provided, that, in no event shall the AHP Entities be required to, and in no event shall their reasonable best efforts be deemed or construed to require that they, obtain Alternate Debt Financing that (1) includes terms (including any flex provisions applicable thereto) that are less favorable to the AHP Entities than those contained in the existing Debt Commitment Letter and the Fee Letter(s) (including any flex provisions applicable thereto) in effect on the date hereof, (2) involves any conditions to funding of the Debt Financing that are more burdensome to the AHP Entities than the conditions contained in the Debt Commitment Letter, or (3) requires the payment of any fees or interest rate amounts or original issue discount applicable to the Debt Financing that are higher than those contemplated by the Debt Commitment Letter and the Fee Letter(s) (including any flex provisions applicable thereto). The AHP Entities will promptly provide a copy of any New Debt Commitment Letters to Leidos. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

5.13 Financing Cooperation.

(a) Prior to the Closing, Leidos will, and will use its reasonable best efforts to cause its Representatives and the SES/IA Business and their Representatives to, provide all cooperation reasonably requested by the AHP Entities that is customary and reasonable in connection with arranging and obtaining the Debt Financing, including but not limited to:

(i) reasonably cooperating with the marketing efforts of the AHP Entities and the Debt Financing Sources, including participating (and causing senior management with appropriate seniority and expertise, of the SES/IA Business to participate) in a reasonable number of meetings, presentations, bank meetings and sessions with rating agencies, due diligence sessions, drafting sessions, in each case, at mutually agreeable times in mutually agreeable locations (in each case, including via video conference) upon reasonable advance notice;

(ii) as promptly as practicable, furnish the AHP Entities and the Debt Financing Sources with the applicable Required Financial Information and update such Required Financial Information to the extent necessary to ensure that they remain Compliant;

(iii) assisting the AHP Entities with the timely preparation of customary rating agency presentations and bank information memoranda or memoranda (including a version that does not include material nonpublic information regarding the SES/IA Business) and other marketing materials (including customary authorization letters), in each case, required in connection with the Debt Financing solely with respect to the SES/IA Business, it being agreed that Leidos will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of the Debt Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, or (C) any financial information related to the AHP Entities or any of their Affiliates;

(iv) assisting the AHP Entities in connection with the preparation of the definitive financing documentation in respect of the Debt Financing, including guarantee and collateral documents and customary closing certificates (including a certificate of an appropriate officer of the SES/IA Business with respect to solvency of the SES/IA Business on the Closing Date after giving effect to the transactions contemplated hereby) and disclosure schedules for any credit agreement, pledge, security and other financing documents as may be reasonably requested by the AHP Entities or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests (and perfection thereof) in respect of the Debt Financing, in each case, solely in respect of the SES/IA Business, and solely as required to be delivered at the Closing pursuant to the terms of the Debt Commitment Letter, it being understood that such documents will not take effect until the Closing;

(v) no less than four (4) Business Days prior to the Closing Date, furnishing the AHP Entities with all documentation and other information regarding the SES/IA Business that the Debt Financing Sources have determined is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act and, to the extent required thereby, 31 C.F.R. § 1010.230) to the extent reasonably required by the AHP Entities in writing at least nine (9) Business Days prior to the Closing; and

(vi) taking all corporate actions and, limited liability company or other actions, each to be effective upon the Closing and subject to the occurrence of the Closing, reasonably requested by the AHP Entities to permit the consummation of the Debt Financing including, facilitating the execution and delivery at the Closing of definitive documents reasonably related to the Debt Financing in accordance with the terms contemplated by the Debt Commitment Letter.

(b) Nothing in this Section 5.13 will require Leidos or any of its Affiliates to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement; (ii) enter into any definitive agreements or give any indemnities in connection with the Debt Financing that are effective prior to the Closing, other than delivery of customary authorization letters required by the Debt Commitment Letter in connection with the Debt Financing; (iii) take any action that could reasonably be expected to result in a material contravention of, violation or breach of, or default under, the Agreement, any Governing Document, any material Contract to which Leidos or any of its Affiliates is a party, or any applicable Law; (iv) take any action that would reasonably be expected to require Leidos or any of its Affiliates to make a public disclosure as a result of the securities of Leidos or any of its Affiliates being publicly listed; (v) provide access to or disclose information which would result in waiving an attorney-client privilege, work-product or similar privilege, or (vi) require the creation or preparation of any information that would cause materially adverse disruption to the ordinary course business operations of Leidos or its Affiliates or require Leidos or its Affiliates to incur significant expense that is not reimbursed by JV HoldCo; provided, that, for the avoidance of doubt, the creation or preparation of any update to the Required Financial Information or any similar financial information shall not be deemed to cause a material adverse disruption to the ordinary course business operations of Leidos or its Affiliates. In addition, no action, liability or obligation of the SES/IA Business or any of its

Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing (other than customary authorization letters), and the SES/IA Business will not be required to be an obligor pursuant to any certificate, agreement or instrument in connection with the Debt Financing that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing Date. Nothing in this Section 5.13 will require Leidos or any of its Subsidiaries or any of their respective Representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents that would be effective prior to the Closing Date (it being agreed and understood that Persons who will continue as directors or managers of JV HoldCo or any of its Subsidiaries on a post-Closing basis may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of the Debt Financing that will be effective at the Closing), (2) take any action that could reasonably be expected to result in any Representative of any Party incurring personal liability (as opposed to liability in his or her capacity as an officer of such person after the Closing) with respect to any matters related to the Debt Financing, (3) incur any Liability (or cause its Representatives to incur any Liability) under the Debt Financing prior to the Closing Date or (4) cause the delivery of any legal opinions or any certificates, including as to solvency of the SES/IA Business; provided, that, only officers or employees continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing Date, shall be required to execute or enter into any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, Leidos shall be deemed to have complied with this Section 5.13 for all purposes of this Agreement (including Article 5, Article 7 and Article 8) unless (i) Leidos has materially breached its obligations under this Section 5.13, (ii) the AHP Entities have notified Leidos of such breach in writing in good faith, detailing in good faith reasonable steps that Leidos could take to comply with this Section 5.13 in order to cure such breach, (iii) Leidos has not taken such steps or otherwise cured such breach and (iv) the Debt Financing has not been obtained. The Parties acknowledge that this Section 5.13 and Section 3.10(a) represent the sole obligation of Leidos, its Subsidiaries and Affiliates and their respective officers, directors, employees and other Representatives in connection with the Debt Financing and no other provision of this Agreement (including exhibits and schedules) shall be deemed to expand or modify such obligations.

(d) Leidos hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonably acceptable to Leidos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage Leidos or its Affiliates (including the SES/IA Business) or the reputation or goodwill of Leidos and its Affiliates (including the SES/IA Business).

5.14 Payoff Letter and Lien Releases.

(a) The AHP Entities will deliver to Leidos, (x) at least four (4) Business Days prior to the Closing Date, a draft of a payoff letter and (y) on the Closing Date, an executed copy of such payoff letter, in customary form, with respect to the Analogic Credit Agreement (the “Analogic Payoff Letter”), which Analogic Payoff Letter shall provide that upon receipt from or on behalf of the Analogic Group Companies of an amount in cash required pursuant to the Analogic Credit Agreements, to repay and satisfy all amounts outstanding thereunder on the Closing Date (the

“Payoff Amount”), (a) the Indebtedness incurred pursuant to the Analogic Credit Agreement shall be satisfied, and all obligations thereunder terminated (other than Continuing Obligations) (the “Payoff Indebtedness”), and (b) all Liens relating to the Payoff Indebtedness of the Analogic Group Companies granted in connection therewith shall be released and terminated; provided, that, the AHP Entities shall be solely responsible for any Liability arising out of or relating to any Continuing Obligation and shall indemnify the JV HoldCo Indemnified Parties from and against any Losses incurred following the Closing in respect thereof.

(b) Leidos will deliver to the AHP Entities, (x) at least four (4) Business Days prior to the Closing Date, a draft of a release letter and (y) on the Closing Date, an executed copy of such release letter, with respect to the Leidos Credit Agreement (the “Leidos Release Letter”), which Leidos Release Letter shall (x) confirm that all obligations of LSD&A under the Leidos Credit Agreement (other than Continuing Obligations) or in respect of the equity interests of LSD&A in connection therewith shall be automatically released and terminated upon the Closing; provided, that, Leidos shall be solely responsible for any Liability arising out of or relating to any Continuing Obligation and shall indemnify the JV HoldCo Indemnified Parties from and against any Losses incurred following the Closing in respect thereof.

5.15 Credit and Support Obligations; Business Guarantees.

(a) The Parties and their respective Affiliates shall use their commercially reasonable efforts to replace each SES/IA Business Guarantee and obtain from the respective beneficiary thereof, in form and substance reasonably satisfactory to Leidos, on or before the Closing, valid and binding full and unconditional releases of Leidos Parent and its Subsidiaries (other than the Contributed SES/IA Entities), as applicable, from any Liability, whether arising before, on or after the Closing Date, under such SES/IA Business Guarantee effective as of the Closing. In furtherance of the foregoing, Leidos and the Contributing AHP Entity shall cooperate to identify the appropriate entity that will be a Subsidiary of JV HoldCo following the Closing, and take actions reasonably necessary to cause such entity to, upon the Closing (and subject to the consummation of the Closing) (i) provide substitute guarantees with terms and conditions that are at least as favorable to the counterparty as the terms of the applicable SES/IA Business Guarantees, and (ii) furnish such letters of credit, institute such escrow arrangements, post such surety or performance bonds or make such other arrangements as the counterparty may reasonably request. In respect of any SES/IA Business Guarantee that is a letter of credit, Leidos and the Contributing AHP Entity shall, prior to the Closing, use their commercially reasonable efforts to (A) cause the applicable beneficiary to accept a replacement or additional/substitute letter of credit issued by an existing or new financial institution for the account of JV HoldCo (or an entity that will be a Subsidiary of JV HoldCo following the Closing), (B) cause such existing letter of credit to be “rolled” into a new financing agreement of JV HoldCo (or an entity that will be a Subsidiary of JV HoldCo following the Closing) and the existing letter of credit issuer releasing Leidos Parent and its Subsidiaries in full with respect to any obligation or Liability thereto, and/or (C) provide cash or other collateral or a letter of credit or other credit back-stop (including assignments thereof) in the full amount of such letter of credit for the benefit of Leidos Parent or its applicable Subsidiary and the bank or financial institution issuing such letter of credit. Leidos and the Contributing AHP Entity acknowledge and agree that they shall be solely responsible for ensuring that any credit support provided pursuant to this Section 5.15 satisfies all of the credit support provisions of the applicable Contract, Law or Permit to which it relates.

(b) If any SES/IA Business Guarantee has not been released as of the Closing, the Closing will proceed and each Party shall take any and all actions reasonably necessary to, at the Closing, transfer and assign to JV HoldCo (or one of JV HoldCo’s Subsidiaries) any such SES/IA Business Guarantee that is assignable or transferable. From and after the Closing, Leidos shall, and the Parties shall cause JV HoldCo and its Subsidiaries to, (i) use their respective commercially reasonable efforts to as promptly as possible replace each SES/IA Business Guarantee and obtain from the respective beneficiary thereof, in form and substance reasonably satisfactory to Leidos, valid and binding full and unconditional releases of Leidos Parent and its Subsidiaries, as applicable, from any Liability, whether arising before, on or after the Closing Date, under such SES/IA Business Guarantee, effective as of the Closing, including by continuing to undertake all actions required pursuant to Section 5.15(a), and (ii) not effect any amendments or modifications or any other changes to, or assign, authorize or transfer to a third party, any Contracts, Permits or obligations to which any of the SES/IA Business Guarantees relate, or otherwise take any action that would reasonably be expected to materially increase, extend or accelerate the Liability of Leidos Parent or any of its Subsidiaries under, any SES/IA Business Guarantee, without Leidos’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) The Parties shall cooperate, and each shall use their commercially reasonable efforts, to cause the beneficiary or beneficiaries of each SES/IA Business Guarantee to (i) remit any cash and cash equivalents (including any interest payable thereon) to Leidos or its applicable Subsidiary held under any escrow or cash collateral arrangement that is a SES/IA Business Guarantee and that was not included in the calculation of the Closing SES/IA Cash amount promptly following the replacement of such escrow or cash collateral arrangement pursuant to this Section 5.15, and (ii) terminate, surrender and redeliver to Leidos or its applicable Subsidiary each original copy of the applicable SES/IA Business Guarantee.

(d) In connection with the obligations of Leidos and JV HoldCo and its Subsidiaries (including Analogic Corporation) under this Section 5.15 relating to SES/IA Business Guarantees, none of (x) Leidos nor any of its Subsidiaries, (y) the AHP Entities nor any of their Affiliates or (z) JV HoldCo nor its Subsidiaries (other than in respect of the following clause (iii)) shall in any event be required to (i) provide any assistance that shall unreasonably interfere with its business operations, (ii) waive or amend any terms of this Agreement or any Ancillary Agreement, (iii) incur, pay or reimburse any fee, cost, or expense owed to a third party, or take on any Liability that is to be borne by JV HoldCo and its Subsidiaries hereunder, for which it has not received prior reimbursement or is not otherwise indemnified in a reasonably acceptable manner by or on behalf of JV HoldCo, (iv) provide any information the disclosure of which is prohibited or restricted under applicable Law or is the subject of any legal privilege or work-product protection, or (v) take any action that will conflict with or violate its Governing Documents or any applicable Laws or would result in a material violation or material breach of, or material default under, any Contract to which Leidos or any of its Subsidiaries is a party (other than any SES/IA Business Guarantee which is otherwise being amended or waived in a manner otherwise in compliance with this Section 5.15).

5.16 JV Replacement Contracts.

(a) The Parties acknowledge and agree that any Leidos Shared Corporate Contracts that relate to both the SES/IA Business and the Non-SES/IA Businesses will be retained by Leidos and its Subsidiaries (excluding the Contributed SES/IA Entities) following the Closing. Solely to the extent requested by the AHP Entities in writing prior to the Closing, the Parties shall, and shall cause their respective Subsidiaries to, during the period prior to the Closing and through the termination of all services under the TSSA, cooperate in good faith and use their commercially reasonable efforts to facilitate securing separate Contracts for the Contributed SES/IA Entities (taking into account changes in volume and similar pricing metrics, as well as the needs of JV HoldCo and its Subsidiaries) with respect to services provided under such Leidos Shared Corporate Contracts prior to the Closing (the “JV Replacement Contracts”). JV HoldCo and its Subsidiaries shall be responsible for any costs, expenses or fees arising from or under a JV Replacement Contract, or in connection with any arrangement with respect thereto described in this Section 5.16. None of Leidos or any of its Subsidiaries shall be required to commence any litigation or offer to grant any material accommodation (financial or otherwise) to any counterparty to any Leidos Shared Corporate Contract in furtherance of its obligations under this Section 5.16.

(b) If the Parties are not able to obtain a requested JV Replacement Contract prior to the Closing, then, following the Closing until the date of the termination of all services under the TSSA or the earlier date on which such JV Replacement Contract is obtained, to the extent permissible under applicable Law and under the terms of the applicable Leidos Shared Corporate Contract, (i) at the sole cost and expense of JV HoldCo, Leidos or the applicable Subsidiary of Leidos shall continue to perform the obligations under such Leidos Shared Corporate Contract relating to the operations of the SES/IA Business, (ii) JV HoldCo and its Subsidiaries shall take such actions necessary, or reasonably requested by Leidos or any of its Subsidiaries, to facilitate performance of the obligations under such Leidos Shared Corporate Contract relating to the business and operations of the SES/IA Business, (iii) Leidos or the applicable Subsidiary of Leidos shall hold in trust for the benefit of JV HoldCo, and shall promptly forward to JV HoldCo, any monies or other benefits received pursuant to such Leidos Shared Corporate Contract relating to the SES/IA Business, and (iv) each of JV HoldCo and Leidos shall use their respective commercially reasonable efforts to institute alternative arrangements intended to put JV HoldCo and Leidos in a substantially similar economic position as if such Leidos Shared Corporate Contract had been replaced by a JV Replacement Contract. JV HoldCo shall be solely responsible for replacing any Leidos Shared Corporate Contracts to the extent a JV Replacement Contract is not obtained pursuant to the terms of this Section 5.16. In the event Leidos or any of its Subsidiaries continue to perform the obligations under a Leidos Shared Corporate Contract for which JV HoldCo requested a JV Replacement Contract pursuant to this Section 5.16(b), unless such performance is pursuant to the TSSA, which performance shall be governed by the terms and conditions of such agreement, JV HoldCo shall pay, and fully indemnify and hold harmless Leidos and its Subsidiaries in respect of all costs, expenses, fees or other Liabilities owed pursuant to, under or relating to such Leidos Shared Corporate Contract relating to the business and operations of the SES/IA Business during the time Leidos or any of its Subsidiaries are performing such obligations. In determining any such costs, expenses, fees or other Liabilities pursuant to, under or relating to a given Leidos Shared Corporate Contract, such costs, expenses, fees or other Liabilities shall, unless otherwise allocated pursuant to the TSSA, be allocated from time to time between Leidos and its Subsidiaries, on the one hand, and JV HoldCo and its Subsidiaries, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Leidos Shared Corporate Contract, measured up to the date of the allocation, without duplication) by Leidos and its Subsidiaries, on the one hand, or JV HoldCo and its Subsidiaries (including the Contributed SES/IA Entities), on the other hand, under the relevant Leidos Shared Corporate Contract.

5.17 Transition Planning; Access to Management.

(a) Access to Management. Subject to the provisos set forth in Section 5.3(a), from the date hereof until the Closing, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable effort to provide the other Party and its Representatives with reasonable access during normal business hours, upon reasonable advance notice, to the senior management and employees of the SES/IA Business or the Analogic Group Companies, as applicable, and to such properties, books and records, and information primarily relating to the SES/IA Business or the Analogic Group Companies, as applicable, as the other Party may reasonably request, solely for purposes of transition planning, integration preparation, and validating operational readiness in furtherance of the consummation of the Closing, including the evaluation of any requests for consents pursuant to Section 5.4 or Section 5.5. Such access shall not unreasonably disrupt the operation of the SES/IA Business or the business of the Analogic Group Companies, and shall remain subject to customary confidentiality, privilege, and legal restrictions. All such requests pursuant to this Section 5.17(a) shall be made to, and coordinated by, designated representatives selected by each of Leidos and the AHP Entities, which selection shall be made in consultation with each other and in good faith.

(b) Cooperation on Integration and Separation Planning. From the date hereof until the Closing, the Parties and their Affiliates shall use commercially reasonable efforts to cooperate with and provide information to each other in connection with: (i) integration planning, (ii) separation matters, (iii) operational readiness, and (iv) the implementation of transition activities, in each case, as set forth in this Section 5.17 or as otherwise mutually agreed.

(c) Transition & Integration Workshop. Promptly following the date hereof, the Parties shall jointly conduct a workshop on transition and integration matters (the “Transition & Integration Workshop”), on such date as mutually agreed by the Parties, involving senior leadership and functional stakeholders from each Party (as designated by each Party). The purpose of the workshop shall be to, from the date hereof until the Closing, (i) identify Closing and post-Closing operational requirements; (ii) define critical interdependencies; (iii) map necessary functional interfaces; and (iv) develop a preliminary transition plan and timeline. Each Party shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to make available appropriate management and personnel with the seniority, knowledge, and authority necessary to participate meaningfully in planning sessions.

(d) Transition Steering Committee. To support the Transition & Integration Workshop outcomes and ongoing coordination, promptly following the execution of this Agreement, the Parties shall establish a transition steering committee (the “Transition Steering Committee”) comprising an equal number of representatives designated by each Party. The Steering Committee shall, from the date hereof until the Closing: (i) oversee the planning of separation and integration activities; (ii) support the development and refinement of the migration plan; (iii) monitor operational readiness for the Closing; and (iv) serve as the cross-functional forum for raising and resolving material transition issues. The Transition Steering Committee shall convene at least weekly (virtually) and more frequently as the Parties may mutually agree.

(e) Interim Period Cooperation on Certain Matters. From the date hereof until the Closing, Leidos shall, and shall cause its Affiliates to, reasonably cooperate in good faith with the AHP Entities and their Representatives in connection with the AHP Entities and their Representatives’ planning for the migration and/or separation of (i) payroll, employee benefits, and Human Resource Information Systems (HRIS) data, (ii) enterprise resource planning, finance and other core operational systems and related data, and (iii) Microsoft productivity, collaboration, identity and email environments (including any applicable Microsoft 365 / Office 365 tenants and active directory domains) used primarily in the SES/IA Business (collectively, the “Core Systems”). Such cooperation shall consist of (A) making available, at reasonable times, appropriate HR, benefits, finance and IT personnel with knowledge of the Core Systems, (B) providing the AHP Entities with reasonable access to, and reasonably requested extracts of, books and records and other data of the SES/IA Business from the Core Systems, in each case in a reasonably requested format and at reasonably requested intervals, for purposes of configuration, testing, validation and cutover planning for JV HoldCo’s replacement payroll and benefits, ERP and Microsoft environments, and (C) working in good faith with the AHP Entities to coordinate pre-Closing migration activities necessary to support immediate post-Closing continuity; provided, that notwithstanding anything set forth in this Section 5.17 to the contrary, in no event shall Leidos or any of its Affiliates be required to provide any data or extracts of data systems, files, books or records, in any medium, except in the format in which such information is naturally extracted from its systems, files, books or records.

(f) Limitations on Integration Matters. Notwithstanding the foregoing, nothing in this Section 5.17 shall require the Parties or any of their respective Affiliates to (i) take any action that would reasonably be expected to result in a violation of applicable Law or any Contract or (ii) provide access or information in a manner that unreasonably interferes with the operation of the SES/IA Business or the operations of the Analogic Group Companies or which requires disclosure of competitively sensitive information, as applicable; provided, that each Party shall, consistent with the foregoing limitations, use commercially reasonable efforts to cooperate in good faith to implement mutually agreed migration steps.

(g) Data Protection. Prior to sharing any Personal Data and Government Data pursuant to this Section 5.17(g), the Parties shall have executed a mutually agreeable Data Sharing and Transfer Agreement, and no Party will be in breach of this Section 5.17(g) for failure to provide any such Personal Data and Government Data until such Data Sharing and Transfer Agreement has been executed.

5.18 Section 280G Matters. To the extent applicable, prior to the Closing Date, the AHP Entities shall use reasonable best efforts to seek a waiver (a “Parachute Payment Waiver”) of the right to receive payments that would reasonably be expected to constitute “parachute payments” under Section 280G of the Code from each individual whom the AHP Entities reasonably determine is a “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated hereby (such waived payments and benefits, the “Waived Benefits”). To the extent applicable, prior to the Closing Date (and after obtaining the Parachute Payment Waivers), the AHP Entities shall seek the approval of the Waived Benefits (the “280G Approval”) by the equityholders of the applicable AHP Entities in accordance with Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Waived Benefits. Notwithstanding the foregoing, in no event shall this Section 5.18 be construed to require any of the AHP Entities to compel any Person to waive any existing rights under any contract, agreement or arrangement that such Person may have with any of the AHP Entities or their Subsidiaries or Affiliates, and in no event shall any of the AHP Entities be deemed to be in breach of this Section 5.18 if any such Person refuses to waive any such rights or if the 280G Approval is not obtained. The AHP Entities shall provide Leidos with drafts of the Parachute Payment Waivers and all solicitation materials related to the 280G Approval for review and comment (such review and comment not to be unreasonably withheld, conditioned or delayed) prior to delivery of the Parachute Payment Waivers to the disqualified individuals and prior to delivery of the solicitation materials to the equityholders of the applicable AHP Entities. Prior to the Closing Date, the AHP Entities shall deliver to Leidos reasonably satisfactory evidence that (a) the 280G Approval was solicited in accordance with this Section 5.18 and (b) whether or not the 280G Approval was obtained.

5.19 TSSA Schedules; Transitional Shared Space Agreements. Following the date hereof, the parties shall cooperate in good faith and use their respective commercially reasonable efforts to (a) finalize an agreed form of Transitional Shared Space Agreements in respect of portions of the locations described on Schedule 5.19(a) of each of the Leidos Disclosure Schedules and AHP Disclosure Schedules, and (b) discuss in good faith appropriate further detail to be added in connection with the description of services included in the Schedules to the TSSA (provided that neither the pricing in respect of any such services nor the methodology for any additional services set forth in the Schedules shall be amended without the prior written consent of each of the Parties). Each Party will use commercially reasonable efforts to limit the amount of time needed for any such Transitional Shared Space Agreement or additional services provided pursuant to this Section 5.19; provided, however, that, each Party shall provide such transitional services where the other Party demonstrates a reasonable need for such accommodations. In addition, the Parties shall negotiate in good faith and agree upon service schedules and/or amendments to one or more Ancillary Agreements to provide for “reverse services” from the SES/IA Business to Leidos and its Affiliates in connection with the preparation Tax Returns and financial statements for fiscal years 2025 and 2026; provided, that, the cost of any such reverse services shall be calculated on the same cost plus rate as set forth in the TSSA.

5.20 Certain Additional Covenants. Prior to the Closing, Leidos shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (a) cause the SES/IA Business to resolve the matters described on Schedule 5.20 of the Leidos Disclosure Schedules, (b) keep the AHP Entities promptly informed of all material developments with respect thereto (including providing copies of material written correspondence with third parties or Governmental Authorities relating thereto, to the extent not prohibit by applicable Law, contract or privilege), and (c) consult with the AHP Entities in good faith prior to taking any material action or material decision with respect to the resolution of any matter described on Schedule 5.20 of the Leidos Disclosure Schedule, including by considering in good faith any reasonable comments and suggestions made by the AHP Entities in good faith; provided, however, that, the foregoing constitutes Leidos’ only obligations under this Section 5.20, and the resolution of any matter described on Schedule 5.20 of the Leidos Disclosure Schedules shall not be a condition to Closing.

5.21 Monthly Informational Updates. From and after the date of this Agreement and prior to the Closing, Leidos shall use commercially reasonable efforts to provide the AHP Entities with a written summary, no later than thirty (30) days following the end of each calendar month, of (a) any new Leidos Shared Corporate Contract, and (b) any new SES/IA Business Guarantees (if any) entered into by Leidos or any of its Subsidiaries during such month. Any such summary may be provided in the form of a list and shall include reasonable accompanying detail, and may be included with any other periodic reporting customarily provided by Leidos in connection with the Contemplated Transactions, including by email, and shall be subject to any applicable Law, contractual confidentiality restrictions and privilege considerations; provided, that, Leidos may provide such information on an “outside counsel only” basis and/or in redacted form to the extent reasonably necessary to address such restrictions. For the avoidance of doubt, this Section 5.21 is for informational purposes only and shall not be construed to require the AHP Entities’ consent to any such Leidos Shared Corporate Contract or SES/IA Business Guarantee or to modify Leidos’ rights and obligations under this Agreement with respect to Leidos Shared Corporate Contracts or SES/IA Business Guarantees, except as otherwise expressly contemplated by Section 5.5(r) and Section 5.16.

5.22 Alternative Governing Document of JV HoldCo Entity. The Parties acknowledge that, during the period between the date hereof and the Closing, (a) the Parties shall negotiate in good faith and agree upon any changes to the Governance Agreement that are reasonably necessary to facilitate an alternative form of entity of JV HoldCo that contains the same economic and governance terms and conditions as set forth in the Form of Governance Agreement attached hereto as Exhibit D (with such modifications to the extent reasonably necessary or appropriate to reflect the alternative organizational form of JV HoldCo and consistent with Section 2.1 and such other mutually-agreeable changes as denoted in Exhibit D), and (b) the Parties shall make such conforming changes to this Agreement and the Ancillary Agreements as are reasonably necessary to reflect the foregoing.

5.23 New SES/IA Subcontracts. From the date hereof through the Closing Date, the Parties shall (i) negotiate on an arms’ length basis and in good faith an amendment to each New SES/IA Subcontract; provided, that, the pricing, term and similar principal commercial terms and conditions (excluding in respect of indemnification, limitations or liability or similar provisions) of each New SES/IA Subcontract shall not be subject to such negotiation, and (ii) use commercially reasonable efforts to agree upon and execute such amendment; provided, that, any such amendment shall be conditioned upon the occurrence of the Closing and shall not become effective prior to the Closing Date. Leidos shall not, and shall cause its Subsidiaries not to, amend any New SES/IA Subcontract in a manner that is materially adverse to the SES/IA Business without the prior written consent of the AHP Entities (not to be unreasonably withheld, conditioned or delayed); provided, that, the foregoing restriction shall not apply to any amendment required by applicable Law or by the prime Contract to which such New SES/IA Subcontract relates.

ARTICLE 6

Additional Covenants

6.1 Public Announcements. No Party shall, and each Party shall cause its respective Subsidiaries, Affiliates and Representatives not to, issue any press release or otherwise make any public statements or similar public disclosures with respect to this Agreement, including the terms hereof, and the Contemplated Transactions, except (a) with the prior written consent of the other Party; or (b) to the extent required by applicable Law or the rules of any securities exchange on which a Party’s or a Party’s Affiliates securities are traded (in which case the Party issuing such press release or making such public statement or other disclosure shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other Party reasonable time to comment on such release, statement or disclosure in advance of its issuance or disclosure and will consider in good faith the advice and comments of such other Party with respect thereto; provided, that, the foregoing right to review and comment shall not delay or prevent the filing of any disclosure required by Applicable Laws, regulations, accounting principles or the rules of any securities exchange on which the securities Leidos or its Affiliates are traded, it being expressly acknowledged that Leidos or its applicable Affiliate shall be permitted to make such filing or disclosure when it deems advisable. Notwithstanding the foregoing, the Parties shall cooperate in good faith to prepare a joint press release to be issued in connection with the execution of this Agreement, the terms of which, in each case, shall be mutually agreed upon by the Parties. Following the issuance of such press release, no Party or any of their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions containing any substantive information in addition to that previously disclosed pursuant to this Section 6.1 without the prior consent of the other Party, except as (a) may be required by Law or the rules or regulations of any exchange to which such Party or its Affiliate is subject, or (b) consistent with any previous public disclosures regarding this Agreement, the Ancillary Agreements and the Contemplated Transactions. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.1, no such limitations will apply to (1) Altaris, LLC or its Affiliates with respect to any non-public communications with their current or prospective limited partners, members, lenders, insurers, investors or their partners, attorneys, accountants, advisors, auditors, financing sources or their agents, or (2) Leidos or its Affiliates with respect to statements on earnings calls and non-public communications with their current or prospective equityholders, members, lenders, insurers, investors or their partners, attorneys, accountants, advisors, auditors, financing sources or their agents. The terms and conditions of this Section 6.1 shall expire upon the Closing (following which Section 14.07 of the Governance Agreement shall apply).

6.2 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Closing Date, the Parties agree to cause JV HoldCo to cause the Analogic Group Companies and the Contributed SES/IA Entities to indemnify and hold harmless all of their respective past and present managers, officers and directors (and any other personnel currently entitled to indemnification by the Analogic Group Companies or the Contributed SES/IA Entities, as applicable, on a similar basis) (collectively, “D&O Indemnitees”) to the same extent such persons are indemnified by the Analogic Group Companies or the Contributed SES/IA Entities, as applicable, as of the date hereof pursuant to (i) the Governing Documents of the Analogic Group Companies or the Contributed SES/IA Entities, as the case may be, or (ii) any agreement set forth on Schedule 6.2(a) of the AHP Disclosure Schedules or Schedule 6.2(a) of the Leidos Disclosure Schedules, as the case may be, between an Analogic Group Company or a Contributed SES/IA Entity, on the one hand, and a D&O Indemnitee, on the other hand, in each case, for acts or omissions occurring at or prior to the Closing Date, and the Parties shall cause JV HoldCo not to, during such six (6) year period, permit any of its Subsidiaries to amend, repeal or modify in a manner adverse to the D&O Indemnitees any provision in such Governing Documents relating to the exculpation or indemnification of the D&O Indemnitees as in effect immediately prior to the Closing Date; provided, further, that, that the Parties shall cause JV HoldCo not to take any of the foregoing actions after the expiration of such six (6) year period with respect to any claim for indemnification that were asserted by any D&O indemnitee prior to such date until the resolution of such claim.

(b) Prior to the Closing, (i) if the existing directors’ and officers’ liability insurance policy terminates upon the Closing, the Analogic Group Companies shall have obtained a prepaid six (6) year tail directors’ and officers’ liability insurance policy (“Analogic D&O Tail Policy”) covering those persons who are, as of the Closing, covered by the Analogic Group Companies’ directors’ and officers’ liability insurance policies on terms not less favorable, in the aggregate, than the Analogic Group Companies’ existing insurance coverage, and (ii) Leidos shall have obtained a prepaid six (6) year tail directors’ and officers’ liability insurance policy (“SES/IA D&O Tail Policy”) covering those persons who are, as of the Closing, covered by the Contributed SES/IA Entities’ directors’ and officers’ liability insurance policies on terms not less favorable, in the aggregate, than the Contributed SES/IA Entities’ existing insurance coverage. Each of the Analogic D&O Tail Policy (if required) and the SES/IA D&O Tail Policy shall be effective as of the Closing.

(c) The Parties hereby acknowledge that the D&O Indemnitees may have certain rights to indemnification, advancement of expenses, and/or insurance provided by or on behalf of the AHP Entities or Leidos, as applicable, and/or their respective Affiliates (collectively, the “Equityholder Indemnitors”). The Parties hereto agree that, from and after the Closing, (i) JV HoldCo, the Analogic Group Companies, and the Contributed SES/IA Entities are the indemnitors of first resort (i.e., their obligations to the D&O Indemnitees are primary and any obligation of any Equityholder Indemnitor to advance expenses or provide indemnification or insurance for the same expenses or liabilities incurred by the D&O Indemnitees is secondary), (ii) JV HoldCo, the Analogic Group Companies, and the Contributed SES/IA Entities will be required to advance the full amount of expenses incurred by each D&O Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Agreement, without regard to any rights each D&O Indemnitee may have against the Equityholder Indemnitors, and (iii) without derogation of the rights and obligations set forth in Article 9 hereof, the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish, and release the Equityholder Indemnitors from any and all claims against the Equityholder Indemnitors for contribution, subrogation, or any other recovery of any kind in respect thereof.

(d) In the event that JV HoldCo, any Analogic Group Company, any Contributed SES/IA Entity, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the Parties shall cause JV HoldCo to use commercially reasonable efforts to cause the successors and assigns of JV HoldCo, any such Analogic Group Company, or any such Contributed SES/IA Entity, as the case may be, to assume (unless assumed automatically by operation of law) and be bound by the obligations set forth in this Section 6.2.

6.3 Tax Matters.

(a) Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the Parties intend that:

(i) the Initial Contributions, taken together, shall be treated as a tax-deferred contribution under Section 351(a) of the Code;

(ii) the InterCo I Contribution, the InterCo II Contribution and the LendCo Contribution shall each be treated as a tax-deferred contribution under Section 351(a) of the Code;

(iii) the Analogic Holding Contribution, taken together with certain cash contributions from LendCo, shall be treated as a tax-deferred contribution under Section 351(a) of the Code;

(iv) the Analogic Corporation Contribution, taken together with certain cash contributions from Analogic Holding, shall be treated as a tax-deferred contribution under Section 351(a) of the Code;

(v) the Equity Purchase shall be treated as taxable sale under Section 1001(a) of the Code;

(vi) the Subsequent Contributions, taken together, shall be treated as a tax-deferred contribution under Section 351(a) of the Code (clauses (i) through (vi), the “Intended Tax Treatment”); and

(vii) the Parties acknowledge and agree that they will file all Tax Returns consistent with the Intended Tax Treatment, and will not make any inconsistent statement or take any inconsistent position on any Tax Return or during the course of any proceeding by any Governmental Authority, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Transfer Taxes. All Transfer Taxes applicable to or resulting from the Contemplated Transactions (excluding the Restructuring and the AHP Pre-Closing Reorganization) shall be borne by JV TopCo, all Transfer Taxes applicable to or resulting from the Restructuring shall be borne by Leidos, and all Transfer Taxes applicable to or resulting from the AHP Pre-Closing Reorganization shall be borne by the AHP Entities. The Parties shall cooperate, at each Party’s own expense, to properly prepare and timely file all Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, shall join in the execution of any such Tax Returns and other documentation.

(c) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on income, gross or net sales, payments or receipts of the SES/IA Entities or the Analogic Group Companies, as applicable, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time), and the amount of other Taxes of the SES/IA Entities or the Analogic Group Companies, as applicable, for a Straddle Period which relate to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Tax Contests.

(i) JV HoldCo shall notify Leidos within five (5) Business Days of JV HoldCo or any of its Affiliates receiving written notice of any Tax audit, notice of deficiency, proposed adjustment, or assessment regarding Leidos Group Taxes (each, a “Leidos Group Tax Contest”). Leidos shall control the handling, disposition and settlement of any Leidos Group Tax Contest at its sole expense, provided that, to the extent any such Leidos Group Tax Contest could reasonably be expected to have an adverse effect on the AHP Entities, JV HoldCo, any of its Subsidiaries or any of their respective Affiliates (including, after the Closing, the SES/IA Entities and the Analogic Group Companies), Leidos shall use commercially reasonable efforts to (i) keep JV HoldCo informed of material developments in, including proposed settlement terms of, such Leidos Group Tax Contest and (ii) consult in good faith with JV HoldCo regarding settlement or compromise of any Leidos Group Tax Contest if settlement or compromise could reasonably be expected to have a disproportionate and adverse effect on the AHP Entities, JV HoldCo, any of its Subsidiaries or any of their respective Affiliates (including, after the Closing, the SES/IA Entities and the Analogic Group Companies). For the avoidance of doubt, none of the AHP Entities, JV HoldCo, any of their Subsidiaries or any of their respective Affiliates (including, after the Closing, the Contributed SES/IA Entities and the Analogic Group Companies) shall have any right to review or access any Tax Return reflecting Leidos Group Taxes or any consent right over the settlement or compromise of any Leidos Group Tax Contest. In the event of a conflict between this Section 6.3(d) and Section 9.4, this Section 6.3(d) shall govern.

(ii) Until the date that the Final Post-Closing Statement is conclusive, final, and binding on the Parties in all respects pursuant to Section 2.4(f), (i) JV HoldCo shall notify the Parties within five (5) Business Days of JV HoldCo or any of its Affiliates receiving written notice of any Tax audit, notice of deficiency, proposed adjustment, or assessment regarding Pre-Closing Income Taxes of any of the SES/IA Entities (each, an “SES/IA Tax Contest”) or Pre-Closing Income Taxes of any of the Analogic Group Companies (each, an “Analogic Group Tax Contest”), and (ii) Leidos shall have exclusive control over the handling, disposition and settlement of any SES/IA Tax Contest, and the AHP Entities shall have exclusive control over the handling, disposition and settlement of any Analogic Group Tax Contest.

(e) Foreign Dual Consolidated Losses. After the Closing Date, JV HoldCo or such other entity that is the parent of the consolidated group that includes the Contributed SES/IA Entities after the Closing (such entity, the “Applicable Group Parent”) shall, with respect to the dual consolidated losses attributable to the SES/IA Entities set forth on Schedule 6.3(e) of the Leidos Disclosure Schedules, use commercially reasonable efforts to (i) timely file, pursuant to Treasury Regulations Section 1.1503(d)-6(f)(2)(iii), a New Domestic Use Agreement (described in Treasury Regulations Section 1.1503(d)-6(d)(1)), (ii) timely satisfy the annual certification reporting requirement described in Treasury Regulations Section 1.1503(d)-6(g), and (iii) not cause, or, to the extent within its control, not permit to occur, any triggering event set forth in Treasury Regulations Section 1.1503(d)-6(e)(1). After the Closing Date, Leidos and its Affiliates shall use commercially reasonable efforts to timely provide the Applicable Group Parent with all information and assistance reasonably requested by the Applicable Group Parent if such information and assistance is required by the Applicable Group Parent to make the filings described in (i) and (ii) of the preceding sentence. The Applicable Group Parent, the AHP Entities and their respective Affiliates shall not bear any Losses with respect to clauses (i) through (iii) of this Section 6.3(e) to the extent any such information is inaccurate, including as a result of the resolution of any Leidos Group Tax Contest, or to the extent Leidos or any of its Affiliates fails to make any filing required under Treasury Regulations Section 1.1503(d)-6.

(f) Tax Cooperation. Following the Closing, and subject in all respects to, including the limitations contained in, Section 6.3(d) and Section 6.3(e), the AHP Parties and Leidos (and their respective Affiliates) shall use commercially reasonable efforts to cooperate with each other and each other’s Affiliates, as and to the extent reasonably requested by the other Party (or such other Party’s Affiliates), in connection with (i) the preparation, filing and execution of Tax Returns of JV HoldCo and its Subsidiaries, (ii) any Tax audit, litigation or other proceeding of JV HoldCo and its Subsidiaries, and (iii) any financial accounting matters related to Taxes and any other items related to Taxes for purposes of finally determining the Final Analogic Contribution Value and the Final SES/IA Contribution Value under Section 2.4. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding during normal business hours and making employees available (as reasonably requested) on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, which information provided following the Closing shall be subject to the disclosure and confidentiality limitations set forth in the Governance Agreement.

6.4 Employees and Employee Benefits.

(a) Employment Transfer.

(i) Leidos shall, and shall cause its applicable Affiliate to, in furtherance of the consummation of the Restructuring, (A) transfer the employment of all SES/IA Business Employees (excluding the Offer Employees, Disability Employees and Delayed Transfer Employees) to a SES/IA Entity, (B) transfer the employment of all Leidos Excluded

Employees, as well as all other employees of SES/IA Entities who are not SES/IA Employees (the “Retained Leidos Employees”), to Leidos or an Affiliate of Leidos that is not an SES/IA Entity, and (C) transfer the employment of all Disability Employees and Delayed Transfer Employees to Leidos or an Affiliate of Leidos that is not an SES/IA Entity, in each case, prior to the Closing.

(ii) JV HoldCo shall, or shall cause its applicable Subsidiary to, offer employment to each Offer Employee no fewer than ten (10) Business Days prior to the Closing Date, and such offer shall comply with the requirements of this Section 6.4(a)(ii) and Section 6.4(b). All such offers of employment shall provide that the Offer Employee’s employment will commence on (but not prior to) the Closing Date, and copies of such offers shall be delivered by JV HoldCo to Leidos no fewer than ten (10) Business Days prior to the Closing Date. Leidos shall not, and shall cause its Subsidiaries and Representatives not to, induce or discourage, or attempt to induce or discourage, any Offer Employee from accepting an offer of employment from any of JV HoldCo or its Subsidiaries. Each Offer Employee who accepts the offer of employment provided pursuant to this Section 6.4(a)(ii) and commences employment with JV HoldCo or its applicable Subsidiary on the Closing Date shall become a “Continuing Employee” for purposes of this Agreement as of the Closing Date.

(iii) No later than ten (10) Business Days prior to the Closing Date, Leidos shall provide JV HoldCo with a list of all Disability Employees. Upon JV HoldCo’s request, Leidos will provide JV HoldCo with such other employment-related information about each Disability Employee as is reasonably necessary for JV HoldCo to prepare an offer of employment, subject to applicable Privacy and Security Laws. JV HoldCo shall, or shall cause its applicable Subsidiary, to offer employment to each Disability Employee who is included on the list delivered by Leidos pursuant to this Section 6.4(a)(iii) no more than ten (10) Business Days following the Closing Date and such offer shall comply with the requirements of this Section 6.4(a)(iii) and Section 6.4(b). All such offers of employment shall provide that the Disability Employee’s employment with JV HoldCo or its applicable Subsidiary will commence on (but not prior to) the date such employee returns to active employment. Each Disability Employee who accepts the offer of employment provided pursuant to this Section 6.4(a)(iii) and commences employment with JV HoldCo or its applicable Subsidiary shall become a “Continuing Employee” for purposes of this Agreement as of the date they commence such employment.

(iv) The Parties shall cooperate in good faith to cause the employment of any Delayed Transfer Employee to transfer to JV HoldCo or one of its Subsidiaries as soon as reasonably practicable following the Closing Date and in accordance with applicable Law and in any event by no later than six (6) months following the Closing Date, unless a later date is mutually agreed upon between the Parties. In the case any Delayed Transfer Employee that remains employed in active status by Leidos or its Affiliates after the Closing Date, the Parties will cooperate in good faith in respect of the provision of such employee’s services to JV HoldCo and its Subsidiaries after the Closing Date. Each Delayed Transfer Employee who accepts the offer of employment provided pursuant to this Section 6.4(a)(iv) and commences employment with JV HoldCo or its applicable Subsidiary shall become a “Continuing Employee” for purposes of this Agreement as of the date they commence such employment.

(b) Employee and Employee Benefit Protections.

(i) During the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date (or, if earlier, the date of termination of the applicable employee), JV HoldCo shall, or shall cause its applicable Subsidiary to, provide each SES/IA Employee who is employed by an SES/IA Entity as of immediately prior to the Closing (each, a “Continuing Employee”) with (A) an annual base salary or base hourly wage rate, as applicable, that is no less favorable than that provided to such Continuing Employee immediately prior to the Closing; (B) target short-term cash incentive compensation opportunities that are substantially similar, in the aggregate, to either (x) the target short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing or (y) the target short-term incentive compensation opportunities provided to similarly situated employees of the Analogic Group Companies; and (C) other employee benefits (excluding equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control, transaction, defined benefit pension, severance and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are substantially similar, in the aggregate, to either (x) the employee benefits (other than Excluded Benefits) that are provided to such Continuing Employee immediately prior to the Closing under the plans set forth on Schedule 3.17(a) of the Leidos Disclosure Schedules or (y) the employee benefits (other than Excluded Benefits) that are provided to similarly situated employees of the Analogic Group Companies. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employee covered by a Labor Contract shall continue to be governed by the applicable Labor Contract until its modification, expiration or termination in accordance with its terms and applicable Law.

(ii) With respect to any Benefit Plan made available by JV HoldCo or its subsidiaries to Continuing Employees on or after the Closing Date, JV HoldCo shall, and shall cause its applicable Subsidiary to, use commercially reasonable efforts to waive all pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, their spouses or their dependents.

(iii) With respect to each Continuing Employee, JV HoldCo shall, or shall cause its applicable Subsidiary to, (A) credit such Continuing Employee with such employee’s period of service to Leidos, the SES/IA Entities, and their respective Affiliates prior to the Closing for purposes of vesting, eligibility to participate and with respect to paid time off accrual under any Analogic Benefit Plan in which such Continuing Employee is eligible to participate on or after the Closing Date to the same extent and for the same purpose as such service was recognized under analogous SES/IA Benefit Plan as of the Closing Date (provided, that the foregoing shall not apply to the extent it would result in a duplication of benefits or compensation for the same period of service or with respect to any Excluded Benefits) and (B) to the extent reflected in Closing SES/IA Net Working Capital, credit such Continuing Employee with any accrued but unused paid time off under the applicable paid time off program of Leidos or its Affiliates as of immediately prior to the Closing for purposes of a paid time off program of JV HoldCo or its applicable Subsidiary.

(iv) To the extent any paid time off is required to be paid out under applicable Law, in connection with the transfers or terminations of employment contemplated by Section 6.4(a), Leidos or its Affiliate shall promptly pay out such amounts in accordance with applicable Law.

(v) As of or as soon as administratively practicable following the Closing Date, JV HoldCo shall, or shall cause its applicable Subsidiary to, cover each Continuing Employee located in the United States under one or more defined contribution plans and trusts which shall be intended to qualify under Section 401(a) of the Code (each, a “401(k) Plan”) in accordance with the eligibility requirements of such 401(k) Plan. As soon as practicable following the Closing Date (and in accordance with the terms of the applicable 401(k) Plan), JV HoldCo or its applicable Subsidiary shall use commercially reasonable efforts to cause such Continuing Employees to be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the applicable SES/IA Retained Plan to the applicable 401(k) Plan in the form of cash and participant loan notes for loans in existence prior to Closing. The Parties shall take all commercially reasonable actions necessary to permit such rollovers as promptly as practicable. For the avoidance of doubt, the contribution of any such eligible rollover distributions must be at the request of the Continuing Employee and shall not be automatic.

(vi) The Parties hereby agree that any Disability Employee who (A) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (B) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a SES/IA Retained Plan that is a long-term disability plan unless and until such employee is no longer disabled in accordance with the terms of such SES/IA Retained Plan.

(c) Employee Liabilities.

(i) JV HoldCo and its Subsidiaries shall assume or retain, as applicable, all Liabilities relating to (A) the Continuing Employees, (B) Disability Employees, (C) Delayed Transfer Employees, and (D) the SES/IA Assumed Plans, in each case, regardless of when such Liabilities arise. For the avoidance of doubt, JV HoldCo shall reimburse Leidos and its Affiliates promptly for all reasonable, out-of-pocket and documented costs incurred by Leidos or its Affiliates related to the Disability Employees and the Delayed Transfer Employees upon receipt of periodic billing for such amounts.

(ii) Except for services expressly provided in the TSSA, Leidos and its Affiliates shall assume or retain, as applicable, all Liabilities relating to (A) Retained Leidos Employees and (B) SES/IA Retained Plans, in each case, regardless of when such Liabilities arise, including with respect to any SES/IA Business Employee’s or any SES/IA Entity’s participation in such plan prior to the Closing Date and COBRA continuation coverage to all individuals, other than Continuing Employees, who are “M&A qualified beneficiaries” (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9).

(iii) JV HoldCo and its Subsidiaries shall assume (a) all Liabilities relating to any Offer Employee who does not receive an offer of employment made in accordance with the requirements set forth in Section 6.4(a)(ii) (provided, that, Leidos or its applicable Affiliate must deliver a termination of employment notice to such Offer Employee on or prior to the Closing Date), and (b) all Liabilities relating to any Offer Employee who receives an offer of employment from JV HoldCo or one of its Subsidiaries in accordance with the requirements set forth in Section 6.4(a)(ii) (whether or not such Offer Employee accepts such offer of employment).

(d) Cooperation; Information Sharing.

(i) Prior to the Closing, Leidos and the AHP Entities and their Affiliates shall comply in all material respects with, and cooperate in connection with, any respective legal or contractual requirements to provide notice or information to, bargain with, or consult with, any labor union, works council, labor organization or employee representative, which is representing any Continuing Employee, or any applicable labor tribunal, in connection with the consummation of the transactions contemplated by this Agreement.

(ii) Following the Closing, Leidos, the AHP Entities, JV HoldCo and their respective Affiliates shall cooperate in good faith to facilitate the administration of their respective Benefit Plans and to facilitate the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the applicable Party to manage, administer, finance and file required reports with respect to such administration, in each case, subject to applicable Privacy and Security Laws. Without limiting the foregoing, JV HoldCo shall, or shall cause its applicable Subsidiary, to notify Leidos as soon as administratively practicable in the event that any of the individuals identified on Schedule 6.4(d)(ii) of the Leidos Disclosure Schedules (A) experiences a “separation from service,” within the meaning of Section 409A of the Code, or (B) such other “permissible payment events,” within the meaning of Section 409A of the Code and the rules and regulations promulgated thereunder, applicable to such individuals under the terms of the applicable SES/IA Retained Plan, to the extent Leidos notifies JV HoldCo of such permissible payment events prior to the Closing Date.

(e) Visas. Leidos and its Affiliates shall use commercially reasonable efforts to ensure that any SES/IA Employee who is a foreign national who requires a visa in order to work for Leidos or its Affiliate in such individual’s current position may continue to work in such position as a Continuing Employee.

(f) Termination of Benefit Plan. The AHP Entities shall, or shall cause their Affiliates to, terminate the Analogic Benefit Plans identified on Schedule 6.4(f) of the AHP Disclosure Schedules as soon as practicable following the date hereof (and in no event later than the Closing Date).

(g) No Third-Party Beneficiaries. The provisions of this Section 6.4 are not intended to, and shall not, (i) be treated as an establishment, amendment, or other modification of any Benefit Plan, or other benefit or compensation plan, program, policy, Contract, agreement, or arrangement of Leidos, the AHP Entities, any Analogic Group Company, JV HoldCo or any of their respective Affiliates; (ii) confer upon any Persons not a Party, including, without limitation, any Continuing Employee, Offer Employee, Disability Employee or Delayed Transfer Employee, any rights or remedies, including continued employment, any particular term or condition of employment, or any third-party beneficiary rights or remedies; or (iii) limit the ability of Leidos, the AHP Entities, any Analogic Group Company, JV HoldCo or any of their respective Affiliates to modify, amend, or terminate any Benefit Plan, or any other benefit or compensation plan, program, policy, Contract, agreement, or arrangement at any time.

6.5 Representation and Warranty Insurance. Effective as of the date hereof, Leidos shall have obtained the conditionally bound Leidos RWI Policy. The Leidos RWI Policy shall expressly provide at all times that (i) the insurer thereof shall unconditionally and irrevocably waive, and agree not to pursue, directly or indirectly, any and all rights of subrogation, contribution, assignment, or otherwise, in connection with this Agreement and the transactions contemplated hereby, against the AHP Entities or any of its or their respective Affiliates, or any of its or their respective past or present equityholders, officers, directors, employees, agents, successors or assigns (collectively, the “AHP Related Parties”), except against an AHP Entity in the event of Fraud by such AHP Entity (and the Fraud of one Person shall not be imputed to any other Person) (the “AHP Subrogation Waiver”) and (ii) the AHP Related Parties are express third party beneficiaries of the AHP Subrogation Waiver and are entitled to enforce its terms. Leidos shall also provide the AHP Entities with a copy of the executed Leidos RWI Policy promptly following issuance. Leidos shall not amend, terminate, waive or modify the Leidos RWI Policy, in whole or in part, in a manner that would materially and adversely affect the AHP Entities without the prior written consent of the AHP Entities (it being understood and agreed that any amendment, termination, waiver or modification to the AHP Subrogation Waiver or any provisions of the Leidos RWI Policy affecting the AHP Subrogation Waiver shall be deemed to materially and adversely affect the AHP Entities).

6.6 [Reserved].

6.7 Wrong Pockets. If and to the extent that it is determined after the Closing (a) that legal title to or beneficial or other interest in all or part of any Non-SES/IA Business Assets or the obligation of any Non-SES/IA Business Liability is held by the Contributed SES/IA Entities (or JV HoldCo or any of its Subsidiaries), or (b) that legal title to or beneficial or other interest in all or part of any SES/IA Business Assets (including amounts due and payable pursuant to any invoice arising out of the SES/IA Business) or SES/IA Business Liabilities (including, for the avoidance of doubt, the Retained Restructured SES/IA Business Assets, Retained Restructured SES/IA Business Liabilities, Other Contributed Assets, or Other Contributed Liabilities) are held by Leidos or any of its Subsidiaries, in each case, the Parties shall (and shall cause JV HoldCo to), promptly upon the written request of JV HoldCo or Leidos, as applicable, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them, for no consideration other than the assumption of related Liabilities, to Leidos or a Subsidiary thereof or to JV HoldCo or a Subsidiary thereof, as applicable, (ii) complete all such further acts or things as may be reasonably necessary in order to transfer such assets or Liabilities or the relevant interests in or obligations to them to Leidos or a Subsidiary thereof or to JV HoldCo or a Subsidiary thereof, as applicable, and (iii) hold the relevant asset (or part thereof), or relevant interest in the asset, or the relevant Liability, or obligation thereto, in trust for Leidos or a Subsidiary thereof or JV HoldCo or a Subsidiary thereof, as applicable (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset or transfer the Liability to Leidos or a Subsidiary thereof or to JV HoldCo or a Subsidiary thereof, as applicable.

6.8 Use of Leidos Trademarks.

(a) After the Closing, neither JV HoldCo nor any of its Subsidiaries shall have any rights in or to the Leidos Trademarks, except as expressly provided in this Section 6.8 and subject to the terms and conditions hereof. The SES/IA Business may temporarily continue to use the Leidos Trademarks following the Closing Date, solely to the extent not prohibited by applicable Law, and solely to the extent and in the same manner as used by the SES/IA Business prior to the Closing Date, so long as JV HoldCo shall, and shall cause each of its Subsidiaries to, (a) immediately after the Closing Date cease to hold itself and each other such entity out as having any affiliation with Leidos or any of its Subsidiaries (excluding JV HoldCo and its Subsidiaries), (b) use the Leidos Trademarks with goods and services and otherwise in a manner associated, in each case, with at least as high a degree of quality as immediately prior to the Closing Date, and (c) use commercially reasonable efforts to minimize and eliminate use of the Leidos Trademarks by the SES/IA Business from and after the Closing Date; provided, that as soon as reasonably practicable after the Closing Date (and in any event within eighteen (18) months thereafter) JV HoldCo shall, and shall cause each of its Subsidiaries to, (x) cease and discontinue use, of all Leidos Trademarks and (y) complete the removal of the Leidos Trademarks from all products, signage, properties, vehicles, equipment, facilities, business cards, signs, websites, email, computer software, systems, technical information and promotional or other marketing materials and other assets (e.g., schedules, stationary, packaging materials, manuals, and forms); provided, further, that products of the SES/IA Business in finished goods inventory (to the extent the same bear any of the Leidos Trademarks on or within eighteen (18) months of the Closing Date) may be disposed of without remarking in the ordinary course of business until the date that is twenty-four (24) months following the Closing Date or until the supply is exhausted, whichever is the first to occur; provided, further, that to the extent a particular use by JV HoldCo or any of its Subsidiaries of a Leidos Trademark is required by applicable Law or is necessary to maintain the necessary Permits to continue to manufacture, commercialize, distribute or sell SES/IA Business products, JV HoldCo or such of its Subsidiaries shall be permitted to continue to use such Leidos Trademark for such use solely to the extent and for such period as such use is required by applicable Law so long as JV HoldCo and each of its applicable Subsidiaries uses commercially reasonable efforts to cease use of such Leidos Trademark throughout such period of use, including to obtain any approvals or notifications required to cease such use.

(b) Any and all goodwill that arises from use of the Leidos Trademarks by JV HoldCo or any of its Subsidiaries shall inure solely to the benefit of Leidos or its Subsidiaries (excluding JV HoldCo and its Subsidiaries), as applicable.

(c) The Parties hereto acknowledge and agree that, as a result of the historic use by the SES/IA Business and the Non-SES/IA Business of the Leidos Trademarks, including as corporate names, in connection with products and marketing materials, and otherwise, Leidos, its Subsidiaries and the Contributed SES/IA Entities have historically been associated with the Leidos Trademarks. Notwithstanding JV HoldCo’s or its Subsidiaries’ rights to use the Leidos Trademarks as set forth in Section 6.8(a), JV HoldCo and its Subsidiaries will cooperate in good faith to address any confusion or other issues that may arise in connection with JV HoldCo’s or its Subsidiaries’ use of or historic association with the Leidos Trademarks, including the re-brand and transition away from significant Trademark usage of the Leidos Trademarks prior to the end of the periods set forth in Section 6.8(a).

6.9 Entity Name Changes. JV HoldCo shall, and shall cause each Contributed SES/IA Entity to, promptly following the Closing and in any event within ninety (90) days thereafter, change the legal name of each such Contributed SES/IA Entity to remove any reference to “Leidos” (including any abbreviation, variation or derivation thereof); provided, that the foregoing shall not apply to any Contributed SES/IA Entity (a) for so long as such Contributed SES/IA Entity receives services under the TSSA, and (b) for any Contributed SES/IA Entity that is the prime contractor pursuant to any Government Contract, pending completion of necessary novation or name change procedures, it being understood and agreed that, with respect to the foregoing clause (a), the parties shall consult in good faith to determine the appropriate timing following the Closing in order to effectuate name change(s) of such entities taking into account the then-current provision of services under the TSSA. JV HoldCo shall deliver to Leidos written evidence reasonably satisfactory to Leidos of such name changes within five (5) Business Days after completion of each such change.

6.10 Restrictive Covenants.

(a) Non-Competition.

(i) During the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, Leidos shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, engage in or own any Restricted Business anywhere in the world (the “Restricted Territory”).

(ii) Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall prohibit, limit or restrict Leidos or any of its Affiliates from:

(A) being a passive owner of limited partnership interests (or comparable interests) of any investment fund, account or other collective investment vehicle (including any parallel or alternative investment vehicle) managed, advised, promoted or sponsored by any other Person;

(B) without limiting the foregoing clause (b)(i), being a passive owner of ten percent (10.0%) or less of the outstanding equity interests of any of any Person (it being agreed that such an investment shall not qualify as passive in the event that Leidos or any of its Subsidiaries has representation on the board of directors or similar governing body of such Person);

(C) acquiring or investing in any Person or business that directly derives from a Restricted Business twenty percent (20%) or less of its total annual gross revenues (measured based on the fiscal year of such Person or business ended prior to the date of the definitive agreement with respect to such acquisition or investment), and thereafter engaging in or owning such Person or business;

(D) acquiring or investing in any Person or business that directly derives from a Restricted Business in excess of twenty percent (20%) of its total annual gross revenues (measured based on the fiscal year of such Person or business ended prior to the date of the definitive agreement with respect to such acquisition or investment) and, subject to the following proviso, thereafter engaging in or owning such Person or business; provided, that, within one year of such acquisition or investment Leidos (or its applicable Subsidiary) enters into a definitive agreement to divest itself of a portion of the assets or operations of such Person or business so acquired that are engaged in a Restricted Business so as to reduce the total annual gross revenues of such acquired Person or business directly derived from a Restricted Business to twenty percent (20%) or less of its total annual gross revenues (measured, as of the applicable time of determination, based on the prior fiscal year of such Person or business); or

(E) acquiring or investing in any equity interest in any Person through any employee benefit plan of Leidos or any of its Affiliates.

(iii) For purposes hereof, the term:

(A) “Competing Products” means: (1) the following end-products developed or manufactured by or on behalf of the SES/IA Business as of the Closing Date or the Analogic Business as of the date of this Agreement: cabin baggage scanners (X-ray) for carry-on baggage, hold baggage scanners (CT/X-ray) for checked baggage, body scanners (millimeter wave) for passengers, radiation portal monitors, automated tray return systems, trace detection scanners for explosive, narcotic and chemical agents or residues; (2) other non-intrusive security and inspection end-products manufactured by or on behalf of the SES/IA Business as of the Closing Date; and (3) any other similar end-products that are meant to replace or serve as an alternative to, such end-products referred to in clauses (1) and (2); and

(B) “Restricted Business” means the business of developing or manufacturing (whether directly or through the use of third parties) Competing Products in the Restricted Territory as of the Closing Date (excluding, for the avoidance of doubt, the provision of services (including installation, deployment, maintenance, and integrator services) that involve Competing Products, including after-market services).

(b) Non-Solicitation.

(i) During the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date, Leidos shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment (whether as an employee, consultant or otherwise), offer to hire or engage, hire, employ, engage or enter into any employment or consulting agreement with any employee or service provider (in a capacity similar to full-time employment) of JV HoldCo or any of its Subsidiaries; provided, that, this prohibition shall not apply to (i) the solicitation or hiring of any such individual who has been terminated by JV HoldCo or any of its Subsidiaries, (ii) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of JV HoldCo or any of its Subsidiaries or (iii) hiring or engaging any person who was not employed by or providing services (in a capacity similar to full-time employment) to JV HoldCo or its Affiliates for six (6) months prior to such hiring or engagement.

(ii) The AHP Entities shall comply with the covenants set forth on Schedule 6.10(b)(ii) of the AHP Disclosure Schedules, as applicable.

(c) Notwithstanding anything to the contrary in this Agreement, (i) in the event (A) that all or substantially all of the business, assets or operations of Leidos are transferred to any third party after the date hereof or (B) if Control of Leidos is transferred to, or acquired by, any third party after the date hereof, and the third party acquirer or transferee, as applicable, directly or indirectly engages in or owns a Restricted Business, the prohibitions in this Section 6.10 shall not apply to such acquirer or transferee or its Affiliates; provided, that, Leidos shall continue to be bound by the provisions in this Section 6.10 as to the operations of Leidos and its Subsidiaries following such transfer or acquisition, as applicable; provided, further, that, such proviso shall not prohibit, limit or restrict any internal reorganization of Leidos or its Subsidiaries or any disposition of Subsidiaries otherwise permitted under clause (ii), (ii) none of the provisions of this Section 6.10 shall prohibit, limit or restrict the disposition of a Subsidiary of Leidos and none of the provisions of this Section 6.10 shall apply to any such Subsidiary (or the acquirer thereof or such acquirer’s Affiliates) following the consummation of such disposition (and, for the avoidance of doubt, the proviso in the foregoing clause (i) shall not apply to any divested Subsidiary), (iii) none of the provisions of this Section 6.10 shall prohibit, limit or restrict Leidos or any of its Affiliates from (A) performing under any Contract or owning or operating any other asset that constitutes an SES/IA Business Asset which is not transferred, conveyed or assigned to JV HoldCo or one of its Subsidiaries on Closing Date (subject to Section 5.6(d)), or (B) complying with its obligations, or enforcing its rights, under this Agreement or the Ancillary Agreements, and (iv) none of the activities of any distributor, agent, representative, service provider or other third party commercial partner of Leidos or any of its Subsidiaries shall be deemed a breach of this Section 6.10 (other than any activities taken upon the express direction or authorization of Leidos or any of its Subsidiaries for its own benefit in breach of this Section 6.10). Notwithstanding anything herein, for purposes of this Section 6.10, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of a majority of the voting securities of such Person, by contract or otherwise; provided, that, “Control” shall not be deemed to be “transferred to, or acquired by” any Person solely as a result of (x) ordinary course purchases or sales of securities of Leidos Parent in the public securities markets, (y) the acquisition of securities by any passive institutional investor, index fund, or similar investor that does not seek to influence the management or policies of Leidos Parent, or (z) any acquisition of securities that does not result from a tender offer, merger, consolidation, or similar business combination transaction.

(d) Notwithstanding anything to the contrary set forth herein:

(i) in the event of a breach of any of the provisions of this Section 6.10 (the “Restrictive Covenants”), JV HoldCo and its Affiliates (including the Contributing AHP Party and the Contributed SES/IA Entities) shall, without limitation of any other available remedy, be entitled to (A) have the Restrictive Covenants specifically enforced by any of the Specified Courts and (B) have issued an injunction restraining any such breach (or threatened breach) without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material damage to JV HoldCo and its Affiliates (including the Contributing AHP Party and the Contributed SES/IA Entities), the amount of which cannot be readily determined and as to which neither JV HoldCo nor any of its Affiliates (including the Contributing AHP Party and the Contributed SES/IA Entities) will have any adequate remedy at law or in damages, and if either the Contributing AHP Party or JV HoldCo is obliged to resort to the courts for the enforcement of any of the covenants contained in this Section 6.10, such applicable covenant shall be extended for a period of such breach, if any, which extension shall commence on the later of (x) the date on which the original (unextended) term of such covenant is scheduled to terminate and (y) the date of the final court order (without further right of appeal) enforcing such covenant;

(ii) it is the desire and intent of the parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought (A) and if any Restrictive Covenant shall be finally adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent (and only to such extent) necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full force and effect without regard to invalid portions, and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made, and (B) for any Restricted Territory that is part of the European Union, the restrictions in Section 6.10(a) shall end on the third (3rd) anniversary of the Closing Date; and

(iii) the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the SES/IA Business and are reasonable and valid in geographical and temporal scope.

(e) Leidos Parent hereby guarantees to JV HoldCo and its Subsidiaries (including the Contributed SES/IA Entities) and their respective successors and assigns, absolutely, unconditionally and irrevocably, the full, prompt and complete performance by Leidos of the obligations of Leidos pursuant to this Section 6.10 (the “Relevant Obligations”). Leidos Parent waives any and all notice of the renewal, extension, modification or accrual of any Relevant Obligations or acceptance of this guarantee. This guarantee shall be a continuing, absolute, irrevocable and unconditional guarantee of performance, and is in no way conditioned or contingent upon any other condition or contingency. Notwithstanding anything set forth in this Section 6.10(e) to the contrary, this guarantee shall remain in full force and effect until the earlier of (i) the expiration of the Restricted Period, and (ii) the date that Leidos Parent ceases to Control Leidos. No failure on the part of JV HoldCo to exercise, and no delay in exercising, any rights or power (including those hereunder) shall operate as a waiver thereof or a waiver of any other rights or power and shall in any way affect or impair this guarantee, nor shall any single or partial exercise by JV HoldCo of any rights or power (including those hereunder) preclude any other further exercise thereof or exercise of any other rights or power.

ARTICLE 7

Conditions to Obligations to Close

7.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may, subject to applicable Law, be waived, in whole or in part, by any Party in its sole discretion):

(a) Governmental Approvals. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, with respect to the Contemplated Transactions shall have expired or been earlier terminated, and (ii) all consents and approvals of Governmental Authorities listed on Schedule 7.1(a) of the Leidos Disclosure Schedules and Schedule 7.1(a) of the AHP Disclosure Schedules shall have been obtained.

(b) No Prohibitions. No Law or Order shall have been entered, enacted, or promulgated by a Governmental Authority of competent jurisdiction and shall be in effect that prevents the consummation of the Contemplated Transactions.

(c) Restructuring. The Restructuring shall have been consummated in accordance with the terms and conditions of Section 5.6.

(d) Debt Financing. The Debt Financing shall have been obtained.

7.2 Conditions to the AHP Entities’ Obligation to Close. The obligation of the AHP Entities to consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may, subject to applicable Law, be waived, in whole or in part, by the AHP Entities in their sole discretion):

(a) Representations and Warranties. The (i) representations and warranties of Leidos set forth in Article 3 (other than the Leidos Fundamental Representations, the Leidos Capitalization Representations and the representations and warranties of Leidos set forth in Section 3.10(e)) shall be true and correct in all respects, without regard or giving effect to any “Material Adverse Effect”, “material” or other similar qualifications contained in them, as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except if the failure of any such representation and warranty referred to in this clause (i) to be so true and correct has not had, or would not reasonably be expected to have, a Material Adverse Effect, (ii) Leidos Fundamental Representations shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (iii) Leidos Capitalization Representations shall be true and correct in all respects (except for any de minimis inaccuracy therein) as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and (iv) representations and warranties of Leidos set forth in Section 3.10(e) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, as though made on and as of each such date.

(b) Compliance with this Agreement. Leidos shall have duly performed and complied in all material respects with all obligations, covenants, agreements, and conditions required by this Agreement to be performed or complied with by Leidos at or before the Closing.

(c) Closing Deliverables. Leidos shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 2.3(d) with respect to the Closing.

7.3 Conditions to Leidos’ Obligation to Close. The obligation of Leidos to consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may, subject to applicable Law, be waived, in whole or in part, by Leidos in its sole discretion):

(a) Representations and Warranties. The (i) representations and warranties of the AHP Entities set forth in Article 4 (other than the AHP Fundamental Representations, the AHP Capitalization Representations and the representations and warranties of the AHP Entities set forth in Section 4.10(e)) shall be true and correct in all respects, without regard or giving effect to any “Material Adverse Effect”, “material” or other similar qualifications contained in them, as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except if the failure of any such representation and warranty referred to in this clause (i) to be so true and correct has not had, or would not reasonably be expected to have, a Material Adverse Effect, (ii) AHP Fundamental Representations shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (iii) AHP Capitalization Representations shall be true and correct in all respects (except for any de minimis inaccuracy therein) as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and (iv) representations and warranties of the AHP Entities set forth in Section 4.10(e) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, as though made on and as of each such date.

(b) Compliance with this Agreement. The AHP Entities shall have duly performed and complied in all material respects with all obligations, covenants, agreements, and conditions required by this Agreement to be performed or complied with by the AHP Entities at or before the Closing.

(c) Closing Deliverables. The AHP Entities shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 2.3(c) with respect to the Closing.

ARTICLE 8

Termination

8.1 Termination. This Agreement and the Contemplated Transactions may be terminated or abandoned at any time before the Closing Date:

(a) by the mutual written consent of the Parties;

(b) by either of the AHP Entities, on the one hand, or Leidos, on the other, by giving written notice to the other if the Closing shall not have occurred on or before the date that is six (6) months after the date of this Agreement (as such date may be extended pursuant to the terms and conditions of this Article 8, the “Termination Date”); provided, however, that, if the Closing shall not have occurred by such date and all of the conditions to Closing have been satisfied or shall be capable of then being satisfied, other than the conditions set forth in Section 7.1(a) or Section 7.1(b) (and with respect to Section 7.1(a) as a result of an Antitrust Law or a Foreign Direct Investment Law or, with respect to Section 7.1(b), as a result of an Order arising under an Antitrust Law or a Foreign Direct Investment Law), then the Termination Date shall be automatically extended, without the requirement of further action by any Party, for a period of three (3) additional months; provided, further, that, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party to this Agreement who is in material violation or breach of any of their representations, warranties, obligations or covenants set forth in this Agreement such that either of the conditions to Closing set forth in Sections 7.2(a) and 7.2(b) in the case of Leidos and Sections 7.3(a) and 7.3(b) in the case of the AHP Entities would not be satisfied;

(c) by the AHP Entities, by giving written notice to Leidos:

(i) if Leidos breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing condition set forth in Section 7.2(a) or Section 7.2(b) and (B) has not been cured by Leidos (if capable of cure) prior to the earlier of (x) the Business Day immediately prior to the Termination Date, and (y) twenty (20) Business Days after Leidos’ receipt of written notice of such breach from the AHP Entities, but only so long as the AHP Entities are not then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing condition set forth in Section 7.3(a) or Section 7.3(b); or

(ii) if any Governmental Authority of competent jurisdiction shall have issued any final and non-appealable Law or Order prohibiting or enjoining the Contemplated Transactions; provided, that, the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to the AHP Entities if the material breach of any covenant or agreement of this Agreement by the AHP Entities has principally caused the imposition of such Law or Order; or

(d) by Leidos, by giving written notice to the AHP Entities:

(i) if the AHP Entities breach any of their representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing condition set forth in Section 7.3(a) or Section 7.3(b) and (B) has not been cured by the AHP Entities (if capable of cure) prior to the earlier of (x) the Business Day immediately prior to the Termination Date, and (y) twenty (20) Business Days after the AHP Entities’ receipt of written notice of such breach from Leidos, but only so long as Leidos is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing condition set forth in Section 7.2(a) or Section 7.2(b); or

(ii) if any Governmental Authority of competent jurisdiction shall have issued any final and non-appealable Law or Order prohibiting or enjoining the Contemplated Transactions; provided, that, the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to Leidos if the material breach of any covenant or agreement of this Agreement by Leidos has principally caused the imposition of such Law or Order.

8.2 Obligations Upon Termination. In the event of the termination or abandonment of this Agreement in accordance with Section 8.1, written notice thereof shall be given by the terminating Party to the other Party (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any Party. If this Agreement shall be terminated pursuant to Article 8, then no Party shall have any further liability or obligation to the other except for willful and intentional breach by such Party prior to the time of such termination. Notwithstanding the foregoing, the obligations of the Parties under the Confidentiality Agreement and under Section 6.1, this Section 8.2, and Article 10 (in each case including any related defined terms) shall survive such termination.

ARTICLE 9

No Survival; Indemnification

9.1 No Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement (except those contained in Sections 3.23 and 4.23, respectively) shall terminate and be of no further force and effect as of the Closing and shall not survive the Closing for any purpose and thereafter, except in the case of Fraud, there shall be no liability (whether in contract or in tort, in law or equity, or granted by statute) on the part of, nor shall any claim be made by, any Party hereto or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party hereto or any of their respective Affiliates in respect of any covenant or agreement to be performed or to apply prior to the Closing; provided, that the indemnity for Leidos Group Taxes shall survive for the statute of limitations applicable to the underlying Tax plus sixty (60) days. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms.

9.2 Leidos Indemnification Obligations. Subject to the provisions of this Article 9, effective as of and after the Closing Date, Leidos shall, without duplication, indemnify, defend and hold harmless JV HoldCo Indemnified Parties from and against any and all Losses incurred or suffered by any of JV HoldCo Indemnified Parties to the extent arising out of or relating to any Excluded Assets or Excluded Liabilities.

9.3 JV HoldCo Indemnification Obligations. Subject to the provisions of this Article 9, effective as of and after the Closing Date, JV HoldCo shall indemnify, defend and hold harmless the Investor Indemnified Parties from and against, without duplication, any and all Losses incurred or suffered by any of the Investor Indemnified Parties to the extent arising out of or relating to any Assumed Liabilities.

9.4 Indemnification Procedures.

(a) Third-Party Claims.

(i) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Person liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that, the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(ii) Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third-Party Claim (or sooner if notice of the Third-Party Claim so requires), to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, that, the Indemnifying Party may not, without the Indemnified Party’s written consent, assume such defense to the extent (i) the Third-Party Claim is in respect of any matter involving criminal liability, (ii) the Indemnified Party is also a party to such Third-Party Claim and the Indemnified Party has been advised in writing by outside counsel that there are one or more legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party, (iii) upon petition by the Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim, or (iv) the Third-Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnified Party or any of its Affiliates; provided, further, that, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.4(a)(ii), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence and shall use commercially reasonable efforts in the defense or settlement of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that, such settlement or judgment does not (i) impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder, and (ii) involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Party, and the Indemnifying Party shall (x) pay or cause to be paid all amounts in such settlement or judgment and (y) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Parties potentially affected by such Third-Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld; provided, that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.

(b) Direct Claims.

(i) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii) The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in its investigation and make available to the Indemnifying Party such information, assistance and materials as the Indemnifying Party or any of its professional advisors may reasonably request (provided that the Indemnified Party shall not be required to provide any information the disclosure of which is prohibited or restricted under applicable Law or is the subject of any legal privilege or work-product protection; provided, that the Indemnified Party shall use commercially reasonable efforts to provide access to such matters or documents referred to in the foregoing clause in a manner that does not result in a waiver of such privilege or work-product protection or a violation of such or Law). If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) This Section 9.4 shall not apply to any Third-Party Claim in respect of Taxes, which shall be governed exclusively by Section 6.3(d).

9.5 Exclusive Remedy. Except in the case of Fraud or with respect to the matters covered by Section 10.12, each Party acknowledges and agrees that, following the Closing, (a) each Party’s sole and exclusive remedy with respect to any and all claims arising under or relating to a breach of any representation or warranty set forth in this Agreement shall be solely against the Leidos RWI Policy or any representation or warranty insurance policy obtained by the AHP Entities (if any), as applicable, and, for the avoidance of doubt, the foregoing shall apply even if (i) any such policy is never obtained or revoked, cancelled or modified after issuance, or (ii) any AHP Entity or Leidos (or an Affiliate thereof), as applicable, makes a claim under any such insurance policy that is denied in whole or in part by the applicable insurer(s), and (b) the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of each Party, respectively, and their respective Affiliates, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, Environmental Laws (including the Comprehensive Environmental Response, Compensation and Liability Act) or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with the subject matter of Section 9.2. Nothing contained in this Section 9.5 shall prejudice or preclude any indemnification claims of the Parties under the TSSA.

9.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Article 9, all Losses shall be net of any third-party insurance and indemnity proceeds that are actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). The intent of this provision is merely to avoid “double counting” and not to otherwise limit any right to recover for such Loss in excess thereof.

9.7 Limitation of Liability. No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of Losses resulting from the same individual claim or series of related claims. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of state of facts giving rise to such Liability constituting a breach of more than covenant or agreement.

ARTICLE 10

Miscellaneous

10.1 Expenses. All costs, fees and expenses incurred by each Party in connection with this Agreement, the Ancillary Agreements, and the Contemplated Transactions, including all Transaction Expenses, shall be borne and paid by the Party incurring such costs and expenses; provided, that, (a) the Parties shall equally bear the cost of all of the filing fees under the HSR Act and other Antitrust Laws and Foreign Direct Investment Laws and under any such other Laws applicable to the Parties; (b) JV HoldCo will bear all of the costs, fees and expenses incurred (i) in connection with the Debt Financing or (ii) in connection with the negotiation and execution of any post-Closing employment and other compensation arrangements for employees, consultants and other service providers of JV HoldCo and its Subsidiaries; (c) Leidos will bear all of the costs, fees, and expenses incurred in connection with the consummation of the Restructuring; and (d) the Parties shall bear the cost of any Third Party Approval Expense in accordance with Section 5.2(a) and Section 5.6(d).

10.2 Amendments and Waivers. This Agreement may be amended, modified or supplemented only in a writing signed by each of the Parties; provided that Sections 10.2, 10.6, 10.11 and 10.20 to the extent that they relate to the Debt Financing Sources, may not be amended in a manner that is adverse in any material respect to any Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement without prior written consent of any such Debt Financing Sources. No failure or delay on the part of any Party to exercise any right, power or remedy of such Party hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as set forth in the final paragraph of each of Section 5.4 and Section 5.5, no waiver by a Party of any condition or breach of any term, covenant, representation or warranty or other provision contained in this Agreement shall be effective unless in writing signed by such Party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty or other provision contained herein.

10.3 Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the receiving Party (otherwise on the next Business Day) (so long as a receipt of such electronic mail is requested and affirmatively received (i.e. not automatically generated)), (c) on the next Business Day if sent by an overnight delivery service, or (d) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to the Contributing AHP Entity or Selling AHP Entity, addressed as follows:

c/o Altaris, LLC

31 W. 52nd Street, 17th Floor

New York, NY 10019

Attention: Charles Mullens

Email:

With a copy, in each case, to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David Feirstein; Laura Sullivan; Heath Mayo

Email: david.feirstein@kirkland.com; laura.sullivan@kirkland.com; heath.mayo@kirkland.com

(b)	If to Leidos, addressed as follows:

Leidos Holdings, Inc.

1750 Presidents Street

Reston, VA 20190

Attention: Dan Antal, Executive Vice President and General Counsel

Email:

With a copy to (which shall not constitute notice):

Leidos Holdings, Inc.

1750 Presidents Street

Reston, VA 20190

Attention: Adam J. Sheipe; Henrique Canarim

Email:

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Epstein; Colum J. Weiden

Email: steven.epstein@friedfrank.com; colum.weiden@friedfrank.com or to such other individual or address as a Party may designate for itself by notice given as herein provided.

10.4 Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation, warranty, covenant or obligation contained in this Agreement or to create any covenant or obligation except to the extent explicitly provided for in this Agreement. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of each Party. The Disclosure Schedules have been prepared to correspond to and qualify specific numbered paragraphs of sections of this Agreement as set forth therein; provided, however, that, any disclosure in the Disclosure Schedules corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party or its respective Subsidiaries and Affiliates, as the case may be, to the extent the relevance of such disclosure to such other paragraph or section is reasonably apparent on the face of such disclosure. The inclusion of any cross-references to any schedule, section or subsection of the Disclosure Schedules, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. Certain information set forth in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and any additional matters are included solely for informational purposes. Inclusion of any information or any matter in the Disclosure Schedules shall not be deemed an admission of liability with respect to the matters covered by the information, imply that such information or matter is or is not material to the Analogic Group Companies or the SES/IA Business, as applicable, imply that such information or matter is or is not in the ordinary course of business, imply that such information or matter constitutes or would reasonably be expected to result in a Material Adverse Effect on the Analogic Group Companies or the SES/IA Business, as applicable, by the criteria set forth in this Agreement, or imply that disclosure of any such information or matter is required under any Laws or by any Governmental Authority. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in any Disclosure Schedules is or is not material for purposes of this Agreement. Disclosure in the Disclosure Schedules of any allegations with respect to any alleged failure to perform, or breach or default of, a contractual or other duty or obligation is not an admission that such has in fact occurred. Nothing in the Disclosure Schedules shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. The information contained in the Disclosure Schedules is in all events subject to the Confidentiality Agreement. The Parties acknowledge that the Disclosure Schedules constitute a part of this Agreement and are subject to the provisions hereof. Any attachments to the Disclosure Schedules form an integral part of the Disclosure Schedules and are thereby incorporated by reference for all purposes as if set forth fully therein.

10.5 Successors and Assigns; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any Party at any time, whether or not by operation of law, without the prior written consent of the other Parties, and any attempted assignment without the required consent shall be void; provided that any Party shall have the right to assign this Agreement and to delegate any of its rights or duties hereunder to one or more of its Affiliates without consent; provided, further, that notice of such assignment together with a fully executed copy of the instrument of assignment shall be delivered to the other Parties promptly following the execution and delivery thereof. No assignment will relieve the assigning Party of any of its obligations hereunder.

10.6 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except (a) as expressly set forth in Section 6.2(a), Section 10.17 and Section 10.18, and (b) Section 10.2, Section 10.6, Section 10.11 and Section 10.20, in each case to the extent they relate to the Debt Financing Sources, which shall also be for the benefit of the Debt Financing Sources, each of which is hereby intended to be an express third-party beneficiary thereof, no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any right, remedy, claim, liability, reimbursement or cause of action under or with respect to this Agreement or any provision of this Agreement.

10.7 No Recourse.

(a) Notwithstanding any other provision of this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (including any alleged representation or warranty made in, in connection with, or as an inducement to this Agreement), or the subject matter hereof or thereof may only be brought against the Parties, except in the case of Fraud. No Nonparty Person shall have any liability (whether in law or equity or arising in contract, tort, statute, other applicable Law or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement, the negotiation, execution or performance of this Agreement or the subject matter hereof or thereof (including any representation or warranty alleged to be made in, in connection with, or as an inducement to this Agreement), except in the case of Fraud. Each Party agrees not to assert or threaten to assert any claim with respect to, arising from or related to this Agreement, or the negotiation, execution or performance of this Agreement against any Nonparty Person and hereby irrevocably waives any and all claims against any Nonparty Person with respect to, arising from or related to the this Agreement or the negotiation, execution or performance of this Agreement, other than as expressly set forth in this Agreement.

(b) For purposes of this Section 10.7, “Nonparty Persons” means all Persons who are not expressly named as a Party, including all past, present or future Affiliates, equityholders, controlling Persons, partners, members, directors, managers, general or limited partners, officers, employees, agents, attorneys, advisors, financiers, assignees and other Representatives of the Parties and of such Parties’ respective past, present or future Affiliates (or any former, current or future Affiliates, equityholders, controlling Persons, partners, members, directors, managers, general or limited partners, officers, employees, agents, attorneys, advisors, financiers, assignees or other representatives of any of the foregoing).

(c) The terms of this Section 10.7 are intended to be in addition to the rights otherwise available to the Nonparty Persons by applicable Law or other Contracts, as applicable, and shall operate for the benefit of, and shall be enforceable by, the Nonparty Persons and their respective heirs and Representatives, each of whom is an intended third party beneficiary of this Section 10.7.

10.8 Entire Understanding. The exhibits, schedules and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement, the Ancillary Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings among the Parties regarding the subject matter hereof and thereof.

10.9 Applicable Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware, including with respect to statutes of limitations.

10.10 Jurisdiction of Disputes. In the event any Party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Ancillary Agreement or any matters described or contemplated herein or therein, the Parties hereby (a) agree that any litigation, proceeding or other legal action shall be instituted exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute or declines to exercise jurisdiction over such dispute, then any federal court sitting in New Castle County, or in the event (and only in the event) that such federal court does not have subject matter jurisdiction over such dispute or declines to exercise jurisdiction over such dispute, then any

Delaware State court sitting in New Castle County (such courts, including appellate courts therefrom, the “Specified Courts”); (b) agree that in the event of any such litigation, proceeding or action, the Parties will consent and submit to personal jurisdiction in the applicable Specified Court and to service of process upon them in accordance with the rules and statutes governing service of process in and for the Specified Courts; (c) agree to waive, to the full extent permitted by law, any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such Specified Court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 10.3 for communications to such Party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law. The Parties further agree that any judgment entered in the Specified Court may be enforced in any court of competent jurisdiction.

10.11 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Ancillary Agreements is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Ancillary Agreements, or the Contemplated Transactions (including any litigation involving the Debt Financing Sources under the Debt Financing). Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each Party understands and has considered the implications of this waiver; (c) each Party makes this waiver voluntarily; and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11. The provisions of this Section 10.11 shall be enforceable by each Debt Financing Source.

10.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy; provided, that, the Parties shall be entitled to assert that no breach or threatened breach has occurred. Each of the Parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the Contemplated Transactions, and without such right, neither of the Parties would have entered into this Agreement or the Ancillary Agreements.

10.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Parties acknowledge and agree that they are sophisticated parties, have reviewed the terms of this Agreement and the Ancillary Agreements, engaged counsel and advisors as they have each determined necessary to fully understand their respective rights and obligations hereunder and thereunder, and accordingly, no agreement, provision, condition, waiver, representation, warranty, acknowledgement or other term hereof or thereof shall be deemed unenforceable or otherwise inoperable for lack of conspicuousness or emphatic text.

10.15 Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the U.S. ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.

10.16 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

10.17 AHP Legal Representation.

(a) Each of the Parties acknowledges that Kirkland & Ellis LLP (the “AHP Transaction Counsel Firm”) currently serves as counsel to the AHP Entities and the Analogic Group Companies, and may in the future serve as counsel to the AHP Entities and one or more equityholders of the AHP Entities or any of their or JV HoldCo’s or the Analogic Group Companies’ respective directors, officers, employees, or other representatives (collectively, “AHP Future Clients”), including in connection with matters relating to the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Agreements and the consummation of the Contemplated Transactions. There may come a time after the Closing when the interests of AHP Future Clients and the Analogic Group Companies may no longer be aligned or when, for any reason, any AHP Future Client, the AHP Transaction Counsel Firm or the Analogic Group Companies believe that such AHP Transaction Counsel Firm cannot or should no longer represent one or more AHP Future Clients and/or the Analogic Group Companies. The Parties understand and specifically agree that the AHP Transaction Counsel Firm may withdraw from representing the Analogic Group Companies after the Closing and represent one or more AHP Future Clients, even if the interests of any such AHP Future Clients and/or the interests of the Analogic Group Companies are or may be directly adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Ancillary Agreements or the Contemplated Transactions, and even though the AHP Transaction Counsel Firm may have represented the Analogic Group Companies in a matter substantially related to such dispute or may be handling ongoing matters for JV HoldCo or any of its Affiliates (including after the Closing, the Analogic Group Companies), and the Parties hereby, and shall (to the extent of their respective control over JV HoldCo and its Subsidiaries) cause JV HoldCo and its Subsidiaries to, consent thereto and waive any conflict of interest arising therefrom. In connection with the foregoing, Leidos, on behalf of itself and its controlled Affiliates, each hereby irrevocably waive and agree not to assert, and agree (to the extent of Leidos’ control of JV HoldCo) to cause JV HoldCo and its Subsidiaries (including, after the Closing, the Analogic Group Companies) to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with the AHP Transaction Counsel Firm’s (A) prior representation of the AHP Entities and the Analogic Group Companies, and (B) representation of any AHP Future Client prior to and after the Closing. Leidos, on behalf of itself and its controlled Affiliates, further consent and agree to, and agree to cause JV HoldCo and its Subsidiaries (including, after the Closing, the Analogic Group Companies) to consent and agree to, the communication or transfer by the AHP Transaction Counsel Firm, the AHP Entities or any other AHP Future Client in connection with any representation of any fact, document or other information known to the AHP Transaction Counsel Firm or in the AHP Transaction Counsel Firm’s possession arising by reason of the AHP Transaction Counsel Firm’s representation of the AHP Entities and/or the Analogic Group Companies prior to the Closing.

(b) Each of the Parties further agrees that all communications and documents exchanged in any form or format whatsoever between or among any of the AHP Transaction Counsel Firm, the AHP Entities, one or more equityholders of the AHP Entities, the Analogic Group Companies, or any of their respective directors, officers, employees or other Representatives (in each case, in their respective capacities as such), that relate in any way to the consideration, negotiation, documentation, and consummation of the Agreement, any of the Ancillary Agreements, or the Contemplated Transactions or any alternative transaction or any dispute arising under or relating to any of the foregoing (collectively, the “AHP Deal Communications”) shall be deemed to be retained and owned solely by the AHP Entities, shall be controlled solely by the AHP Entities, and shall not pass to or be claimed by Leidos or JV HoldCo or any of their respective Affiliates. All AHP Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “AHP Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the AHP Entities, shall be controlled solely by the AHP Entities, and shall not pass to or be claimed by Leidos, JV HoldCo or any of their respective Affiliates. Neither the AHP Entities nor the AHP Transaction Counsel Firm shall have any duty whatsoever to reveal or disclose any AHP Deal Communications, AHP Privileged Deal Communications or files to JV HoldCo or any of its Subsidiaries by reason of any attorney-client relationship between the AHP Transaction Counsel Firm and the Analogic Group Companies or otherwise. In the event that JV HoldCo or the Analogic Group Companies are legally required by Order to produce any AHP Deal Communications or AHP Privileged Deal Communications in their possession, JV HoldCo shall immediately (and in any event, within two (2) Business Days) notify the AHP Entities in writing (including by making specific reference to this section) so that the AHP Entities can seek a protective order or take other appropriate action, and Leidos agrees to cause JV HoldCo and its Subsidiaries to use all commercially reasonable efforts to assist therewith. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between JV HoldCo or any of its Affiliates, on the one hand, and a third party other than any AHP Future Client, on the other hand, JV HoldCo may assert the attorney-client privilege, the attorney work product doctrine or any other privilege or protection to prevent the disclosure of the AHP Privileged Deal Communications to such third party; provided, however, that, JV HoldCo may not waive such privilege without the prior written consent of the AHP Entities.

(c) To the extent that files or other materials maintained by the AHP Transaction Counsel Firm constitute property of its clients, only the AHP Entities shall hold such property rights with respect to any such file or materials that relate in any way to the consideration, negotiation, documentation, and consummation of the Agreement, any of the Ancillary Agreements, or the Contemplated Transactions or any alternative transaction or any dispute arising under or relating to any of the foregoing, and the AHP Transaction Counsel Firm shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between the AHP Transaction Counsel Firm, on the one hand, and the Analogic Group Companies, on the other hand.

(d) Prior to the Closing, the AHP Entities, their equityholders, and any of their respective directors, officers, employees, or other representatives, are permitted to take any action to protect from access or remove from the premises of the Analogic Group Companies (or any offsite back-up or other facilities) any AHP Deal Communications or AHP Privileged Deal Communications (but only to the extent that such documents do not concern any other subject matter), including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any AHP Deal Communications or AHP Privileged Deal Communications (any such action, an “AHP Permitted Removal”). However, it may not be practicable or cost-effective to undertake an AHP Permitted Removal, or to remove all AHP Deal Communications or AHP Privileged Deal Communications that may exist in the Analogic Group Companies’ files and electronic servers and databases. In the event that any AHP Deal Communication or AHP Privileged Deal Communication (including any copy, backup, image or other form or version or electronic vestige of any portion of such material) remains accessible to or discoverable or retrievable by JV HoldCo or any of its Subsidiaries (after the Closing) (each, an “AHP Residual Communication”), the Parties shall (to the extent of their respective control over JV HoldCo and its Subsidiaries) cause JV HoldCo and its Subsidiaries (after the Closing) to not intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any AHP Residual Communication for any purpose. Leidos, together with any of its respective controlled Affiliates, successors or assigns, agrees not to (i) assert that the privilege has been waived as to the AHP Privileged Deal Communications or the subject matter of such material that may be located in the records or electronic servers and databases (or in the knowledge of the officers and employees) of JV HoldCo or the Analogic Group Companies, (ii) assert that Leidos or JV HoldCo have the right to waive the attorney-client or other privilege with respect to such material or the subject matter contained in it, or (iii) seek to obtain the AHP Deal Communications or the AHP Privileged Deal Communications, directly or indirectly, from the AHP Transaction Counsel Firm or any other Person.

(e) This Section 10.17 is for the benefit of any AHP Future Client and the AHP Transaction Counsel Firm, and the AHP Transaction Counsel Firm is an express third-party beneficiary of this Section 10.17. This Section 10.17 shall be irrevocable, and no term of this Section 10.17 may be amended, waived or modified without the prior written consent of the AHP Entities and the AHP Transaction Counsel Firm.

10.18 Leidos Legal Representation.

(a) Each of the Parties acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP and DLA Piper LLP (UK) (each, a “Leidos Transaction Counsel Firm”) currently serves as counsel to Leidos and the SES/IA Business, and may in the future serve as counsel to Leidos and one or more of its Subsidiaries or Affiliates or any of their respective directors, officers, employees, or other representatives (collectively, “Leidos Future Clients”), including in connection with matters relating to the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Agreements and the consummation of the Contemplated Transactions. There may come a time after the Closing when the interests of Leidos Future Clients and the Contributed SES/IA Entities may no longer be aligned or when, for any reason, any Leidos Future Client, a Leidos Transaction Counsel Firm or the Contributed SES/IA Entities believe that such Leidos Transaction Counsel Firm cannot or should no longer represent one or more Leidos Future Clients and/or the Contributed SES/IA Entities. The Parties understand and specifically agree that a Leidos Transaction Counsel Firm may withdraw from representing the Contributed SES/IA Entities after the Closing and represent one or more Leidos Future Clients, even if the interests of any such Leidos Future Clients and/or the interests of the Contributed SES/IA Entities are or may be directly adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Ancillary Agreements or the Contemplated Transactions, and even though such Leidos Transaction Counsel Firm may have represented the Contributed SES/IA Entities in a matter substantially related to such dispute or may be handling ongoing matters for JV HoldCo or any of its Affiliates (including after the Closing, the Contributed SES/IA Entities), and the Parties hereby, and shall (to the extent of their respective control over JV HoldCo and its Subsidiaries) cause JV HoldCo and its Subsidiaries to, consent thereto and waive any conflict of interest arising therefrom. In connection with the foregoing, the AHP Entities, on behalf of themselves and their controlled

Affiliates, hereby irrevocably waives and agrees not to assert, and agrees to cause JV HoldCo and its Subsidiaries (including, after the Closing, the Contributed SES/IA Entities) to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with a Leidos Transaction Counsel Firm’s (A) prior representation of Leidos and the Contributed SES/IA Entities, and (B) representation of any Leidos Future Client prior to and after the Closing. The AHP Entities, on behalf of themselves and their controlled Affiliates, further consent and agrees to, and agree to cause JV HoldCo and its Subsidiaries (including, after the Closing, the Contributed SES/IA Entities) to consent and agree to, the communication or transfer by any Leidos Transaction Counsel Firm, Leidos, or any other Leidos Future Client in connection with any representation of any fact, document or other information known to such Leidos Transaction Counsel Firm or in such Leidos Transaction Counsel Firm’s possession arising by reason of such Leidos Transaction Counsel Firm’s representation of JV HoldCo and/or the Contributed SES/IA Entities prior to the Closing.

(b) Each of the Parties further agrees that all communications and documents exchanged in any form or format whatsoever between or among any of a Leidos Transaction Counsel Firm, Leidos, one or more of its Subsidiaries or Affiliates, the Contributed SES/IA Entities, or any of their respective directors, officers, employees or other Representatives (in each case, in their respective capacities as such), that relate in any way to the consideration, negotiation, documentation, and consummation of the Agreement, any of the Ancillary Agreements, or the Contemplated Transactions or any alternative transaction or any dispute arising under or relating to any of the foregoing (collectively, the “Leidos Deal Communications”) shall be deemed to be retained and owned solely by Leidos, shall be controlled solely by Leidos, and shall not pass to or be claimed by the AHP Entities, JV HoldCo or any of their respective Affiliates. All Leidos Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Leidos Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Leidos, shall be controlled solely by Leidos, and shall not pass to or be claimed by the AHP Entities, JV HoldCo or any of their respective Affiliates. Neither Leidos nor any Leidos Transaction Counsel Firm shall have any duty whatsoever to reveal or disclose any Leidos Deal Communications, Leidos Privileged Deal Communications or files to JV HoldCo or any of its Subsidiaries by reason of any attorney-client relationship between such Leidos Transaction Counsel Firm and the Contributed SES/IA Entities or otherwise. In the event that JV HoldCo or the Contributed SES/IA Entities are legally required by Order to produce any Leidos Deal Communications or Leidos Privileged Deal Communications in their possession, JV HoldCo shall immediately (and in any event, within two (2) Business Days) notify Leidos in writing (including by making specific reference to this section) so that Leidos can seek a protective order or take other appropriate action, and the AHP Entities agree to cause JV HoldCo and its Subsidiaries to use all commercially reasonable efforts to assist therewith. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between JV HoldCo or any of its Affiliates, on the one hand, and a third party other than any Leidos Future Client, on the other hand, JV HoldCo may assert the attorney-client privilege, the attorney work product doctrine or any other privilege or protection to prevent the disclosure of the Leidos Privileged Deal Communications to such third party; provided, however, that, JV HoldCo may not waive such privilege without the prior written consent of Leidos.

(c) To the extent that files or other materials maintained by a Leidos Transaction Counsel Firm constitute property of its clients, only Leidos shall hold such property rights with respect to any such file or materials that relate in any way to the consideration, negotiation, documentation, and consummation of the Agreement, any of the Ancillary Agreements, or the Contemplated Transactions or any alternative transaction or any dispute arising under or relating to any of the foregoing, and such Leidos Transaction Counsel Firm shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between such Leidos Transaction Counsel Firm, on the one hand, and the Contributed SES/IA Entities, on the other hand.

(d) Prior to the Closing, Leidos, its Subsidiaries or Affiliates, and any of their respective directors, officers, employees, or other representatives, are permitted to take any action to protect from access or remove from the premises of the Contributed SES/IA Entities (or any offsite back-up or other facilities) any Leidos Deal Communications or Leidos Privileged Deal Communications (but only to the extent that such documents do not concern any other subject matter), including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Leidos Deal Communications or Leidos Privileged Deal Communications (any such action, a “Leidos Permitted Removal”). However, it may not be practicable or cost-effective to undertake a Leidos Permitted Removal, or to remove all Leidos Deal Communications or Leidos Privileged Deal Communications that may exist in the Contributed SES/IA Entities’ files and electronic servers and databases. In the event that any Leidos Deal Communication or Leidos Privileged Deal Communication (including any copy, backup, image or other form or version or electronic vestige of any portion of such material) remains accessible to or discoverable or retrievable by JV HoldCo or any of its Subsidiaries (after the Closing) (each, a “Leidos Residual Communication”), the Parties shall (to the extent of their respective control over JV HoldCo and its Subsidiaries) cause JV HoldCo and its Subsidiaries (after the Closing) to not intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Leidos Residual Communication for any purpose. The AHP Entities, together with any of its respective controlled Affiliates, successors or assigns, agrees not to (i) assert that the privilege has been waived as to the Leidos Privileged Deal Communications or the subject matter of such material that may be located in the records or electronic servers and databases (or in the knowledge of the officers and employees) of JV HoldCo or the Contributed SES/IA Entities, (ii) assert that the AHP Entities or JV HoldCo have the right to waive the attorney-client or other privilege with respect to such material or the subject matter contained in it, or (iii) seek to obtain the Leidos Deal Communications or the Leidos Privileged Deal Communications, directly or indirectly, from a Leidos Transaction Counsel Firm or any other Person.

(e) This Section 10.18 is for the benefit of any Leidos Future Client and each Leidos Transaction Counsel Firm, and each Leidos Transaction Counsel Firm is an express third-party beneficiary of this Section 10.18. This Section 10.18 shall be irrevocable, and no term of this Section 10.18 may be amended, waived or modified without the prior written consent of Leidos and each Leidos Transaction Counsel Firm.

10.19 Releases.

(a) Effective as of the Closing, the AHP Entities, on behalf of themselves and their past, present, and future controlled Affiliates and each of their respective successors and assigns (all of the foregoing Persons, collectively, the “AHP Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges (i) each of the Analogic Group Companies and their respective Affiliates, (ii) all past, present, and future equity holders, directors, officers, employees, members, and managers of the foregoing, and (iii) all of the successors or assigns of any of the foregoing Persons in the immediately preceding clauses (i) and (ii) (all of the foregoing Persons in the immediately preceding clauses (i) through (iii), collectively, the “AHP Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, “Claims”) that any of the AHP Releasing Parties ever had, now has, or ever may have or claim to have against any of the AHP Released Parties for or by reason of any matter, circumstance, event, action, inaction, omission, cause, or thing whatsoever, in each case arising from any cause, matter, or event occurring prior to the Closing and, in each case, with respect to the ownership, management, supervision, and operation of the Analogic Group Companies (collectively, the “AHP Released Claims”). Notwithstanding the foregoing, the release provided under this Section 10.19(a) will not release the AHP Released Parties from (A) any of their obligations under the post-Closing covenants or obligations expressly set forth in this Agreement or pursuant to any Ancillary Agreement, (B) any Claim for Fraud on the part of such AHP Released Party or (C) any Claim against any employees of the Analogic Group Companies (in their capacity as such) for intentional misconduct or fraud. The AHP Releasing Parties covenant not to commence any Action against the AHP Released Parties with respect to any AHP Released Claims. The AHP Releasing Parties hereby waive any right or claim that might arise because of the discovery of new or additional facts in the future relating to the AHP Released Claims. The AHP Releasing Parties have been made aware of, and understand, the provisions of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The AHP Releasing Parties hereby waive all rights, benefits, and protections under California Civil Code Section 1542 and under any other state or federal statute or common law principle limiting the scope of a general release.

(b) Effective as of the Closing, Leidos, on behalf of itself and its past, present, and future controlled Affiliates and each of their respective successors and assigns (all of the foregoing Persons, collectively, the “Leidos Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges (i) each of the Contributed SES/IA Entities (ii) all past, present, and future equity holders, directors, officers, employees, members, and managers of the foregoing, and (iii) all of the successors or assigns of any of the foregoing Persons in the immediately preceding clauses (i) and (ii) (all of the foregoing Persons in the immediately preceding clauses (i) through (iii), collectively, the “Leidos Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all Claims that any of the Leidos Releasing Parties ever had, now has, or ever may have or claim to have against any of the Leidos Released Parties for or by reason of any matter, circumstance, event, action, inaction, omission, cause, or thing whatsoever, in each case arising from any cause, matter, or event occurring prior to the Closing and, in each case, with respect to the ownership, management, supervision, and operation of the Contributed SES/IA Entities (collectively, the “Leidos Released Claims”). Notwithstanding the foregoing, the release provided under this Section 10.19(b) will not release the Leidos Released Parties from (A) any of their obligations under the post-Closing covenants or obligations expressly set forth in this Agreement or pursuant to any Ancillary Agreement, (B) any Claim for Fraud on the part of such Leidos Released Party or (C) any Claim against any employees of the Contributed SES/IA Entities (in their capacity as such) for intentional misconduct or fraud. The Leidos Releasing Parties covenant not to commence any Action against the Leidos Released Parties with respect to any Leidos Released Claims. The Leidos Releasing Parties hereby waive any right or claim that might arise because of the discovery of new or additional facts in the future relating to the Leidos Released Claims. The Leidos Releasing Parties have been made aware of, and understand, the provisions of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Leidos Releasing Parties hereby waive all rights, benefits, and protections under California Civil Code Section 1542 and under any other state or federal statute or common law principle limiting the scope of a general release.

10.20 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Leidos, on behalf of itself and its Subsidiaries, hereby:

(a) agrees that any action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter, Fee Letter(s) and the definitive agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court;

(b) agrees that any such action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing;

(c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court;

(d) agrees that service of process upon such party, Leidos or its Subsidiaries in any such action shall be effective if notice is given in accordance with this Agreement;

(e) agrees that none of the Debt Financing Sources shall have any liability to Leidos or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 10.20), the Debt Commitment Letter or any of the transactions contemplated hereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and Leidos (on behalf of itself and its Subsidiaries) agrees not to commence any action against any Debt Financing Source with respect to the foregoing; and

(f) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.20 and such provisions or the definitions of “Debt Financing Sources” shall not be amended in any way that is adverse to any of the Debt Financing Sources without the prior written consent of the relevant Debt Financing Sources to the Debt Commitment Letter. Notwithstanding the foregoing, nothing in this Section 10.20 shall in any way limit or modify the rights and obligations of the AHP Entities under this Agreement or any Debt Financing Source’s obligations to the AHP Entities under the Debt Commitment Letter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLING AHP ENTITY:

ANLG INTERMEDIATE COMPANY, LLC

By:	/s/ Charles Mullens
Name: Charles Mullens
Title: Authorized Signatory

CONTRIBUTING AHP ENTITY:

AHP-ANLG IV, LLC

By:	/s/ Charles Mullens
Name: Charles Mullens
Title: Authorized Signatory

LEIDOS:

LEIDOS, INC.

By:	/s/ Dan Antal
Name: Daniel J. Antal
Title: Executive Vice President and General Counsel

LEIDOS PARENT:

SOLELY FOR PURPOSES OF SECTION 6.10(e):

LEIDOS HOLDINGS, INC.

By:	/s/ Dan Antal
Name: Daniel J. Antal
Title: Executive Vice President and General Counsel